Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

HomeTrust Bank Asheville, North Carolina Conversion Valuation Appraisal Report Valued as of December 21, 2011 Prepared By Feldman Financial Advisors, Inc. Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

December 21, 2011

Board of Directors

HomeTrust Bank

10 Woodfin Street

Asheville, North Carolina 28802

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of HomeTrust Bank (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to HomeTrust Bancshares, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Application”) with the Office of the Comptroller of the Currency (“OCC”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Silver, Freedman & Taff, LLP, and the Bank’s independent auditor, Dixon Hughes Goodman LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

HomeTrust Bank

December 21, 2011

Page Two

It is our opinion that, as of December 21, 2011, the estimated aggregate pro forma market value of the Bank was within a range (the “Valuation Range”) of $125,800,000 to $170,200,000 with a midpoint of $148,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $195,730,000. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 12,580,000 shares, a midpoint of 14,800,000 shares, a maximum of 17,020,000 shares, and an adjusted maximum of 19,573,000 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted, Feldman Financial Advisors, Inc.

Trent R. Feldman President

Michael S. Green Principal

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i

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LIST OF TABLES

ii

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INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of HomeTrust Bank (“HomeTrust” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to HomeTrust Bancshares, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Bank’s filing of the Application for Conversion with the Office of the Comptroller of the Currency (“OCC”). Our estimate of the pro forma market value of HomeTrust is expressed in the form of a range (“Valuation Range”) based on accepted regulatory guidelines.

In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, Dixon Hughes Goodman LLP, the audited financial statements of the Bank’s operations for the years ended June 30, 2010 and 2011. We also reviewed and discussed with management other financial matters of the Bank. Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.

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We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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The Valuation Range reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF HOMETRUST BANK

General Overview

HomeTrust Bank is a federally chartered mutual savings bank with its official headquarters in Clyde, North Carolina, however the majority of its operations are conducted from a larger branch office and operations center in Asheville, North Carolina. After the completion of the conversion, HomeTrust’s headquarters will be Asheville, North Carolina. HomeTrust was originally founded in 1926 as the Clyde Savings Bank and changed its name to HomeTrust Bank in 2003. The Bank operates through a coalition of seven bank divisions (“Partnership Banks”), HomeTrust Bank, Cherryville Federal Bank, Home Savings Bank, Industrial Federal Bank, Rutherford County Bank, Shelby Savings Bank and Tryon Federal Bank, collectively comprising the HomeTrust Banking Partnership, as a community-oriented financial institution offering traditional financial services to consumers and businesses in its primary market area. Each bank that has joined the HomeTrust Banking Partnership continues to operate with its name, continuing local management, board of directors and employees to retain their separate identities within the communities served.

All of the Partnership Banks, with the exception of the one-branch Rutherford County Bank which was a de novo started by HomeTrust in 2007, were products of mutual merger transactions of well established thrifts, founded as early as 1905 (Shelby Savings Bank), that HomeTrust completed since 1996. At September 30, 2011, the Bank had total assets of $1.6 billion, net loans of $1.3 billion, total deposits of $1.3 billion, and equity capital of $168.2 million or 10.44% of total assets. The Bank is subject to extensive regulation by the OCC, the successor chartering agency to the Office of Thrift Supervision (“OTS”), and by the Federal Deposit Insurance Corporation (“FDIC”), as its deposit insurer. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

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HomeTrust is primarily engaged in the business of attracting deposits from the general public and using those funds, along with borrowed funds, to originate loans secured primarily by first and second mortgages on one- to four-family residences (including home equity loans and land/lot loans), and commercial real estate loans, construction and land development loans and municipal leases.

The Bank conducts its lending and deposit activities primarily with individuals and small businesses in its primary market areas, which consist of the Greater Asheville Area, comprised of the Asheville, North Carolina Metropolitan Statistical Area (“MSA”) and its surrounding counties of Jackson, McDowell, Polk, Rutherford, Transylvania, and Yancey counties (HomeTrust has branches and lending relationships in both Polk and Rutherford counties), and Davidson and Rockingham counties in the Piedmont region of North Carolina. The Bank estimates that approximately 85% of its business is derived from the counties of Buncombe, Haywood and Henderson within the Asheville MSA. HomeTrust operates eleven branch offices located in the Greater Asheville Area and three branches located in the counties of Cleveland and Gaston which are contiguous to Greater Asheville Area heading east toward Charlotte, North Carolina. The Bank also has three offices in Davidson County and three branches in the Greensboro-High Point MSA (Rockingham County) in the Piedmont region of North Carolina.

The Bank has one operating subsidiary, Western North Carolina Service Corporation (“WNCSC”). WNCSC was formed own and operate several office buildings in the Asheville area which are leased to the Bank and other tenants. In addition, WNCSC owns approximately

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$150,000 of stock in an unrelated title insurance company and $84,000 of stock in an unrelated mortgage reinsurance company. The Bank’s investment in WNCSC approximated $767,000 at September 30, 2011.

The Bank experienced significant growth over the past decade through organic growth and acquisitions of other mutual savings institutions. At the end of calendar 2000, the Bank had total assets of $621.2 million and ten branch locations. By September 30, 2011, the Bank had expanded its total assets to approximately $1.6 billion and operated 20 branch offices. The Bank’s asset growth over this time period was aided by the acquisition of Home Savings Bank SSB of Eden (“Home”) in March 2005 ($108 million in assets), Industrial Federal Savings Bank (“Industrial”) in January 2010 ($168 million in assets) and Cherryville Federal Savings and Loan (“Cherryville”) in October 2010 ($101 million in assets).

Historically, the Bank had mainly emphasized the origination of one- to four-family residential mortgage loans (including home equity lending), which represented approximately $314.2 million or 68.4% of the total loan portfolio at June 30, 2000. After 2000, the Greater Asheville Area experienced economic growth and HomeTrust began to diversify its loan portfolio by originating commercial real estate loans and residential and commercial land development and construction loans. By June 30, 2005 approximately $366.9 million or 55.3% of the portfolio was comprised of residential mortgage loans, approximately 11.7% of the portfolio was comprised of commercial real estate loans and 13.4% was comprised of construction and land loans. Although the residential mortgage portfolio continued growing in total dollars, by the end of June 2008 the residential loan portfolio reached a low point in terms of loan mix totaling 45.5% of total loans while the commercial real estate portfolio grew to

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20.4% of total loans and the construction and land loan portfolio equaled 22.7% of the loan portfolio. As the economy began to worsen in 2008, HomeTrust returned its focus on residential lending and deemphasized the concentration of the higher risk lending categories of commercial real estate lending and construction and land lending. At September 30, 2011, the residential loan portfolio, including home equity loans, of HomeTrust totaled $771.7 million or 58.9% of gross loans totaling $1.3 billion. Commercial real estate loans approximated $263.9 million or 20.1% of total loans and construction and land loans totaled $133.6 million or 10.2% of total loans.

The Bank’s asset growth was funded primarily by deposit expansion, supported by borrowings and capital accumulation from profitable operations and business combinations. The Bank reported positive pre-tax earnings in each year from the fiscal year ended June 30, 2000 to June 30, 2009. Beginning in fiscal 2009, HomeTrust began to significantly increase its provision for loan losses as its asset quality began to worsen which led to significant pre-tax losses in fiscal 2010 and 2011. Total non-performing assets, excluding performing troubled debt restructurings, increased from $7.1 million (0.52% of total assets) at June 30, 2008 to $30.9 million (2.10% of total assets) at June 30, 2009 and increased to $62.3 million (3.81% of total assets) by June 30, 2011. At September 30, 2011, non-performing assets totaled $73.9 million or 4.59% of total assets.

The Bank’s emphasis on construction and land development and commercial real estate loans exposed it to losses as the recent economic recession has unfavorably affected businesses and developers in HomeTrust’s market area. In addition, the economic downturn has led to significant defaults on residential mortgages for second homes of individuals whose primary

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residences are elsewhere and has impacted the residential mortgage portfolio of the Bank. The Bank charged off $8.5 million of residential mortgage loans, $6.8 million of construction and land development loans and $5.0 million of commercial mortgage loans in fiscal 2010 and $3.6 million of residential mortgages, $24.1 million of construction and development loans and $6.7 million of commercial real estate loans in fiscal 2011. Total net charge-offs approximated $21.9 million for the year ended June 30, 2010, $34.4 million for the year ended June 30, 2011 and $14.9 million for the three month period ended September 30, 2011. While the Bank is continuing to originate commercial mortgage loans and home construction loans to individuals, due to recent economic conditions, the Bank has suspended financing the construction of properties built on a speculative basis and is emphasizing the origination of residential mortgage loans and commercial mortgage loans secured by owner-occupied properties.

Because of its heightened credit risk exposure, the Bank has increased it provision for loan losses from the $3.3 million reported in fiscal 2008 to $15.0 million in fiscal 2009, $38.6 million in fiscal 2010 and $42.8 million in fiscal 2011. For the three months ended September 30, 2011, HomeTrust provided $5.3 million in loan loss provisions. The increases in the provisions were deemed necessary by the Bank to replenish the allowance for loan losses that was depleted due to the $21.9 million in net charge-offs in fiscal 2010 and $34.4 million of net charge-offs in 2011, as well as management’s efforts to increase the allowance for loan losses in response to continued elevated levels of non-performing loans. The increased loan loss provision contributed to pre-tax losses of $10.5 million for fiscal 2010 and $28.0 million in fiscal 2011. The Bank returned to profitability for the first quarter of fiscal 2011 (September 30, 2011), largely due to a reduction in loan loss provisions, with reported pre-tax earnings approximating $170,000 for the three months ended September 30, 2011.

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The Bank’s primary objective is to continue to grow HomeTrust Bank as a well-capitalized, profitable, independent, community-oriented community banking organization. It is the Bank’s mission to continue serving individuals, businesses and community organizations in its primary markets in Western and the Piedmont regions of central North Carolina through exceptional service. During and after completion of the offering, HomeTrust plans to pursue its basic operating strategy and goals.

The stock conversion is a critical component of the business strategy because of the significant increase it will provide to capital. The Bank is actively trying to improve its asset quality and has ensured it has competent senior management with backgrounds in mortgage lending, commercial banking and consumer lending to help diversify its product offerings, expand its commercial deposit and lending products, and expand its consumer deposit and lending products, while emphasizing high asset quality standards. The Bank’s operating strategies include the following:

•

Improving asset quality. One of the Bank’s main goals is to reduce non-performing assets by managing credit risk. Since 2008, the real estate markets in HomeTrust’s market area have weakened and the Bank has experienced a significant increase in delinquencies and non-performing assets, primarily in its construction and land development loan portfolio. The Bank has implemented an internal loan resolution process managed by seasoned senior bankers that is focused on actively monitoring and managing all segments of the loan portfolio to proactively identify and mitigate risk. The Bank will continue to devote significant efforts to reducing problem assets and has adopted more stringent underwriting policies and procedures emphasizing a borrower’s ability to repay a loan.

•

Continuing to originate residential and commercial mortgage loans and municipal leases. The Bank’s primary lending focus has been, and will continue to be, on operating as a residential and commercial mortgage lender. HomeTrust originates both fixed and adjustable-rate residential and commercial mortgage loans. Most of the fixed-rate residential mortgage loans that are originated are sold into the secondary market with servicing released,

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while most of the residential adjustable rate mortgages and commercial mortgages, and all of the municipal leases that are originated are retained in portfolio. Although loan originations have declined during recent periods due to lack of loan demand and the Bank’s focus on improved asset quality, HomeTrust intends to continue to emphasize these lending activities while reducing its exposure to construction and land development loans. HomeTrust plans to take advantage of the recent changes in secondary market requirements for residential mortgages which may lead to increased originations of one to four family loans. The Bank has strictly limited the origination of speculative construction, land development and land loans in favor of loans that possess credit profiles representing less risk to the Bank.

•

Expanding its presence within its existing and contiguous markets and by capturing business opportunities resulting from changes in the competitive environment. The Bank believes that the significant changes that are impacting the financial services industry in the current economic environment, including failures and consolidations of community banks, may create opportunities for the Bank to grow its business. The increased capital position from the conversion will position the Bank to be able to expand its market presence within its existing geographic footprint when appropriate. Historically, the Bank was successful in opening de novo branches and integrating five acquired institutions, including the recent acquisitions of Industrial and Cherryville. While exercising appropriate discipline, HomeTrust expects to strengthen its market position by capturing a portion of the market share arising from the expected consolidation of community banks in its market areas, including through FDIC-assisted transactions. Management believes that the new regulatory and technology environment, as well as the revenue and growth challenges in banking, will result in many community banks seeking to affiliate with strongly capitalized larger community banks such as HomeTrust. By delivering high quality, customer-focused products and services, the Bank expects to attract additional borrowers and depositors and thus increase market share and revenue generation.

•

Emphasizing lower cost core deposits to manage the funding costs of loan growth. HomeTrust offers personal checking, savings and money-market accounts, which generally are lower-cost sources of funds than certificates of deposit and are less sensitive to withdrawal when interest rates fluctuate. To build the core deposit base, over the past several years, HomeTrust has sought to reduce dependence on traditional higher cost deposits in favor of stable lower cost demand deposits. The Bank has utilized additional product offerings, technology and a focus on customer service in working toward this goal. In addition, HomeTrust intends to increase demand deposits by growing business banking relationships and is pursuing a number of strategies that include sales promotions on savings and checking accounts to encourage the growth of lower cost deposits.

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•

Improving profitability through disciplined pricing, expense control and balance sheet management. Since June 30, 2007, the Bank has grown total assets from $1.1 billion to $1.6 billion at September 30, 2011. Over that time, HomeTrust expanded the retail branch network to 20 locations by adding six branches, including two de novo branch openings and four branches through two separate acquisitions, as well as relocating and upgrading five additional branches. The Bank has focused significant efforts and invested heavily in creating brand awareness, competitive products and a strong and experienced workforce. HomeTrust believes these initiatives have positioned it well to implement a strategy focused on improving operating efficiency and earnings as it exercises a disciplined approach to product pricing, expense control and balance sheet mix.

•

Hiring and retaining experienced employees with a customer service focus. HomeTrust has been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of the markets it operates within, through both individual hires and acquisitions, which is central to the Bank’s business strategy. HomeTrust believes that by focusing on experienced bankers who are established in their communities enhances the Bank’s market position and adds profitable growth opportunities. The Bank’s compensation and incentive systems are aligned with its strategies to grow core deposits and the loan portfolio as the economy improves, while improving asset quality. HomeTrust has developed a strong corporate culture based on personal accountability, high ethical standards and significant training opportunities, which is supported by a commitment to career development and promotion from within the organization.

While the Bank’s present equity capital level is solid at 10.44% of total assets at September 30, 2011, the Bank believes it is a prudent course of action to raise additional capital in order to facilitate its growth objectives, and provide a greater capital cushion in response to the heightened risk profile associated with uncertain economic conditions and levels of non-performing assets. Over the past several years, the Bank has been able to increase its equity position, largely due to the aforementioned acquisitions of mutual savings institutions. The Bank’s equity position increased from $144.5 million or 9.83% of total assets at June 30, 2009 to $174.8 million at June 30, 2010 or 10.65% of total assets. Although the Bank reported a loss of $14.7 million in fiscal 2011, total equity only decreased by $7.0 million to $167.8 million or 10.24% of total assets due to an increase to capital from the Cherryville acquisition.

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As a stock corporation upon completion of the Conversion, the Bank will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves, protect the Bank against potential further deterioration in asset quality and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

As a stock holding company, the Company also will have greater flexibility than the Bank now has in structuring mergers and acquisitions, including the offer consideration paid in a transaction. While the Bank has been successful over the years in attracting merger partners, the Bank’s current mutual savings bank structure, by its nature, limits its ability to offer any common stock as consideration in a merger or acquisition transactions. The stock holding company structure will enhance the ability of the Company to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two.

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In summary, the Bank’s primary reasons for implementing the Conversion and undertaking the stock offering are to:

•

Support future internal growth through increased lending and growing deposits in the communities currently served and that may be served in the future through de novo branches or the acquisition of branches, although HomeTrust currently has no understandings or agreements with respect to any such branching activities;

•	Improve the Bank’s capital position during a period of significant economic and regulatory uncertainty;

•	Provide greater operating flexibility to allow the Bank to better compete with other financial institutions;

•

Provide the Bank with additional financial resources, including the ability to offer stock as merger consideration to add new community bank partners to the HomeTrust Banking Partnership through future acquisitions of other community banks, including FDIC-assisted transactions, in the western and Piedmont region of North Carolina, although there are currently no understandings or agreements with respect to any such acquisitions;

•	Help the Bank to retain and attract competent, caring and highly qualified management through stock-based compensation plans;

•	Provide HomeTrust’s customers and other members of the Bank’s communities with the opportunity to acquire HomeTrust common stock; and

•	Structure the business in a form that will enable access to the capital markets.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s consolidated balance sheets as of the years ended June 30, 2010 and 2011 and as of September 30, 2011. Exhibit II-2 presents the Bank’s consolidated income statements for the years ended June 30, 2010 and 2011 and the three months ended September 30, 2010 and 2011.

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Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of June 30, 2007 to 2011 and September 30, 2011. Table 2 displays relative balance sheet concentrations for the Bank as of similar fiscal year-end periods.

Table 1

Selected Financial Condition Data

As of June 30, 2007 to 2011 and September 30, 2011

(Dollars in Thousands)

	At September 30,	At June 30,
	2011	2011	2010	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,610,468	$1,637,643	$1,641,145	$1,470,368	$1,348,413	$1,124,224
Loans receivable, net(1)	1,266,915	1,276,377	1,243,610	1,194,454	1,175,489	958,092
Certificates of deposit in other banks	114,931	118,846	99,140	106,317	4,786	2,494
Securities available for sale, at fair value	37,644	59,016	36,483	20,508	36,789	40,624
Federal Home Loan Bank stock	8,680	9,360	10,790	10,390	12,496	8,064
Deposits	1,305,145	1,264,585	1,289,549	1,012,926	882,431	803,885
Other borrowings	79,166	145,278	122,199	267,696	274,482	141,939
Equity capital	168,177	167,769	174,815	144,532	141,116	129,481

(1)	Net of allowances for loan losses, loans in process and deferred loan fees.

Source: HomeTrust Bank, preliminary prospectus; Feldman Financial calculations.

Asset Composition

The Bank’s total assets amounted to $1.6 billion at September 30, 2011, reflecting slight decreases from fiscal year-end 2010 and 2011. Since June 30, 2010, total assets have decreased slightly by 1.9% or $30.7 million. Net loans receivable increased marginally by $23.3 million, or 1.9%, since June 30, 2010 to approximate $1.3 billion or 78.7% of total assets at September 30, 2011.

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Table 2

Selected Balance Sheet Concentrations

As of June 30, 2007 to 2011 and September 30, 2011

(Percent of Total Assets)

	At September 30, 2011	At June 30,
		2011	2010	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:

Total assets	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Loans receivable, net	78.67	77.94	75.78	81.24	87.18	85.22
Certificates of deposit in other banks	7.14	7.26	6.04	7.23	0.35	0.22
Securities available for sale, at fair value	2.34	3.60	2.22	1.39	2.73	3.61
Federal Home Loan Bank stock	0.54	0.59	0.66	0.71	0.93	0.72
Deposits	81.04	77.22	78.58	68.89	65.44	71.51
Other borrowings	4.91	8.87	7.45	18.21	20.36	12.63
Equity capital	10.44	10.24	10.65	9.83	10.47	11.52

Source: HomeTrust Bank, preliminary prospectus; Feldman Financial calculations.

Generally, the asset mix of the Bank has been fairly stable since June 30, 2009. Net loans as a percent of total assets have decreased from 81.24% at June 30, 2009 to 75.78%, 77.94% and 78.67% at June 30, 2010, June 30, 2011 and September 30, 2011, respectively. Similarly, the level of investments in certificates of deposit in other financial institutions has remained relatively constant and averaged approximately 7.0% over this same time frame. HomeTrust has historically not maintained a large portfolio of investment securities and at September 30, 2011 the investment portfolio equaled 2.34% of total assets.

As presented in Exhibit II-3, the Bank’s loan portfolio includes residential mortgages and commercial mortgages as core products. The largest component of the Bank’s loan portfolio are real estate mortgage loans, primarily one- to four-family residential mortgage loans and commercial mortgage loans, and to a lesser extent, revolving mortgage loans (which consist of

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home equity loans and lines of credit), construction and land development loans, municipal leases, commercial and industrial loans and a limited amount of consumer loans. The Bank originates loans for investment purposes and for sale, generally selling long-term fixed-rate residential mortgage loans into the secondary market with servicing released. HomeTrust intends to continue to emphasize residential and commercial mortgage lending, while reducing its exposure to construction and development lending. As a result of the much slower pace of new originations and continuing payoffs on existing loans, transfers to REO and loan charge-offs, commercial construction and development loans, which totaled $69.7 million at September 30, 2011, have decreased by $109.6 million, or 61.1%, since their peak year-end balance of $179.3 million at June 30, 2008.

Residential mortgage loans. Residential mortgage loans totaled $619.4 million or 47.2% of the Bank’s loan portfolio at September 30, 2011. Approximately $110.4 million of these loans or 8.4% of the total loan portfolio were secured by non-owner occupied residential properties. The Bank’s residential lending policies and procedures generally conform to the secondary market guidelines and typically include a “due on sale clause” which provides that the unpaid principal balance of a loan is due upon the sale of the underlying property. However, a portion of HomeTrust’s loans are “non-conforming” because they do not satisfy credit or other requirements because of personal and financial reasons (i.e., divorce, bankruptcy, length of time employed, etc.), and other requirements, imposed by secondary market purchasers. Typically, the Bank requires additional collateral or lower loan-to-value ratios to reduce the risk of these loans. The Bank does not offer negatively amortizing loans and currently does not originate interest-only mortgage loans. HomeTrust has not typically originated stated income or low or no documentation residential mortgage loans. At September 30, 2011 approximately $43.0 million of residential mortgage loans provided for interest only payments.

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HomeTrust generally offers a mix of adjustable-rate mortgage loans and fixed-rate mortgage loans with terms of up to 30 years. Recently, the Bank has been successful in originating loans to refinance existing mortgages with low loan-to-value ratios to ten-year terms having attractive interest rates by offering no closing costs to the consumer. The Bank estimates that it has originated approximately $100 million of this product for portfolio retention in the past year and that the average life of these loans approximates four to seven years. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Interest rates and payments on the Bank’s adjustable-rate mortgages generally adjust annually after an initial fixed period that typically ranges from one to seven years. Adjustable-rate loans generally have a floor interest rate set at the initial interest rate, and a cap of two percentage points on rate adjustments during any one year and six percentage points over the life of the loan. Interest rates and payments on adjustable-rate mortgages generally are indexed to the one year U.S. Treasury Constant Maturity Index.

HomeTrust generally originates mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%. For loans exceeding an 80% loan-to-value ratio the Bank generally requires the borrower to obtain private mortgage insurance to cover the Bank for any loss on the amount of the loan in excess of 80% in the event of foreclosure. The Bank requires all properties

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securing mortgage loans originated for portfolio in excess of $250,000 to be appraised by a Board-approved independent appraiser. The Bank generally requires title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas.

Home equity lines of credit. The Bank offers revolving mortgage loans, which consist of home equity lines of credit. At September 30, 2011, home equity lines amounted to $152.3 million, or 11.6% of total loans. The Bank’s home equity lines consist of adjustable-rate lines of credit with interest rates indexed to the prime rate, as published in the Wall Street Journal, plus applicable margins. Currently, home equity lines have a floor interest rate set at 4.75%, and a cap of 18% over the life of the loan. The Bank originates lines of credit in amounts, together with the amount of the existing first mortgage, of typically up to 80% of the value of the property securing the loan (less any prior mortgage loans). Home equity lines of credit generally have up to a fifteen-year draw period, and, once the draw period has lapsed, the payments are amortized over a fifteen-year period based on the loan balance at such time. At September 30, 2011, unfunded commitments on these lines of credit totaled $145.0 million.

Consumer loans. Consumer loans consist principally of loans secured by savings deposits and, to a lesser extent, automobile loans and other consumer loans. At September 30, 2011, consumer loans totaled $4.3 million, or less than one percent of the loan portfolio. HomeTrust originates consumer loans primarily in its market areas. Consumer loans generally have shorter terms to maturity, which reduces exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to the existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

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Underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

Construction and land loans. HomeTrust has been an active originator for many years of construction and land/lot loans to individuals (retail loans) and to construction and land development loans to developers and other commercial builders (commercial loans). However, in recent years, as home housing markets weakened, the Bank significantly reduced the origination of construction and land loans.

In total, construction and land loans totaled $133.6 million or 10.2% of the Bank’s loan portfolio at September 30, 2011. Approximately $63.8 million of the total portfolio are construction and land/lot loans to retail customers to finance construction of homes and lots to be used for residential housing. Approximately $69.7 million of the construction loan portfolio is comprised of loans to developers and other commercial builders for the purchase or refinance of unimproved land for future development, improved residential held for speculative investment purposes and for the future construction of speculative one-to-four family or commercial real estate such as business properties and multi-family dwellings.

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Retail construction loans are typically for a term of up to 12 months with monthly interest only payments during the construction phase, and are followed by an automatic conversion to a 15-year to 30-year permanent loan with monthly payments of principal and interest. Construction/permanent loans are made for the construction of a one-to-four single family property which is intended to be occupied by the borrower as either a primary or secondary residence and such loans amounted to $22.7 million at September 30, 2011 with an average loan size of $167,000. Construction/permanent loans are originated to the homeowner rather than the homebuilder and are structured to be converted to a first lien fixed or adjustable rate permanent loan at the completion of the construction phase. The permanent loan is generally underwritten to the same standards as the residential lending portfolio and may be held in portfolio or sold into the secondary market. Construction/permanent loans may be originated up to 95% of the cost or of the appraised value upon completion, whichever is less; however, the Bank generally does not originate construction loans which exceed the lower of 80% loan to cost or appraised value without securing adequate private mortgage insurance or other form of credit enhancement such as a Federal Housing Administration or other governmental guarantee. The Bank generally disburses funds monthly on a percentage-of-completion basis following periodic inspections.

In addition to the construction/permanent loan portfolio, HomeTrust had a portfolio of $40.4 million of land/lot loans within its retail construction and land/lot loan portfolio. These loans are typically loans secured by developed lots in residential subdivisions located in the Bank’s market area that were purchased by consumers intending to build their primary or secondary residence. This portfolio also includes loans for the purchase or refinance of unimproved land that is generally less than five acres, and for which the purpose is to commence the improvement of the land and construction of an owner-occupied primary or secondary residence within one year from the date of loan origination. The Bank does not currently originate interest only land loans or loans for the speculative purchase or investment in land or

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lots. Retail consumer land loans are typically originated in an amount up to 70% of the lower of the purchase price or appraisal, are secured by a first lien on the property, for up to a 20 year term and are structured with an adjustable rate of interest on terms similar to the one-to four family residential mortgage loans.

As stated previously, HomeTrust had a portfolio of $69.7 million of commercial construction and land development loans. The majority of this portfolio ($42.9 million) is comprised of land acquisition and development loans. These loans are loans made to developers for the purpose of acquiring raw land and/or for the subsequent development and sale of residential lots. Such loans typically finance land purchase and infrastructure development of properties (i.e. roads, utilities, etc.) with the aim of making improved lots ready for subsequent sale to consumers or builders for ultimate construction of residential units. Strong demand for housing led to loan growth in this category in recent years. However, the recent downturn in real estate has slowed lot and home sales within the Bank’s market areas and HomeTrust has focused on reducing these loans during the past two fiscal years and plans to continue to reduce these portfolios. At September 30, 2011, 27 land acquisition and development loans totaling $11.7 million were on non-accrual status.

In the past, the Bank has originated speculative construction loans to builders who had not identified a buyer for the completed property at the time of origination. However, due to recent economic conditions, HomeTrust is no longer emphasizing the origination of speculative construction loans and has not originated a significant amount of such loans since fiscal 2009, except for loan renewals and on a very limited basis to select borrowers with whom the Bank has had long-standing lending relationships. At September 30, 2011, the Bank had speculative construction loans to builders of $10.0 million, of which approximately $2.7 million were nonperforming.

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In addition to the commercial construction and development land loans and speculative residential construction loans, HomeTrust had a portfolio of non-residential and multi-family construction loans that totaled $11.1 million at September 30, 2011. The Bank offers these loans on an adjustable interest rate or fixed interest rate basis. Adjustable interest rate based loans typically include a floor and ceiling interest rate and are indexed to the Prime rate, as published in The Wall Street Journal, plus or minus an interest rate margin. The initial construction period is generally limited to twelve months from the date of origination, and amortization terms are generally limited to 20 years; however, amortization terms of up to 25 years may be available for certain property types based on elevated underwriting and qualification criteria. Construction to permanent loans generally include a balloon maturity of five years or less; however, balloon maturities of greater than five year are allowed on a limited basis depending on factors such as property type, amortization term, lease terms, pricing, or the availability of credit enhancements. Construction loan proceeds are disbursed commensurate with the percentage of completion of work in place, as documented by periodic internal or third party inspections. The maximum loan-to-value limit applicable to these loans is generally 80% of the appraised post-construction value.

Commercial real estate loans. Commercial mortgage loans totaled $263.9 million or 20.1% of the Bank’s loan portfolio at September 30, 2011. Of that amount, $120.2 million was identified as owner occupied commercial real estate, and the remainder of $143.7 million was secured by income producing, or non-owner-occupied commercial real estate. HomeTrust offers

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fixed-rate and adjustable-rate mortgage loans secured by non-residential real estate and multi-family properties with amortization terms generally limited to 20 years with balloon maturities within five years. The Bank’s commercial mortgage loans are generally secured by hotels, office space, office/warehouse, retail strip centers, vehicle dealerships, mini-storage facilities, medical and professional buildings, retail sites and churches located in its market areas. Typically, these types of loans have higher loan balances, are more difficult to evaluate and monitor, and involve a greater degree of risk than one- to four-family residential loans. Often payments on loans secured by commercial or multi-family properties are dependent on the successful operation and management of the property, therefore, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. HomeTrust generally requires and obtains loan guarantees from financially capable parties based upon the review of personal financial statements.

The adjustable-rate commercial mortgage loan interest rates are typically equal to the prime lending rate as reported in the Wall Street Journal plus an applicable margin and typically provide for an interest rate floor. Maximum loan-to-value ratios for commercial real estate loans are generally 80% on purchases and refinances. HomeTrust requires appraisals performed by independent appraisers of all non-owner occupied commercial real estate securing loans in excess of $250,000 and all owner-occupied real estate securing properties in excess of $500,000.

Municipal leases. Municipal leases totaled $121.7 million or 9.3% of the Bank’s loan portfolio at September 30, 2011. HomeTrust’s municipal leasing business is primarily comprised of ground and equipment leases to fire departments located primarily in North Carolina (and to a lesser extent South Carolina) secured by fire trucks and fire stations. Municipal leases are

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secured primarily by a ground lease in HomeTrust’s name with a sublease to the borrower for a firehouse or an equipment lease for fire trucks and firefighting equipment. These loans are originated primarily through a third party that assigns the lease to HomeTrust after the Bank funds the loan. All leases are underwritten directly by HomeTrust prior to funding. Approximately $69.5 million or 57% of the total portfolio were leases secured by fire trucks. The municipal leases are at fixed interest rates for terms to maturity of up to 15 years. The Bank has had an excellent credit history with regard to its municipal leasing business. The income derived from the municipal leasing business is tax deductible and provides a generous tax-equivalent yield to HomeTrust.

Commercial and industrial loans. Commercial and industrial loans totaled $16.3 million or 1.2% of the Bank’s loan portfolio at September 30, 2011. HomeTrust typically offers commercial and industrial loans to small businesses located in its primary market area. These loans are primarily originated as conventional loans to business borrowers, which include lines of credit, term loans and letters of credit. These loans are typically secured by collateral and are used for general business purposes, including working capital financing, equipment financing, capital investment and general investments. Loan terms vary from typically one to five years. The interest rates on such loans are either fixed rate or adjustable rate indexed to The Wall Street Journal prime rate. Commercial business loans typically have shorter maturity terms and higher interest spreads than commercial real estate loans, but generally involve more credit risk because of the type and nature of the collateral. The Bank’s target customers are small- to medium-sized, privately-held companies with local or regional businesses that operate in its market areas.

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As shown in Exhibit II-4, total loan originations decreased from $537.2 million in fiscal 2009 to $340.3 million in fiscal 2010 and $424.8 million for fiscal 2011. For the three months ended September 30, 2011, loan originations totaled $82.7 million. HomeTrust generally does not purchase loans or loan participations, other than municipal leases. The Bank is active in the sale of mortgages that it has originated into the secondary market. As illustrated, HomeTrust sold approximately $240.0 million of residential mortgages in fiscal 2009, $141.8 million in fiscal 2010 and $157.3 million in fiscal 2011. For the three months ended September 30, 2011, HomeTrust sold $27.1 million of residential mortgages into the secondary market. The decision by the Bank to sell loans is based on prevailing market interest rate conditions, interest rate management, and liquidity needs. Also, as shown in Exhibit II-4, the Bank acquired $88.8 million of loans in fiscal 2010 and $59.0 million in fiscal 2011 from the acquisitions of Industrial and Cherryville, respectively.

Exhibit II-5 presents a summary of the Bank’s investment portfolio as of June 30, 2010 and 2011 and September 30, 2011. At September 30, 2011, the Bank’s securities portfolio consisted of securities of U.S. government and federal agency securities and mortgage-backed securities issued by Freddie Mac, Fannie Mae, and Ginnie Mae. The Bank’s mortgage-backed and related securities did not include any private label issues or real estate mortgage investment conduits. All securities are categorized as available for sale. The Bank’s securities portfolio is used to invest excess funds for increased yield, manage interest rate risk, and as collateralization for public unit deposits.

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At September 30, 2011, the Bank’s securities portfolio (excluding FHLB stock) totaled $37.6 million and represented 2.3% of total assets as compared to $59.0 million or 3.6% of assets at June 30, 2011 and $36.5 million or 2.2% of total assets at June 30, 2010. As of September 30, 2011, $16.6 million of the securities were U.S. government and agency securities and $21.0 million were mortgage-backed securities. In addition, at September 30, 2011, the Bank had $8.7 million of other investments, at cost, which consisted solely of FHLB of Atlanta common stock.

Liability Composition

Deposits are the Bank’s major external source of funds for lending and investment purposes. Exhibit II-6 presents a summary of the Bank’s deposit composition as of June 30, 2010 and 2011 and September 30, 2011. Total deposits amounted to $1.3 billion or 81.0% of total assets and 90.4% of total liabilities at September 30, 2011. Deposits have increased slightly since June 30, 2010, increasing by 1.2% or $15.6 million. Deposit growth in fiscal 2010 was aided by the acquisition of Industrial and fiscal 2011 deposit growth was somewhat attributable to the acquisition of Cherryville.

HomeTrust accepts deposits primarily from individuals and businesses located in its primary market area. The Bank relies on competitive pricing, marketing, customer service, account features, and branch office locations to attract and retain deposits. Deposit accounts offered include individual and business checking accounts, money market accounts, individual NOW accounts, savings accounts, and certificates of deposit. Non-interest bearing accounts consist of free checking and commercial checking accounts. The Bank also had approximately $84.6 million in brokered certificates of deposit at September 30, 2011 which included certificates of deposit from the Bank’s participation in the Certificate of Deposit Account Registry Service (“CDARS”) network. Through CDARS, HomeTrust can provide a depositor the ability to place up to $50.0 million on deposit while receiving FDIC insurance on the entire deposit by placing customer funds in excess of the FDIC deposit limits with other financial institutions within the CDARS network.

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The Bank’s deposit base at September 30, 2011 comprised $760.9 million of certificate accounts (58.3% of total deposits), $251.5 million of money market accounts (19.3% of total deposits), $166.4 million of interest-bearing checking accounts (12.8% of total deposits), $75.8 million of savings accounts (5.8% of total deposits), and $50.4 million of noninterest-bearing checking accounts (3.9% of total deposits). Jumbo certificates of deposit, which have minimum balances of $100,000, amounted to $427.8 million or 32.8% of total deposits at September 30, 2011.

Checking accounts, both interest-bearing and noninterest-bearing, have shown increases since June 30, 2010, increasing by 13.7% and 13.2% for the years ended June 30, 2010 and 2011, respectively, and increased 6.3% during the three months ended September 30, 2011. Overall, growth in non-certificate accounts amounted to 22.8% in fiscal 2010, 19.4% in fiscal 2011 and 3.3% for the three months ended September 30, 2011. While still comprising the majority of deposits, certificates of deposit decreased $87.4 million from June 30, 2010 to September 30, 2011, decreasing in mix from 65.8% of total deposits at June 30, 2010 to 58.3% of total deposits at September 30, 2011. The decrease in deposits reflects management’s continued focus on reducing deposit interest rates by allowing higher interest accounts to run off to improve the Bank’s net interest margin and general market behavior of depositors in the low interest rate environment that has existed recently. A portion of these certificate accounts moved to other types of interest-bearing deposits with the Bank including money market accounts. The Bank’s need for loan funding, ability to invest these funds for a positive return, and consideration of other customer relationships influences its willingness to match competitor’s rates to retain deposits.

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The Bank utilizes borrowings as a supplemental, cost-effective source of funds when they can be invested at a positive interest rate spread or to meet asset-liability management objectives. The Bank’s borrowings consist of FHLB advances, federal funds purchased, or other short-term borrowings. The Bank’s FHLB advances are fixed-rate borrowings.

As of September 30, 2011, the Bank had $72.1 million in FHLB advances outstanding and the ability to borrow an additional $186.2 million of FHLB advances. In addition to the availability of additional FHLB advances, at September 30, 2011 HomeTrust had available a $189.1 million line of credit with the Federal Reserve Bank of Richmond, subject to qualifying collateral, and a $5.0 million line of credit with another unaffiliated bank. As shown in Exhibit II-7, the average balance of FHLB advances outstanding amounted to $115.5 million for fiscal 2010, $122.8 million for fiscal 2011, and $93.2 million for the three months ended September 30, 2011. In June 2011, HomeTrust prepaid $64.0 million of high-rate, fixed-rate FHLB advances and incurred an approximate $4.0 million prepayment penalty and replaced the advances with new lower-rate FHLB advances. In addition, as of September 30, 2011, the Bank had $7.0 million of borrowings through securities sold under agreements to repurchase. The weighted average interest rate of outstanding FHLB advances at September 30, 2011 was 2.04%. The weighted average interest rate of outstanding repurchase agreements at September 30, 2011 was 0.44%.

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Equity Capital

HomeTrust has historically maintained solid capital levels. During fiscal 2010, the Bank incurred a net loss on a pre-tax basis, however, due to a tax benefit of $17.6 million recorded net income of $7.0 million, which increased capital in fiscal 2010. Additionally, HomeTrust closed on the acquisition of Industrial in fiscal 2010 and recorded additional capital from the business combination of $23.1 million which contributed to increased equity from $144.5 million at June 30, 2009 to $174.8 million at June 30, 2010. While the Bank posted an after-tax loss of $14.7 million for fiscal 2011, total equity only decreased by $7.0 million to $167.8 million, as HomeTrust recorded additional capital of $8.3 million from the Cherryville acquisition which closed in fiscal 2011. Total equity at September 30, 2011 was $168.2 million or 10.44% of total assets.

HomeTrust’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of Tier 1 Leverage Capital, Tier 1 Risk-based Capital, and Total Risk-based Capital were 8.57%, 11.32%, and 12.58%, respectively, as of September 30, 2011. In comparison, the minimum regulatory requirements under regulatory guidelines were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Bank was considered “well capitalized” as of September 30, 2011.

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Income and Expense Trends

Table 3 displays the main components of HomeTrust’s earnings performance for the years ended June 30, 2007 to 2011 and the three months ended September 30, 2010 and 2011. Table 4 presents a summary of selected operating ratios. Table 5 displays the Bank’s principal income and expense ratios as a percent of average assets. Table 6 presents the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities. Exhibit II-8 provides a summary of the average balances, yields and costs for the three month periods ended September 30, 2010 and 2011 and for the years ended June 30, 2009 through 2011.

Table 3

Income Statement Summary

For the Years Ended June 30, 2007 to 2011

And the Three Months Ended September 30, 2010 and 2011

(Dollars in Thousands)

	Three Months Ended September 30,		Years Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands)
Selected Operations Data:

Total interest and dividend income	$17,208	$18,132	72,087	$71,300	$75,818	$76,148	$62,647
Total interest expense	3,379	5,989	20,529	25,617	33,637	38,994	30,032

Net interest income	13,829	12,143	51,558	45,683	42,181	37,154	32,615
Provision for loan losses	5,300	4,000	42,800	38,600	15,000	3,315	2,130

Net interest income after provision for loan losses	8,529	8,143	8,758	7,083	27,181	33,839	30,485

Fees and service charges	709	688	2,929	2,986	3,064	3,041	2,706
Mortgage banking income and fees	672	951	3,211	2,692	4,249	2,558	2,175
Gain (loss) on sale on assets	(389)	(19)	(3,395)	(14)	(2,073)	(1,014)	(72)
Gain from business combination	—	—	5,844	17,391	—	—	—
Federal Home Loan Bank advance prepayment penalty	—	—	(3,988)	—	(1,630)	—	—
Other non-interest income	296	252	4,382	1,293	1,444	2,213	2,898

Total non-interest income	1,288	1,872	8,983	24,347	5,054	6,798	7,707

Total non-interest expense	9,647	9,114	45,741	41,966	30,013	28,801	25,405

Income (loss) before provision (benefit) for income taxes	170	901	(28,000)	(10,536)	2,222	11,836	12,787

Provision (benefit) for income taxes	(114)	(142)	(13,263)	(17,577)	(1,224)	700	2,190

Net income (loss)	284	1,043	(14,737)	7,041	3,446	11,136	10,597

Source: HomeTrust Bank, preliminary prospectus; Feldman Financial calculations.

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Table 4

Selected Operating Ratios

As of or For the Years Ended June 30, 2007 to 2011

And As of or For the Three Months Ended September 30, 2010 and 2011

	At or For the Three Months September 30,(2)		At or For the Years Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
Selected Financial Ratios and Other Data:
Performance ratios:

Return on assets (ratio of net income (loss) to average total assets)	0.07%	0.25%	(0.88)%	0.46%	0.24%	0.91%	1.07%
Return on equity (ratio of net income (loss) to average equity)	0.68	2.39	(8.15)	4.50	2.39	8.23	8.54
Yield on interest-earning assets(3)	4.74	4.91	4.83	5.06	5.78	6.77	7.08
Rate paid on interesting-bearing liabilities	1.02	1.74	1.48	1.99	2.79	3.73	3.70
Interest rate spread information:
Average during period(3)	3.72	3.17	3.35	3.07	2.99	3.04	3.38
End of period(3)	3.83	3.29	3.83	3.18	3.38	3.11	3.10
Net interest margin(3) (4)	3.86	3.36	3.52	3.33	3.32	3.45	3.85
Operating expense to average total assets	2.38	2.21	2.74	2.74	2.09	2.34	2.57
Average interest-earning assets to average interest-bearing liabilities	114.64	112.32	113.01	115.06	113.59	116.10	118.37
Efficiency ratio(5)	63.81	65.03	71.36	60.09	59.00	64.28	63.01

Asset quality ratios:
Non-performing assets to total assets at end of period(6)	4.59%	4.46%	3.81%	3.87%	2.10%	0.52%	0.36%
Non-performing loans to total gross loans(6)	4.61	4.21	3.64	3.59	2.25	0.55	0.35
Allowance for loan losses to non-performing loans(6)	67.05	75.26	103.43	90.09	91.04	209.52	307.96
Allowance for loan losses to loans receivable, net(1)	3.09	3.16	3.77	3.23	2.04	1.14	1.07
Performing classified assets to Tier 1 capital plus general allowance for loan losses	51.56	48.35	56.85	48.85	20.14	3.01	5.91
Performing classified assets to total assets	5.27	5.34	5.74	5.30	2.12	0.34	0.73
Total classified assets to Tier 1 capital plus general allowance for loan losses	88.25	78.23	86.14	74.86	37.86	7.31	8.35
Total classified assets to total assets	9.02	8.65	8.71	8.12	3.99	0.82	1.03
Non-performing assets to Tier 1 capital plus general allowance for loan losses	44.86	40.31	37.67	35.72	19.93	4.66	2.89

Capital ratios:
Equity to total assets at end of period	10.44%	10.58%	10.24%	10.65%	9.83%	10.47%	11.52%
Average equity to average assets	10.36	10.60	10.82	10.21	10.06	10.99	12.56

Other data:
Number of full service offices	20	19	20	19	16	15	14
Full-time equivalent employees	279	263	286	262	242	237	212

(1)	Net of allowances for loan losses, loans in process and deferred loan fees.

(2)	Ratios are annualized where appropriate.

(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(4)	Net interest income divided by average interest earning assets.

(5)	Total non-interest expense as a percentage of net interest income and total other non-interest income, excluding FHLB advance prepayment penalties and realized gain/loss on securities.

(6)	Non-performing assets consists of non-accruing loans and accruing loans more than 90 days past due.

Source: HomeTrust Bank, preliminary prospectus; Feldman Financial calculations.

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Table 5

Income Statement Ratios

For the Years Ended June 30, 2007 to 2011

And the Three Months Ended September 30, 2010 and 2011

(Percent of Average Assets)

	Three Months Ended September 30,		Year Ended June 30,
	2011(1)	2010(1)	2011	2010	2009	2008	2007
Interest and dividend income	4.25%	4.40%	4.31%	4.65%	5.29%	6.19%	6.34%
Interest expense	0.83	1.45	1.23	1.67	2.35	3.17	3.04

Net interest income	3.41	2.95	3.09	2.98	2.94	3.02	3.30
Provision for loan losses	1.31	0.97	2.56	2.52	1.05	0.27	0.22

Net interest income (loss) after provision for loan losses	2.10	1.98	0.52	0.46	1.90	2.75	3.09

Non-interest income	0.32	0.45	0.54	1.59	0.35	0.55	0.78
Non-interest expense	2.38	2.21	2.74	2.74	2.09	2.34	2.57

Income (loss) before income taxes	0.04	0.22	(1.68)	(0.69)	0.16	0.96	1.29
Income taxes	(0.03)	(0.03)	(0.79)	(1.15)	(0.09)	0.06	0.22

Net income (loss)	(0.07)%	0.25%	(0.88)%	0.46%	0.24%	0.91%	1.07%

(1)	Ratios for the three months ended September 30, 2010 and 2011 are annualized.

Source: HomeTrust Bank, preliminary prospectus; Feldman Financial calculations.

General Overview

Prior to the fiscal year ending June 30, 2009, HomeTrust consistently produced above average profitability, with returns on average assets (“ROA”) in excess of 0.90% on a recurring basis. HomeTrust has had a record of healthy net interest margins and attractive efficiency ratios. Beginning in fiscal 2009, the Bank began to feel the effect of a weakening economy, resulting in the need to increase its provisions for loan losses. On a pre-tax net income basis, HomeTrust recorded marginal profitability in fiscal 2009, earning $2.2 million and recorded pre-tax losses for the fiscal years ended June 30, 2010 and 2011 of $10.5 million and $28.0 million, respectively. Provisions for loan losses approximated $38.6 million for the year ended June 30,

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2010 and $42.8 million for the year ended June 30, 2011. HomeTrust’s reported pre-tax losses would have been worse in fiscal 2010 and 2011, as earnings were aided by gains resulting from the accounting for the acquisitions of Industrial and Cherryville.

Three Months Ended September 30, 2010 and 2011

Net income was $284,000 for the quarter ended September 30, 2011, as compared to net income of $1.0 for the quarter ended September 30, 2010. The annualized ROA was 0.07% for the first fiscal quarter of 2011 versus 0.25% for the same period of 2010. The $759,000 reduction in earnings in the 2011 period was primarily due to increased provisions for loan losses, losses on sales of assets and increased operating expenses.

Net interest income increased by $1.7 million, or 14.0%, to $13.8 million for the three months ended September 30, 2011 as compared to the three months ended September 30, 2010, as a result of the increase in the net interest margin, despite a decrease in the level of average interest-earning assets. As illustrated in Exhibit II-8, the net interest margin of 3.86% for the three months ended September 30, 2011 was 50 basis points higher than the same period in the prior year, largely as a result of the effect of a much lower cost of deposits and other borrowings. The net interest spread expanded to 3.83% at September 30, 2011 compared to 3.29% at September 30, 2010.

Interest income for the three months ended September 30, 2011 was $17.2 million as compared to $18.1 million for the three months ended September 30, 2010, a decrease of $925,000, or 5.1%. The decrease in interest income resulted from a decline in the yield earned on interest-earning assets to 4.74% for the three months ended September 30, 2011 from 4.91%

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for the same three months one year earlier, as well as a slight decrease in the average balance of interest-earnings assets. The average yield on loans was 5.36% for the three months ended September 30, 2011, compared to 5.66% for the same three month period one year earlier.

Interest expense for the quarter ended September 30, 2011 was $3.4 million as compared to $6.0 million for the three months ended September 30, 2010, a decrease of $2.6 million, or 43.6%. As illustrated in Exhibit II-8, the decrease in interest expense resulted from 72 basis point decrease in the average cost of interest-bearing liabilities to 1.02% for the three months ended September 30, 2011, from 1.74% for the same period one year earlier, and a $46.9 million decrease in average interest-bearing liabilities. The decrease in the average cost of interest-bearing liabilities was also aided by the prepayment of higher-cost FHLB advances that occurred in June 2011.

The provision for loan losses was $5.3 million for the three months ended September 30, 2011 compared to $4.0 million for the three months ended September 30, 2010. The increase in the provision was primarily reflective of additional declines in property values and continued high levels of net loan charge-offs. HomeTrust recorded net charge-offs of $14.9 million for the quarter ended September 30, 2011 as compared to $4.7 million in the quarter ended September 30, 2010. The amount of net charge-offs and nonperforming loans for the three months ended September 30, 2011 were impacted by the change in the Bank’s primary federal banking regulator from the OTS to the OCC. In accordance with OCC regulatory guidance, HomeTrust charged-off an additional $11.2 million related to impaired loans for which the Bank previously had recorded specific valuation allowances. The allowance for loan losses decreased

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from $41.0 million at September 30, 2010 to $40.5 million at September 30, 2011 and represented 3.09% of total loans at September 30, 2011 as compared to 3.16% of total loans at September 30, 2010.

Non-interest income was $1.3 million for the three months ended September 30, 2011 as compared to $1.9 million for the three month period ended September 30, 2010. Service charges from deposit accounts increased from $688,000 for the three months ended September 30, 2010 to $709,000 for the three month period ended September 30, 2011. Revenues from mortgage banking operations declined $279,000 or 29.3% to $672,000 due to lower sales volume from less refinancing activity. In addition, losses on sale and impairment of REO properties increase $367,000 as compared to the same period a year earlier.

Non-interest expense for the three months ended September 30, 2011 increased $533,000 or 5.8% to $9.6 million from $9.1 million for the three months ended September 30, 2010. Salaries and employee benefits expense increased $245,000, or 5.0% to $5.2 million during the three months ended September 30, 2011 compared to $4.9 million for the three months ended September 30, 2010 as a result of the acquisition of Cherryville. Non-interest expenses as a percentage of average assets increased to 2.38% for the three months ended September 30, 2011, as compared to 2.21% for the same period one year earlier, however, the Bank’s efficiency ratio improved from 65.03% for the three months ended September 30, 2010 to 63.81% for the three months ended September 30, 2011.

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Years Ended June 30, 2010 and 2011

HomeTrust incurred a net loss of $14.7 million for the year ended June 30, 2011 compared to net income of $7.0 million for the year ended June 30, 2010, primarily due to a $4.2 million increase in the provision for loan losses and a reduction of non-interest income of $15.3 million. The provision for loan losses was $42.8 million for fiscal 2011 as compared to $38.6 million for fiscal 2010 and non-interest income declined primarily due to the difference in the amount of gain from business combinations. The Industrial transaction produced a gain of $17.4 million in fiscal 2010 and the Cherryville acquisition resulted in a gain of $5.8 million in fiscal 2011. Additionally, non-interest income was also negatively impacted by FHLB advance prepayment penalties and losses on sales and impairment of REO properties. Further, non-interest expense increased in fiscal 2011, primarily due to a $4.5 million loss incurred related to a check kiting fraud.

Net interest income increased by $5.9 million, or 12.9%, for the year ended June 30, 2011 as compared to the year ended June 30, 2010, primarily due a slight increase in interest income and a significant decrease in interest expense. Total interest income increased by $0.8 million, or 1.1% during the year ended June 30, 2011 and interest expense decreased by $5.1 million or 19.9% during the period. As shown in Exhibit II-8, the net interest margin of 3.52% for the year ended June 30, 2011 was 19 basis points higher than for the prior year, largely as a result of lower deposit costs. Similarly, the net interest spread expanded to 3.83% at June 30, 2011 compared to 3.18% at June 30, 2010.

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Interest income for the year ended June 30, 2011 was $72.1 million as compared to $71.3 million for the prior fiscal year, an increase of $0.8 million. Interest income on loans increased by $2.5 million, or 3.7%, to $69.9 million for the year ended June 30, 2011 from $67.4 million for the year ended June 30, 2010 while interest income related to investments and deposits decreased by $1.7 million. The average yield on loans remained virtually the same between fiscal 2011 and fiscal 2010 while the average yield on investments and deposits at other financial institutions decreased. Overall, the increase in interest income occurred as a result of the increase in average interest-earning assets offsetting the decline in the yield earned on interest-earning assets. As illustrated in Exhibit II-8, the yield on average interest-earning assets decreased to 4.83% for fiscal 2011 compared to 5.06% for the prior fiscal year and the mix of earning assets changed to include more securities at lower yielding rates.

Interest expense for fiscal 2011 was $20.5 million as compared to $25.6 million for fiscal 2010, a decrease of $5.1 million, or 19.9%. The decrease in interest expense occurred primarily as a result of a 51 basis point decrease in the average cost of all interest-bearing liabilities to 1.48% for fiscal 2011 from 1.99% for fiscal 2010, despite a $100.1 million increase in average balance of interest-bearing liabilities. This decrease reflects a decrease in interest rates in general and management’s focus on allowing higher costing certificates to roll off or reprice to lower market rates.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Yield and Cost Summary

For the Years Ended June 30, 2009 to 2011

And the Three Months Ended September 30, 2010 and 2011

And as of September 30, 2011

	As of	Three Mos. Ended		Year Ended
	Sept. 30,	September 30,		June 30,
	2011	2011	2010	2011	2010	2009
Weighted Average Yields
Loans receivable (1)	5.32%	5.36%	5.66%	5.53%	5.56%	6.03%
Deposits in other financial institutions	1.00	0.47	0.93	0.70	1.53	2.98
Investment securities	1.34	1.00	2.42	1.59	4.60	5.71
Other interest-earning assets	0.41	0.77	0.61	0.82	1.73	2.75

Total interest-earning assets	4.80%	4.74%	4.91%	4.83%	5.06%	5.78%

Weighted Average Costs
Money market accounts	0.65%	0.66%	1.03%	0.81%	1.27%	1.85%
Savings accounts	0.37	0.52	0.86	0.70	0.83	1.23
Interest-bearing checking accounts	0.27	0.20	0.30	0.32	0.44	0.49
Certificates of deposit	1.26	1.28	1.76	1.47	2.15	3.41
Borrowings	2.04	1.57	4.89	4.45	3.52	3.03

Total interest-bearing liabilities	0.97%	1.02%	1.74%	1.48%	1.99%	2.79%

Net interest spread (2)	3.83	3.72	3.17	3.35	3.07	2.99
Net interest margin (3)	NA	3.86	3.36	3.52	3.33	3.32

(1)	Includes non-accrual loans for the respective periods.

(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest income as a percentage of average interest-earning assets.

Source: HomeTrust Bank, preliminary prospectus.

The provision for loan losses was increased to $42.8 million for the year ended June 30, 2011 as compared to $38.6 million for the year ended June 30, 2010. The provision for loan losses for both years was significantly higher than prior years due to the increased levels of net charge-offs brought about by the economic downturn. The high levels of provision were necessary to replenish the allowance for loan losses that was depleted due to $34.4 million in net charge-offs of non-performing loans in 2011 and $21.9 million of net-charge offs in fiscal 2010, as well as management’s efforts to increase the allowance for loan losses in response to elevated

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levels of non-performing loans, which increased $2.2 million to $48.5 million at June 30, 2011. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio. The allowance is established through the provision for loan losses, which is charged to income. Management reviews the level of the allowance quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio.

Non-interest income decreased by $15.4 million to $9.0 million for fiscal 2011 compared to $24.3 million for fiscal 2010. Non-interest income for fiscal 2010 included $17.4 million of gain from the acquisition of Industrial and non-interest income for fiscal 2011 included a gain of $5.8 million from the acquisition of Cherryville. Further, non-interest income for fiscal 2011 was negatively impacted by $3.8 million of losses on sale and impairment of REO properties and $4.0 million of FHLB advance prepayment penalties. Revenues from mortgage banking operations increased $519,000 or 19.3% to $3.2 million due to higher sales volumes as refinancing activity increased due to the low interest rate environment. Other non-interest income increased to $4.3 million in fiscal 2011 from $1.2 million in fiscal 2010 due to a $2.9 million gain from the payoff of a loan participation that HomeTrust originally purchased at a discount.

Non-interest expenses increased by $3.7 million or 9.0% to $45.7 million for fiscal 2011 compared to $42.0 million for fiscal 2010. The primary factor leading to the increase was the aforementioned $4.5 million loss relating to a check kiting fraud. Salaries and employee benefits expense decreased $4.1 million, or 15.7% to $22.1 million during the year ended June 30, 2011

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compared to $26.2 million for the year ended June 30, 2010 primarily as a result of higher benefit plan expenses accrued in connection with the acquisition of Industrial in fiscal 2010. In addition to the check kiting losses that are included in other operating expenses, increased costs associated with problem loan collection activities including, charges related to REO also caused other non-interest expense to increase.

For the year ended June 30, 2011, HomeTrust recorded an income tax benefit of $13.3 million and a pre-tax loss of $28.0 million. For the year ended June 30, 2010, the Bank recorded an income tax benefit of $17.6 million and a pre-tax loss of $10.5 million. The tax benefits were primarily due to the tax-free income received on municipal leases, the tax-free gains on the business combinations, as well as the significant provision for loan losses which reduced earnings before income tax.

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Interest Rate Risk Management

HomeTrust manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect the Bank’s earnings while decreases in interest rates may beneficially affect its earnings. To reduce the potential volatility of its earnings, the Bank has sought to improve the mismatch between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.

HomeTrust’s strategies for managing interest rate risk include, but are not limited to: (i) increasing the portfolio of hybrid and adjustable-rate one-to-four family residential loans; (ii) maintaining a strong capital position; and (iii) emphasizing less interest rate sensitive and lower costing core deposits. In addition, HomeTrust generally sells in the secondary market substantially all newly originated long-term, fixed-rate one- to four-family residential mortgage loans and utilizes FHLB advances and brokered deposits to manage the repricing of liabilities. The Bank currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of derivative financial instruments.

Management actively monitors and manages the Bank’s interest rate risk exposure. The Board of Directors sets the asset and liability policy guidelines for the Bank which are implemented by senior management and an Asset-Liability Management Committee, which includes members of management, to communicate, coordinate, and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities,

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pricing, and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits, and profitability goals. The Bank’s overriding goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

The Bank measures its interest rate sensitivity based on the net portfolio value (“NPV”) of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 7 summarizes the interest rate sensitivity of the Bank’s NPV as of September 30, 2011, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered.

As shown in Table 7 the Bank’s NPV would be negatively impacted by an immediate increase in interest rates from current levels and positively impacted by a decrease in rates. Table 7 indicates that the Bank’s NPV was $231.9 million as of September, 2011 or 13.69% of the portfolio value of total assets. Based upon the assumptions utilized, an immediate 100 basis point increase in market interest rates would result in a $2.3 million decrease in the Bank’s NPV and a 6 basis point decline in the NPV ratio. An immediate 200 basis point increase in market interest rates would result in a $6.9 million decrease in the Bank’s NPV and a 24 basis point decrease in the NPV ratio. An immediate 100 basis point decrease in market interest rates would result in a $1.6 million increase in the Bank’s NPV and a 5 basis point improvement in the NPV ratio. Is illustrated by the relatively minor positive and negative movements in NPV under the scenarios analyzed, HomeTrust has a low level of interest rate risk.

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Table 7

Interest Rate Risk Analysis

As of September 30, 2011

(Dollars in Thousands)

	Net Portfolio Value of Equity			NPV as % pf PV of Assets
Change in Interest Rates(1) (basis points)	Estimated NPV(2)	Change from Base (000s)	Change from Base (%)	NPV Ratio (%)	Change from Base (bp)	Change from Base (%)
+ 300 bp	$212,589	$(19,308)	(8.3)%	12.85%	-85bp	(6.1)%
+ 200 bp	224,953	(6,944)	(3.0)%	13.45%	-25bp	(1.8)%
+ 100 bp	229,565	(2,332)	(1.0)%	13.63%	-6bp	(0.4)%
0 bp	231,897	—	—	13.69%	—	—
- 100 bp	233,450	1,553	0.7%	13.74%	5bp	0.4%

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet items.

Source:	HomeTrust Bank, preliminary prospectus.

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Asset Quality

Table 8 summarizes the Bank’s total non-performing assets (“NPAs”) as of June 30, 2007 to 2011 and September 30, 2011. Historically, prior to fiscal 2009, HomeTrust had exhibited an excellent record of asset quality until experiencing an upturn in NPAs during fiscal 2009. Excluding the portfolio of performing troubled debt restructurings, the Bank’s ratio of non-performing assets to total assets increased from 0.52% at June 30 2008 to 2.10% at June 30, 2009, 3.87% at June 30, 2010 and 3.81% at June 30, 2011. As of September 30, 2011, the ratio of NPAs to assets was 4.59%. The Bank experienced increases in non-accrual loans and foreclosed assets primarily in its portfolios of construction and land development, residential mortgage and commercial real estate loans. During the quarter ended September 30, 2011, due to the change in primary regulator from the OTS to the OCC, as previously discussed, HomeTrust reclassified to non-performing status (although they are performing according to their terms) $8.3 million of performing construction and development loans due to their payment terms requiring interest only payments during the term of the loan while repayment of the loan is primarily dependent on the underlying collateral increasing in value. As of September 30, 2011, the Bank’s non-performing assets totaled $73.9 million and primarily comprised $13.5 million of real estate owned (“REO”), $26.1 million in construction and land development loans, $21.6 million of residential mortgage loans and $9.0 million of commercial real estate loans. In addition to non-performing assets, the Bank also had $35.9 million of performing troubled debt restructurings, which are loans that have been modified through term extensions or other concessions to help borrowers stay current and avoid foreclosure.

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In order to reflect the increased risk inherent in the loan portfolio, as illustrated in Table 9, the Bank increased its loan loss provision from $3.3 million in fiscal 2008 to $42.8 million for fiscal 2011, reflecting the increased levels of non-performing assets and loan charge-offs. Total charge-offs increased from $3.7 million in 2009 to $22.1 million in fiscal 2010 and $35.3 million in 2011. Of the $35.3 million of loans charged off in fiscal 2011, $24.1 million were construction and development loans, $6.7 million were commercial real estate loans and $3.6 million were residential mortgage loans. As a result, the loan loss allowance increased to $41.7 million at June 30, 2010 and $50.1 million at June 30, 2011 or 3.77% of total loans at June 30, 2011. At September 30, 2011, the loan loss allowance was $40.5 million or 3.09% of total loans. Provisions for loan losses of $5.3 million were less than the $14.9 million of net charge-offs for the quarter ended September 30, 2011, causing the reduction in the loan loss reserve. The amount of net charge-offs for the three months ended September 30, 2011 were impacted by the change in the Bank’s primary federal banking regulator. In accordance with OCC regulatory guidance, HomeTrust charged-off an additional $11.2 million related to impaired loans for which the Bank previously had recorded specific valuation allowances.

Taking into the aforementioned provisions and charge-offs, Table 10 provides a summary of the allocation of HomeTrust’s loan loss reserves as of the dates indicated. As shown, approximately $13.2 million or 32.6% of the $40.5 million of total reserves at September 30, 2011 were allocated to the residential loan portfolio, which comprises 47.2% of total loans. An additional $10.2 million or 25.3% of total reserves were allocated to the commercial construction and development portfolio which accounts for 5.3% of the total loan portfolio and $8.1 million or 20.1% of total reserves were allocated to the commercial real estate loan portfolio.

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Table 8

Non-performing Assets Summary

As of June 30, 2007 to 2011 and September 30, 2011

(Dollars in Thousands)

	Sept. 30,	June 30,
	2011	2011	2010	2009	2008	2007
Non-accrual loans
Retail consumer loans:
One-to-four family	$21,584	$17,821	$9,076	$8,343	$2,645	$1,877
Home equity	2,649	2,536	4,059	2,987	1,060	682
Construction and land/lot loans	2,413	2,766	2,549	2,638	352	—
Consumer	25	23	28	74	279	6

Total non-accrual retail consumer loans	26,671	23,146	15,712	14,042	4,156	2,565

Commercial:
Commercial real estate	9,015	8,198	12,097	7,078	—	173
Construction and development	23,759	16,620	18,005	5,451	1,030	—
Commercial and industrial	31	40	—	5	318	630
Municipal leases	939	474	486	879	998	—

Total non-accrual commercial loans	33,744	25,332	30,588	13413	2,346	803

Total non-accrual loans	60,415	48,478	46,300	27,455	6,502	3,368

Foreclosed assets
Retail consumer loans:
One-to-four family	2,835	4,299	6,765	610	550	629
Home equity	32	32	268	38	—	—
Construction and land/lot loans	1,711	1,326	416	305	—	—
Consumer	—	—	—	—	—	—

Total foreclosed retail consumer loans	4,578	5,657	7,449	953	550	629

Commercial:
Commercial real estate	3,441	2,023	4,095	974	—	—
Construction and development	5,431	6,177	5,743	1,497	—	—
Commercial and industrial	—	—	—	—	—	—
Municipal leases	—	—	—	—	—	—

Total foreclosed commercial loans	8,872	8,200	9,838	2,471	—	—

Total foreclosed assets	13,450	13,857	17,287	3,424	550	629

Other non-performing assets	—	—	—	—	—	—

Total non-performing assets	73,865	62,335	63,587	30,879	7,052	3,997

Performing troubled debt restructurings (1)	35,853	49,379	28,655	7,754	7,602	4,625

Performing troubled debt restructurings and total non-performing assets	$109,718	$111,714	$92,242	$38,633	$14,654	$8,622

Total non-performing loans to total loans	4.61%	3.64%	3.59%	2.25%	0.55%	0.35%
Total non-performing assets to total assets	4.59%	3.81%	3.87%	2.10%	0.52%	0.36%
Performing troubled debt restructurings and total non-performing assets to total assets	6.81%	6.82%	5.62%	2.63%	1.09%	0.77%

(1)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on non-accrual status and are included in non-accrual loans above.

Source: HomeTrust Bank, preliminary prospectus.

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Table 9

Allowance for Loan Loss Summary

For the Years Ended June 30, 2007 to 2011

And the Three Months Ended September 30, 2011

(Dollars in Thousands)

	Three Months Ended September 30,	Year Ended June 30,
	2011	2011	2010	2009	2008	2007
Allowance for loan losses at beginning of period	$50,140	$41,713	$24,996	$13,623	$10,372	$8,469

Provision for loan losses	5,300	42,800	38,600	15,000	3,315	2,130

Charge-offs
Retail consumer loans:
One-to-four family	4,768	3,572	8,450	158	70	140
Home equity	1,567	743	1,473	407	7	10
Construction and land/lot loans	2,224	2,510	3,275	236	—	—
Consumer	1	10	71	28	5	116

Total retail consumer loans	8,560	6,835	13,269	829	82	266

Commercial:
Commercial real estate	1,188	6,736	4,978	1,398	—	—
Construction and development	5,211	21,629	3,574	1,345	—	—
Commercial and industrial	32	130	299	80	—	—
Municipal leases	—	—	—	—	—	—

Total commercial loans	6,431	28,495	8,851	2,823	—	—

Total charge-offs	14,991	35,330	22,120	3,652	82	266

Recoveries
Retail consumer loans:
One-to-four family	—	189	156	—	—	2
Home equity	—	31	—	—	—	—
Construction and land/lot loans	—	1	—	—	—	—
Consumer	—	—	27	—	2	31

Total retail consumer loans	—	221	183	—	2	33

Commercial:
Commercial real estate	5	581	13	—	—	6
Construction and development	42	48	—	—	—	—
Commercial and industrial	11	107	41	25	16	—
Municipal leases	—	—	—	—	—	—

Total commercial loans	58	736	54	25	16	6

Total recoveries	58	957	237	25	18	39

Net charge-offs	14,933	34,373	21,883	3,627	64	227

Allowance for loan losses at end of period	$40,507	$50,140	$41,713	$24,996	$13,623	$10,372

Allowance for loan losses to non-performing assets	54.84%	80.44%	65.60%	80.95%	193.18%	259.49%
Allowance for loan losses to total loans outstanding at the end of the period	3.09%	3.77%	3.23%	2.04%	1.14%	1.07%
Net charge-offs to average loans outstanding during the period	4.50%	2.59%	1.71%	0.29%	0.01%	0.03%

Source: HomeTrust Bank, preliminary prospectus.

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Table 10

Loan Loss Reserves by Loan Type

For the Years Ended June 30, 2007 to 2011

And the Three Months Ended September 30, 2011

(Dollars in Thousands)

	At September 30,		At June 30,
	2011		2011		2010		2009		2008		2007
	Allocated Amount	Percent of loans in each category to total loans	Allocated Amount	Percent of loans in each category to total loans	Allocated Amount	Percent of loans in each category to total loans	Allocated Amount	Percent of loans in each category to total loans	Allocated Amount	Percent of loans in each category to total loans	Allocated Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Retail consumer loans:
One- to four-family	13,214	47.23%	14,108	45.88%	9,188	39.50%	5,223	33.32%	3,058	34.54%	2,206	36.09%
Home equity	3,070	11.62%	3,710	11.78%	3,251	12.18%	2,588	12.43%	1,508	10.96%	1,062	11.64%
Construction and land/lot loans	4,223	4.87%	3,945	5.12%	2,177	6.13%	1,513	6.54%	1,183	7.62%	1,128	8.36%
Consumer	182	0.33%	213	0.32%	132	0.29%	389	0.22%	310	0.24%	88	0.28%
Commercial loans:
Commercial real estate	8,130	20.12%	9,427	20.25%	10,668	20.95%	6,385	22.70%	3,774	20.44%	2,921	16.98%
Construction and development	10,239	5.32%	17,161	5.97%	14,648	9.85%	7,394	13.48%	2,497	15.04%	1,680	13.64%

Commercial and industrial	480	1.24%	453	1.45%	411	1.56%	303	1.98%	434	1.94%	404	1.93%
Municipal leases	969	9.28%	1,123	9.24%	1,238	9.54%	1,201	9.33%	859	9.22%	883	11.07%

Total loans	40,507	100.00%	50,140	100.00%	41,713	100.00%	24,996	100.00%	13,623	100.00%	10,372	100.00%

Source: HomeTrust Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Office Properties

HomeTrust currently conducts business from its 20 branch offices. Exhibit II-9 provides certain information relating to the Bank’s office properties as of September 30, 2011. A map of the Bank’s branch office network is presented below. Eleven branch offices are located in the Greater Asheville Area (eight within the Asheville MSA) and three branches are located in the counties of Cleveland and Gaston, which are contiguous to the Greater Asheville Area heading east toward Charlotte, North Carolina. The Bank also has three offices Davidson County and three branches in the Greensboro-High Point MSA (Rockingham County).

FELDMAN FINANCIAL ADVISORS, INC.

Table 11 provides deposit data for the Bank’s branch offices from June 30, 2006 to June 30, 2011. The Bank’s deposits increased by a compound annual growth rate (“CAGR”) of 9.4% over this period with the bulk of the deposit increase occurring in the Asheville and Greensboro-High Point MSAs. As illustrated in Table 11, approximately 46.0% of the Bank’s deposits as of June 30, 2011 were maintained in the Asheville MSA. Including the deposits in the counties of Polk and Rutherford, which are generally considered components of the Greater Asheville Area, approximately 60.9% of HomeTrust’s deposits at June 30, 2011 resided in the Greater Asheville Area. An additional 12.3% of the Bank’s deposits were held in branches in the Greensboro-High Point MSA.

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Table 11

Branch Office Deposit Data

		June 30,			'10-'11	'06-'11
		2006	2010	2011	CAGR	CAGR
Address	City	($ 000s)	($ 000s)	($ 000s)	(%)	(%)
Asheville MSA
228 6th Ave E	Hendersonville	$92,038	$156,648	$135,870	(13.26)	8.10
10 Woodfin St	Asheville	82,436	145,427	128,678	(11.52)	9.31
800 Russ Ave	Waynesville	40,746	87,733	89,823	2.38	17.13
5 Northridge Commons Pkwy	Weaverville	40,461	75,506	73,910	(2.11)	12.81
8583 Carolina Blvd	Clyde	43,416	58,928	52,670	(10.62)	3.94
1999 Hendersonville Rd	Asheville	32,254	48,785	43,266	(11.31)	6.05
1825 Hendersonville Rd	Asheville	—	40,732	37,864	(7.04)	NA
1011 Tunnel Rd	Asheville	—	25,013	22,480	(10.13)	NA

Greensboro-High Point MSA
106 S Van Buren Rd	Eden	70,061	87,656	77,904	(11.13)	2.14
2805 Reid School Rd	Reidsville	—	75,721	64,585	(14.71)	NA
722 Washington St	Eden	16,894	16,886	14,505	(14.10)	(3.00)

Cleveland County
224 E Warren St	Shelby	93,290	116,133	110,401	(4.94)	3.43
2007 E Dixon Blvd	Shelby	8,628	13,926	12,444	(10.64)	7.60

Davidson County
107 W Center St	Lexington	92,711	110,930	108,226	(2.44)	3.14
8759 N NC Hwy 150	Clemmons	—	7,547	8,464	12.15	NA
11564 Old Hwy 52	Winston- Salem	10,435	13,186	13,762	4.37	5.69

Gaston County
100 W Main St	Cherryville	61,254	83,087	87,110	4.84	7.30

Polk County
341 N Trade St	Tryon	71,385	95,287	93,977	(1.37)	5.65
685 W Mills St	Columbus	55,375	69,699	65,808	(5.58)	3.51

Rutherford County
351 Butler Rd	Forest City	—	48,763	30,023	(38.43)	NA

Deposits By Area ($000s)
Asheville MSA		331,351	638,772	584,561	(8.49)	12.02
Greensboro-High Point MSA		86,955	180,263	156,994	(12.91)	12.54
Cleveland County		101,918	130,059	122,845	(5.55)	3.81
Davidson County		103,146	131,663	130,452	(0.92)	4.81
Gaston County		61,254	83,087	87,110	4.84	7.30
Polk County		126,760	164,986	159,785	(3.15)	4.74
Rutherford County		—	48,763	30,023	(38.43)	NA

Total Deposits		$811,384	$1,377,593	$1,271,770	(7.68)	9.40

Deposits By Area (%)
Asheville MSA		40.84	46.37	45.96
Greensboro-High Point MSA		10.72	13.09	12.34
Cleveland County		12.56	9.44	9.66
Davidson County		12.71	9.56	10.26
Gaston County		7.55	6.03	6.85
Polk County		15.62	11.98	12.56
Rutherford County		NA	3.54	2.36

Total Deposits		100.00	100.00	100.00

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

Overview of Market Area

HomeTrust’s business is headquartered in Asheville, North Carolina, the county seat of Buncombe County, and the Bank considers its primary market area to comprise the Asheville MSA which is comprised of the counties of Buncombe, Haywood, Henderson, and Madison in Western North Carolina. The Bank estimates that approximately 85% of its business is derived from the counties of Buncombe, Haywood and Henderson within the Asheville MSA. Asheville is the largest city in Western North Carolina based on population and Asheville and Buncombe County are the principal city and county, respectively, in the Asheville MSA. In addition to the Asheville MSA, HomeTrust considers its primary market area to include portions of the Greater Asheville Area (generally considered to include Jackson, McDowell, Polk, Rutherford, Transylvania, and Yancey counties) and Davidson and Rockingham counties in the Piedmont region of North Carolina. HomeTrust has a branch presence in both Polk and Rutherford counties within the Greater Asheville Area and the neighboring counties of Cleveland and Gaston heading east toward Charlotte, North Carolina. HomeTrust operates a branch network encompassing 20 offices, of which 11 are located in the Greater Asheville Area and three are located in the neighboring counties of Cleveland and Gaston. The remaining branches are spread over the Piedmont region of North Carolina in Greensboro-High Point MSA (three branches) and Davidson County (three branches).

Asheville is located in the heart of the Blue Ridge Mountains, which are part of the Appalachian Mountain range. The city is positioned at the confluence of the French Broad River and the Swannanoa River, and situated on a plateau in the Blue Ridge Mountains. Asheville is

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both a valley and mountain town, and its climate is mild and temperate with four distinct seasons. The surrounding mountains insulate the valley and are responsible for the moderate weather, which allows residents to enjoy outdoor activities year round. In addition, the Asheville area has a vibrant cultural and arts community that parallels that of many larger cities in the United States and is home to a number of historical attractions, the most prominent of which is the Biltmore Estate, a historic mansion with gardens and a winery that draws approximately 900,000 tourists each year. Due to its scenic location and diverse cultural and historical offerings, the Asheville MSA has become a popular destination for tourists, which has historically positively impacted the local economy. Furthermore, affordable housing prices, combined with the region’s favorable climate, scenic surroundings and cultural attractions, have also made the Asheville MSA an increasingly attractive destination for retirees seeking to relocate from other parts of the United States.

Table 12 presents comparative demographic data for the United States, the state of North Carolina, and the Asheville MSA. Also included in Table 12 is demographic information for the Greensboro-High Point MSA, as HomeTrust operates three branches in this larger MSA market. The Asheville MSA had a population of approximately 421,000 in 2010, which represented an increase of 14.0% over the prior decade and surpassed the nationwide population growth rate of 10.6%. Over the five-year period from 2010 to 2015, the population in the Asheville MSA is projected to increase by 5.5% to approximately 444,000. The population growth has been fueled by in-migration of residents from the retiring baby-boom generation. The median age in the Asheville MSA is 43.3 years as compared to the national median of 37.0 years. Within the Asheville MSA, the most populous county is Buncombe County with a total of approximately 235,000 residents, followed by Henderson County with nearly 107,000 residents.

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The Greensboro-High Point MSA had a total population of 722,000 in 2010, reflecting an increase of 12.2% over the last ten years. The Greensboro-High Point MSA is projected to experience comparable population growth over the next five years compared to that of the Asheville MSA. While both MSAs are projected to have higher population growth than the United States, the growth trails the expectations for the State of North Carolina which is projected to increase by 8.3% over the next five years.

The economy of the Asheville MSA constitutes a diverse cross section of employment sectors, with a mix of educational and health services, retail and wholesale trade, leisure and hospitality, and manufacturing. There is no single employer or industry upon which a significant concentration of the labor force is dependent. Table 13 provides comparative employment sector data for the United States, North Carolina, the Asheville MSA and the Greensboro-High Point MSA. Table 14 presents a summary of the largest employers in the Asheville MSA.

The Asheville MSA labor force was comprised of approximately 166,000 workers in the quarter ended December 31, 2010, with the largest concentration in the educational and health services sector, numbering approximately 47,000 employees or 28.1% of total employment as compared to the national level of 14.6%. Similarly, the educational and health services sector is the largest employment sector in the Greensboro-High Point MSA, employing 21.0% of the total employment of 333,000.

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Table 12

Selected Demographic Data

	United States	North Carolina	Asheville MSA	Greensboro- High Point MSA
Total Population
2010—Current	311,212,863	9,552,054	420,918	721,646
2015—Projected	323,209,391	10,345,227	444,059	762,296
% Change 2000-10	10.59%	18.67%	14.02%	12.16%
% Change 2010-15	3.85%	8.30%	5.50%	5.63%

Age Distribution, 2010
0—14 Age Group	20.08%	19.59%	16.81%	19.14%
15—34 Age Group	27.22%	26.71%	22.12%	26.60%
35—54 Age Group	28.03%	29.08%	28.52%	29.09%
55- 69 Age Group	15.54%	15.96%	19.72%	16.15%
70+ Age Group	9.12%	8.66%	12.83%	9.02%

Median Age (years)	37.0	37.6	43.3	38.1

Total Households
2010—Current	116,761,140	3,761,099	179,985	289,542
2015—Projected	121,359,604	4,088,898	191,081	306,751
% Change 2000-10	10.69%	20.09%	16.65%	12.96%
% Change 2010-15	3.94%	8.72%	6.16%	5.94%

Median Household Income
2010—Current	$54,442	$50,887	$45,954	$51,860
2015—Projected	$61,189	$57,697	$53,092	$58,667
% Change 2000-10	29.12%	29.85%	26.51%	27.74%
% Change 2010-15	12.39%	13.38%	15.53%	13.13%

Average Household Income
2010—Current	$70,173	$63,346	$55,978	$64,157
2015—Projected	$79,340	$70,818	$61,889	$71,643
% Change 2000-10	23.88%	23.66%	19.16%	20.82%
% Change 2010-15	13.06%	11.80%	10.56%	11.67%

Per Capita Income
2010—Current	$26,739	$25,349	$24,288	$26,076
2015—Projected	$30,241	$28,417	$27,010	$29,189
% Change 2000-10	23.87%	24.83%	21.06%	21.76%
% Change 2010-15	13.10%	12.10%	11.21%	11.94%

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Table 12 (continued)

Selected Demographic Data

	United States	North Carolina	Asheville MSA	Greensboro- High Point MSA

Household Net Worh
Median	$93,084	$79,981	$75,541	$84,825
Average	$418,865	$385,990	$361,236	$405,756

Current Household Net Worth
$ 0—$35,000	34.96%	37.22%	37.36%	36.00%
$ 35,000—$100,000	16.38%	17.00%	18.60%	17.21%
$ 100,000—$250,000	19.13%	18.58%	19.67%	18.60%
$ 250,000—$500,000	12.97%	12.28%	11.12%	12.19%
$ 500,000+	16.56%	14.92%	13.25%	16.00%

Total Number of Owner
Occupied Housing Units
2010—Current	76,868,769	2,607,757	132,724	193,464
2015—Projected	80,072,859	2,839,374	141,113	204,996
% Change 2000-10	10.10%	20.04%	16.65%	12.65%
% Change 2010-15	4.17%	8.88%	6.32%	5.96%

Value of Owner Occupied
Housing Units
2007—Median	$201,000	$150,700	$190,200	$138,211
2010—Median	$179,900	$154,200	$183,800	$141,100
% Change 2007-10	-10.5%	2.3%	-3.4%	2.1%

Current Value of Owner
Occupied Housing Units
$ 0—$100,000	27.39%	32.58%	34.37%	36.55%
$ 100,000—$200,000	34.48%	40.15%	33.47%	44.48%
$ 200,000—$300,000	17.08%	15.70%	17.24%	12.11%
$ 300,000—$500,000	12.49%	7.81%	10.17%	4.71%
$ 500,000+	8.56%	3.76%	4.75%	2.16%

Unemployment Rates
2009 Annual Average	9.3%	10.8%	9.0%	11.2%
2010 Annual Average	9.6%	10.6%	8.6%	11.1%
October 2011	9.0%	9.7%	7.7%	10.1%

Source:	SNL Financial, ESRI, and U.S. Census Bureau.

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The Asheville MSA is home to University of North Carolina at Asheville, Montreat College, Warren Wilson College, Mars Hill College, and Asheville-Buncombe Technical Community College. Mission Health System Inc., based in Asheville, is the state’s sixth largest health system and the tertiary care regional referral center for western North Carolina. The health care sector has especially been a targeted growth area, along with advanced manufacturing technology. The leisure and hospitality industry remains an important sector in the Asheville MSA with The Biltmore Company and The Grove Park Inn Resort and Spa serving as the primary employers.

The unemployment rate in the Asheville MSA has hovered below the national and state rates in recent years, while unemployment rates for the Greensboro-High Point MSA and the state of North Carolina have slightly exceeded the national rate. The unemployment rate for the Asheville MSA continued its downward trend and measured 7.7% in October 2011, below the national and state rates of 9.0% and 9.7%, respectively. The unemployment rate for the Greensboro-High Point MSA was 10.1% in October 2011, down from the 11.1% average for calendar 2010.

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Table 13

Comparative Employment Concentrations

Average for the Quarter Ended December 31, 2010

Industry Sector	United States	North Carolina	Asheville MSA	Greensboro- High Point MSA
Number Employed
Educational and Health Services	18,949,500	940,317	46,753	69,951
Retail and Wholesale Trade	19,808,900	618,566	27,793	54,392
Professional and Business Services	17,073,900	507,090	15,909	46,170
Leisure and Hospitality	12,850,800	395,137	22,320	30,163
Manufacturing	11,569,900	432,912	17,933	51,509
Public Administration	22,048,800	239,692	9,357	14,589
Financial Activities	7,431,100	196,364	5,601	20,495
Construction	5,392,700	175,783	7,444	13,245
Transportation and Utilities	5,524,400	137,434	5,523	18,542
Other Services	4,363,200	93,833	4,679	7,711
Information	2,715,000	69,539	1,898	5,526
Natural Resources and Mining	1,723,400	32,177	1,423	768

Total Employment	129,451,600	3,838,844	166,633	333,061

Percent of Total
Educational and Health Services	14.6%	24.5%	28.1%	21.0%
Retail and Wholesale Trade	15.3%	16.1%	16.7%	16.3%
Professional and Business Services	13.2%	13.2%	9.5%	13.9%
Leisure and Hospitality	9.9%	10.3%	13.4%	9.1%
Manufacturing	8.9%	11.3%	10.8%	15.5%
Public Administration	17.0%	6.2%	5.6%	4.4%
Financial Activities	5.7%	5.1%	3.4%	6.2%
Construction	4.2%	4.6%	4.5%	4.0%
Transportation and Utilities	4.3%	3.6%	3.3%	5.6%
Other Services	3.4%	2.4%	2.8%	2.3%
Information	2.1%	1.8%	1.1%	1.7%
Natural Resources and Mining	1.3%	0.8%	0.9%	0.2%

Total Employment	100.0%	100.0%	100.0%	100.0%

Source: U.S. Department of Labor, Bureau of Labor Statistics; Employment Security Commission of North Carolina.

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Table 14

Major Employers in the Asheville Area

Company / Organization	Industry Description	Employees
Buncombe County Public Schools	Educational Services	3,000+
Mission Health System and Hospital	Hospitals	3,000+
City of Asheville	Executive, Legislative, & Other General Govt.	1,000-2,999
The Biltmore Company	Museums, Historical Sites & Similar Institutions	1,000-2,999
Buncombe County Government	Executive, Legislative, & Other General Govt.	1,000-2,999
The Grove Park Inn Resort & Spa	Accommodation	1,000-2,999
Ingles Markets, Inc. (Home Office Buncombe County)	Food & Beverage Stores	1,000-2,999
VA Medical Center-Asheville Dept. of Veterans Affairs	Hospitals	1,000-2,999
BorgWarner Turbo & Emissions Systems	Transportation Equip. Manufacturing	750-999
CarePartners	Nursing & Residential Care Facilities	750-999
Eaton Corporation—Electrical Division	Electrical Equip., Appliance & Component Mfg.	750-999
Asheville City Schools	Educational Services	500-749
Arvato Digital Services	Computer & Electronic Product Manufacturing	500-749

Sitel, A Subsidiary of Onex Corp.	Administrative & Support Services	500-749
Thermo Fisher Scientific, Inc.	Machinery Manufacturing	500-749
University of North Carolina at Asheville	Educational Services	500-749
Asheville-Buncombe Technical Community College	Educational Services	400-499
Black Mountain Neuro-Medical Treatment Center	Nursing & Residential Care Facilities	400-499
Kearfott Guidance & Navigation Corp.	Computer & Electronic Product Manufacturing	400-499
Wal-Mart Stores, Inc.	General Merchandise Stores	400-499

YMCA of Western NC	Religious, Civic, Professional Organizations	400-499
Burger King Restaurants (Carrols Corp.)	Food Services & Drinking Places	300-399
Flint Group	Machinery Manufacturing	300-399
Givens Estates United Methodist Retirement Community	Nursing & Residential Care Facilities	300-399
MB Haynes Corp. (Division Offices)	Construction of Buildings	300-399
McDonald's Corp., Corporate Office	Food Services & Drinking Places	300-399
Unison Engine Components	Transportation Equip. Manufacturing	300-399

Taylor & Murphy Construction Company, Inc.	Heavy & Civil Engineering Construction	300-399
CPU2	Administrative & Support Services	300-399
Advantage Care Services	Ambulatory Health Care Services	200-299
Asheville Radiology Associates, P.A.	Ambulatory Health Care Services	200-299
Biltmore Estate Winery	Beverage & Tobacco Product Manufacturing	200-299
Colbond, Inc.	Chemical Manufacturing	200-299
Deerfield Episcopal Retirement Community	Nursing & Residential Care Facilities	200-299

Eaton Corporation—Electrical Division	Electrical Equip., Appliance & Component Mfg.	200-299
Genova Diagnostics	Ambulatory Health Care Services	200-299
Highland Farms Retirement Community	Nursing & Residential Care Facilities	200-299
HomeTrust Bank	Credit Intermediation & Related Activities	200-299
Inn on Biltmore Estate	Accommodation	200-299
J & S Cafeteria (Buncombe County)	Food Services & Drinking Places	200-299
J. Crew Group	Clothing & Clothing Accessories Stores	200-299

Medical Action Industries, Inc.	Misc. Manufacturing	200-299
Milkco, Inc.	Food Manufacturing	200-299
Mills Manufacturing Corp.	Textile Product Manufacturing	200-299
NC State Alcohol & Drug Abuse Treatment Ctr.	Hospitals	200-299
Nypro Asheville, Inc.	Plastics & Rubber Products Manufacturing	200-299
Pisgah Valley Retirement Community	Nursing & Residential Care Facilities	200-299
Sam's Club (A Division of Wal-Mart Stores, Inc.)	General Merchandise Stores	200-299

Swannanoa Valley Youth Development Center	Justice, Public Order & Safety Activities	200-299
Tyco Electronics Corp.	Electrical Equip., Appliance & Component Mfg.	200-299
United Parcel Service (Asheville)	Couriers & Messengers	200-299
United States Postal Service—Asheville Facility	Postal Service	200-299
Volvo Construction Equipment North America, Inc.	Merchant Whols., Durable Goods	200-299
Warren Wilson College	Educational Services	200-299

Source: Asheville Metro Business & Industry Directory 2009-2010.

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Market Share Analysis

Table 15 displays branch deposit data for the top 25 financial institutions in the Asheville MSA as of June 30, 2011 (with deposit data adjusted for completed and pending mergers). HomeTrust ranked third in the Asheville MSA out of 38 financial institutions with total deposits of $584.6 million and a market share of 8.2%. Previously, as of June 30, 2010, the Bank ranked third in the Asheville MSA with total deposits of $638.8 million and a market share of 8.7%. HomeTrust’s deposits decreased by 8.5% between June 30, 2010 and 2011, while the total deposits in the Asheville MSA decreased by 3.0% from $7.4 billion to $7.2 billion over the same period.

The top three financial institutions (Wells Fargo, First Citizens BancShares, and HomeTrust) held $3.1 billion or 43.6% of the deposit market in the Asheville MSA. The deposit market in the local area has been altered by recent acquisition activity. Wells Fargo entered the market and seized the top deposit share position through its acquisition of Wachovia Bank in October 2008. TD Bank acquired Carolina First Bank in May 2010. Through failed bank acquisitions, First Bancorp assumed the operations of Bank of Asheville in January 2011 and BNC Bancorp acquired Blue Ridge Savings Bank in October 2011.

Table 16 displays branch deposit data for the top 25 financial institutions as of June 30, 2011 in the Greensboro-High Point MSA. HomeTrust ranked 15th in the Greensboro-High Point MSA out of 57 financial institutions with total deposits of $157.0 million as of June 30, 2011 and a market share of 1.2%. The top three deposit market leaders in the Greensboro-High Point MSA were Wells Fargo, BB&T Corporation, and First Carolina Corporate Credit Union, which collectively controlled deposits of $6.4 billion and a market share of 46.9%.

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Table 15

Deposit Market Share in the Asheville MSA

Data as of June 30, 2011

(Adjusted for Completed and Pending Mergers)

Rank	Financial Institution	State	Type	Branch Count	Deposit Market Share (%)	Total Deposits ($000)
1	Wells Fargo & Co.	CA	Bank	17	18.59	1,331,563
2	First Citizens BancShares Inc.	NC	Bank	22	16.84	1,206,677
3	HomeTrust Bank	NC	Thrift	8	8.16	584,561
4	Asheville Savings Bank SSB	NC	Thrift	11	7.48	536,184
5	SunTrust Banks Inc.	GA	Bank	15	6.85	490,989
6	BB&T Corp.	NC	Bank	9	5.90	422,497
7	1st Financial Services Corp.	NC	Bank	6	5.68	406,992
8	Bank of America Corp.	NC	Bank	9	5.49	393,679
9	Toronto-Dominion Bank	CN	Bank	10	4.21	301,767
10	PNC Financial Services Group Inc.	PA	Bank	8	3.25	232,737
11	United Community Banks Inc.	GA	Bank	3	1.89	135,193
12	Champion Credit Union	NC	Credit Union	3	1.88	134,363
13	Macon Bancorp	NC	Bank	2	1.63	116,476
14	First Bancorp	NC	Bank	5	1.61	115,320
15	North American Financial Holdings Inc.	FL	Bank	5	1.54	110,138
16	Mountain Credit Union	NC	Credit Union	5	1.51	108,045
17	Forest Commercial Bank	NC	Bank	1	1.16	83,242
18	BNC Bancorp	NC	Bank	5	1.03	73,629
19	Telco Community Credit Union	NC	Credit Union	5	0.96	68,668
20	Oldtown Bank	NC	Bank	1	0.94	67,511
21	WNC Community Credit Union	NC	Credit Union	1	0.77	54,846
22	United Services Credit Union	NC	Credit Union	2	0.69	49,681
23	Black Mountain Savings Bank SSB	NC	Thrift	1	0.44	31,287
24	First Carolina Financial Services Inc.	NC	Bank	1	0.41	29,448
25	Southern Community Financial Corp.	NC	Bank	1	0.34	24,501
	Other Market Participants (13)			37	0.76	54,649

	Total (38 financial institutions)			193	100.00	7,164,643

Source:	SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Deposit Market Share in the Greensboro-High Point MSA

Data as of June 30, 2011

(Adjusted for Completed and Pending Mergers)

Rank	Financial Institution	State	Type	Branch Count	Deposit Market Share (%)	Total Deposits ($000)
1	Wells Fargo & Co.	CA	Bank	31	23.17	3,166,313
2	BB&T Corp.	NC	Bank	23	13.34	1,822,419
3	First Carolina Corporate Credit Union	NC	Credit Union	1	10.43	1,425,222
4	SunTrust Banks Inc.	GA	Bank	20	6.68	913,312
5	Bank of America Corp.	NC	Bank	19	6.34	865,694
6	FNB United Corp.	NC	Bank	11	4.48	612,824
7	High Point Bank Corp.	NC	Bank	11	4.31	589,050
8	First Citizens BancShares Inc.	NC	Bank	15	4.27	584,035
9	NewBridge Bancorp	NC	Bank	13	3.99	544,938
10	Carolina Bank Holdings Inc.	NC	Bank	6	3.92	535,287
11	PNC Financial Services Group Inc.	PA	Bank	9	2.95	402,495
12	Oak Ridge Financial Services Inc.	NC	Bank	5	2.22	302,690
13	BNC Bancorp	NC	Bank	6	1.88	256,344
14	Randolph Bank & Trust Co.	NC	Bank	4	1.51	206,343
15	HomeTrust Bank	NC	Thrift	3	1.15	156,994
16	Carter Bank & Trust	VA	Bank	8	1.06	145,150
17	Fidelity Bancshares (N.C.) Inc.	NC	Bank	8	1.00	136,969
18	First Bancorp	NC	Bank	6	0.95	129,937
19	Southern Community Financial Corp.	NC	Bank	3	0.87	119,037
20	Summit Credit Union	NC	Credit Union	2	0.84	114,892
21	Premier Federal Credit Union	NC	Credit Union	1	0.75	102,876
22	Premier Commercial Bank	NC	Bank	1	0.65	88,374
23	American National Bankshares Inc.	VA	Bank	3	0.37	50,946
24	Select Bancorp Inc.	NC	Bank	1	0.36	49,318
25	American Partners Federal Credit Union	NC	Credit Union	2	0.30	40,678
	Other Market Participants (32)			63	2.22	302,696

	Total (57 financial institutions)			275	100.00	13,664,833

Source: SNL Financial.

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Table 17 provides residential mortgage market share data for the top 25 lenders in the Asheville MSA as ranked by loans funded in 2010. Wells Fargo and HomeTrust ranked among the top two leading residential lenders in the local market area, funding $329.1 million (15.3% market share) and $223.4 million (10.4% market share) in residential loans, respectively. Bank of America, BB&T Corp., and State Employees’ Credit Union were included in the top five residential lenders. The top five lenders accounted for 42.4% of the residential loan originations in the Ashville MSA for 2010.

Previously, the Bank was the number one ranked mortgage lender, with a market share of 10.8% based on total residential mortgage loans funded of $304.8 million in 2009. Total residential mortgage originations in the Asheville MSA decreased 23.6% from $2.8 billion in 2009 to $2.2 billion in 2010. The Greensboro-High Point MSA was a larger market in terms of residential mortgage lending volume and HomeTrust ranked 29th, originating $14.0 million or 0.5% of the $2.6 billion of total residential mortgage loans originated in 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Residential Mortgage Lending Market Share in the Asheville MSA

Data for 2010

(Adjusted for Completed and Pending Mergers)

Rank	Company	Type	No. of Funded Loans	Total Market Share (%)	Total Funded Loans ($000)
1	Wells Fargo Bank NA (SD)	Bank	1,748	15.30	329,080
2	HomeTrust Bank (NC)	Thrift	1,257	10.39	223,444
3	Branch Banking & Trust Co. (NC)	Bank	698	6.47	139,134
4	Bank of America NA (NC)	Bank	629	5.15	110,689
5	State Employees' Credit Union (NC)	Credit Union	733	5.05	108,498
6	Asheville Savings Bank SSB (NC)	Thrift	589	5.02	107,908
7	Cunningham & Co. (NC)	Mortgage Bank	385	3.46	74,426
8	First-Citizens B&TC (NC)	Bank	340	3.34	71,770
9	SunTrust Mortgage Inc. (VA)	Mortgage Bank	352	3.19	68,617
10	Mountain 1st B&TC (NC)	Bank	326	3.11	66,981
11	JPMorgan Chase Bank NA (OH)	Bank	333	2.98	64,118
12	Quicken Loans Inc. (MI)	Mortgage Bank	292	2.42	51,935
13	CitiMortgage Inc. (MO)	Mortgage Bank	200	1.48	31,812
14	Silverton Mrtg Specialists Inc (GA)	Mortgage Bank	145	1.34	28,906
15	USAA FSB (TX)	Thrift	143	1.27	27,415
16	United Community Bank (GA)	Bank	121	1.08	23,202
17	Carolina First Bank (SC)	Bank	112	1.01	21,664
18	Champion Credit Union (NC)	Credit Union	274	0.93	20,100
19	U.S. Bank NA (OH)	Bank	109	0.93	19,938
20	Fifth Third Mortgage Co. (OH)	Mortgage Bank	97	0.92	19,828
21	RBC Bank (USA) (NC)	Bank	109	0.92	19,793
22	Carolina Bank (NC)	Bank	92	0.90	19,338
23	Ally Bank (UT)	Bank	87	0.75	16,210
24	TD Bank NA (DE)	Bank	59	0.73	15,737
25	Merrill Lynch Credit Corp. (FL)	Mortgage Bank	53	0.67	14,429

	Total		11,730	100.00	2,150,321

Source:	SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is accepted by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

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Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We limited our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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The operations of the Bank fit the general profile of a diversified thrift institution, concentrating primarily on real estate lending in its local market and relying significantly on certificates of deposit and other interest-bearing deposit accounts as funding sources. Residential mortgage loans remain as a core product in the Bank’s loan portfolio. However, the Bank has diversified its loan mix through the origination of commercial real estate and construction and development lending and, to a lesser extent, municipal leases, commercial business and consumer loans.

In determining the Comparative Group composition, we focused chiefly on HomeTrust’s asset size, capital level, credit risk profile, and geographic location. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the Southeastern region of the United States. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. Specifically, we applied the following selection criteria utilizing financial data as of September 30, 2011:

•	Publicly traded thrift – stockholder-owned thrift whose shares are traded on the New York, NYSE Amex, or NASDAQ stock markets.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for a minimum of one full year.

•	Asset size – total assets between $1.0 billion and $2.0 billion.

•	Capitalization –tangible equity to assets ratio greater than or equal to 8.5%.

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•	Credit risk exposure – ratio of total non-performing assets to total assets greater than 2.5%.

•	Geographic location – preference for companies based in the Southeast and Midwest, but due to lack of sufficient number of companies, expanded search nationwide.

As a result of applying the stated criteria, the screening process produced a reliable representation of publicly traded thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 18. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $1.0 billion at Fox Chase Bancorp to approximately $1.6 billion at BankFinancial Corporation. The median and average asset sizes were approximately $1.2 billion as compared to HomeTrust’s total assets of $1.6 billion at September 30, 2011.

Four of the Comparative Group companies are located in Midwestern states (BankFinancial Corp. in Illinois, CFS Bancorp in Indiana, NASB Financial in Missouri, and Pulaski Financial in Missouri). Citizens South Banking Corp., the only comparative group member based in the Southeast, is based in Gastonia, North Carolina, approximately 100 miles southeast of Asheville. The Comparative Group was also comprised of two thrifts headquartered in the Mid-Atlantic region (Cape Bancorp in New Jersey and Fox Chase Bancorp in Pennsylvania), one institution in the Southwestern region (OmniAmerican Bancorp in Texas) and two institutions in the Western region (Provident Financial Holdings in California and First Financial Northwest, Inc. in the state of Washington).

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In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group generally exhibited higher levels of capital and less favorable profitability and asset quality ratios. While some differences inevitably may exist between HomeTrust and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

Table 18

Comparative Group Operating Summary

As of September 30, 2011

Company	City	State	No. of Offices	Conversion Offering Date	Total Assets ($Mil.)	Tang. Equity/ Assets (%)
HomeTrust Bank	Asheville	NC	20	NA	$1,610.5	10.43
Comparative Group
BankFinancial Corp.	Burr Ridge	IL	23	06/24/05	1,633.8	13.72
Cape Bancorp, Inc.	Cape May Court House	NJ	16	02/01/08	1,078.6	11.70
CFS Bancorp, Inc.	Munster	IN	22	07/24/98	1,168.5	9.82
Citizens South Banking Corp.	Gastonia	NC	21	10/01/02	1,099.0	8.50
First Financial Northwest, Inc.	Renton	WA	1	10/10/07	1,140.4	15.70
Fox Chase Bancorp, Inc.	Hatboro	PA	11	06/29/10	1,031.4	19.14
NASB Financial, Inc.	Grandview	MO	9	09/27/85	1,253.6	11.82
OmniAmerican Bancorp, Inc.	Fort Worth	TX	15	01/21/10	1,327.2	15.22
Provident Financial Holdings, Inc.	Riverside	CA	14	06/28/96	1,319.9	10.87
Pulaski Financial Corp.	Saint Louis	MO	13	12/03/98	1,309.2	8.90

Source:	HomeTrust Bank; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 19 summarizes certain key financial comparisons between HomeTrust and the Comparative Group. Tables 20 through 25 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended September 30, 2011.

HomeTrust’s LTM ROA was negative 0.94%, reflecting a profitability measure below the Comparative Group median of positive 0.30% and the All Public Thrift median of positive 0.43%. The Bank’s lower ROA was attributable mainly to a significantly higher level of loan loss provisions. The Bank’s LTM return on average equity (“ROE”) was negative 8.81% and was positioned below the Comparative Group median of positive 2.22%. Two members of the Comparative Group reported net losses for the LTM period (four reported losses with respect to pre-tax core income), while the remaining eight exhibited positive net income. Similar to HomeTrust, the Comparative Group companies reporting negative earnings displayed elevated levels of loan loss provisions for the LTM period.

Based on core earnings, as adjusted to exclude intangibles amortization expense and non-recurring income and expense items, HomeTrust’s core profitability ratios also lagged behind those of the Comparative Group. The Bank’s core earnings for the LTM period excluded approximately $8.2 million of pre-tax losses from real estate sales and FHLB advance prepayment penalties, $430,000 of pre-tax gains from securities sales, $5.8 million in gains from

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business a combination and non-recurring expenses of $4.5 million relating to losses from a check kiting scheme that occurred in the quarter ended December 31, 2010. The Bank’s core ROA of negative 0.69% was below the Comparative Group median of positive 0.21% and the All Public Thrift median of positive 0.43%.

As shown in Table 19, the Bank’s net interest margin for the LTM period ended September 30, 2011 of 3.64% compared favorably to the Comparative Group median of 3.55% and the All Public Thrift median of 3.46%. Although higher than the Comparative Group median, the Bank’s net interest margin has been somewhat restrained by its high level of nonperforming assets. HomeTrust’s balance sheet had a higher percentage of loans and a lower percentage of cash and investments which contribute to HomeTrust’s higher net interest margin. HomeTrust had approximately 78.7% of its balance sheet comprised of loans and 11.5% comprised of cash and investments as compared to the median of 67.7% and 21.8%, respectively for the Comparative Group. Three of the Comparative Group companies exhibited a net interest margin at 3.00% or below with First Financial Northwest reporting a net interest margin of 3.00%, Fox Chase reporting a margin of 2.92% and Provident Financial recording a net interest margin of 2.79%. Alternatively, two members of the Comparative Group reported a net interest margin of 4.00% or greater, with BankFinancial Corp. and NASB Financial reporting net interest margins of 4.02% and 4.37%, respectively. Similar to HomeTrust, both of these companies reported net losses due to high loan loss provisions for the most recent LTM period.

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Table 19

Key Financial Comparisons

HomeTrust Bank and the Comparative Group

As of For the Last Twelve Months Ended September 30, 2011

(Ratios in Percent)

	HomeTrust Bank	Comparative Group Median	All Public Thrift Median
Profitability
LTM Return on Average Assets (ROA)	(0.94)	0.30	0.43
LTM Return on Average Equity (ROE)	(8.81)	2.22	3.16
Core Return on Avg. Assets (Core ROA)	(0.69)	0.21	0.43
Core Return on Avg. Equity (Core ROE)	(6.44)	1.69	3.57

Income and Expense (% of avg. assets)
Total Interest Income	4.33	4.30	4.38
Total Interest Expense	1.09	1.10	1.27
Net Interest Income	3.24	3.20	3.15
Provision for Loan Losses	2.68	0.77	0.38
Other Operating Income	0.63	0.73	0.58
Net Secs. Gains and Non-rec. Income	(0.12)	0.08	0.03
General and Administrative Expense	2.54	3.12	2.96
Intangibles Amortization Expense	0.00	0.01	0.00
Non-recurring Expense	0.27	0.00	0.00
Pre-tax Core Earnings	(1.36)	0.16	0.60

Efficiency Ratio	65.73	67.71	70.68

Yield-Cost Data
Yield on Interest-earning Assets	4.79	4.69	4.79
Cost of Interest-bearing Liabilities	1.30	1.34	1.57
Net Interest Spread	3.49	3.51	3.40
Net Interest Margin	3.64	3.55	3.46

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	96.86	93.07	93.12
Avg. Interest-bearing Liabilities	85.29	80.27	78.40
Avg. Net Interest-earning Assets	11.58	12.46	11.60

FELDMAN FINANCIAL ADVISORS, INC.

Table 19 (continued)

Key Financial Comparisons

HomeTrust Bank and the Comparative Group

As of For the Last Twelve Months Ended September 30, 2011

(Ratios in Percent)

	HomeTrust Bank	Comparative Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	11.53	21.82	24.97
Loans Receivable, net	78.67	67.68	68.00
Real Estate	0.84	1.39	0.31
Intangible Assets	0.02	0.07	0.04
Other Assets	8.95	5.79	4.86
Total Deposits	80.98	73.73	73.45
Borrowed Funds	4.91	11.81	12.74
Other Liabilities	3.73	1.22	0.93
Total Equity	10.44	12.79	11.68

Loan Portfolio (% of total loans)
Residential Mortgage Loans	47.23	40.55	42.06
Other Real Estate Mortgage Loans	41.92	52.22	45.64
Non-mortgage Loans	10.85	10.15	9.19

Growth Rates
Total Assets	(2.52)	(1.97)	0.71
Total Loans	1.95	(2.37)	(0.46)
Total Deposits	0.08	1.69	1.49

Regulatory Capital Ratios
Tier 1 Leverage Ratio	8.57	10.63	10.07
Tier 1 Risk-based Capital	11.32	14.86	15.90
Total Risk-based Capital	12.58	16.12	16.98

Credit Risk Ratios
Non-performing Loans / Total Loans	7.34	5.24	3.48
Non-performing Assets / Total Assets	6.81	5.39	2.77
Reserves / Total Loans	3.09	2.22	1.45
Reserves / Non-performing Loans	42.08	43.15	43.25

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

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HomeTrust’s yield on earning assets and cost of interest-bearing liabilities were comparable to the Comparative Group median. The Bank’s 1.30% cost of interest-bearing liabilities was four basis points lower than the Comparative Group median of 1.34% and the Bank’s 4.79% yield on interest-earning assets was ten basis points higher than the 4.69% recorded by the median of the Comparative Group for the LTM period.

The Bank’s non-interest operating income totaled 0.63% of average assets and trailed the Comparative Group median of 0.73% but was slightly higher than the All Public Thrift median of 0.58%. The Bank has historically generated a somewhat stable stream of non-interest revenue from mortgage banking operations, service charges on deposit accounts, and other fee income sources. The Bank also generated non-recurring gains and losses amounting to a net pre-tax loss of 0.12% of average assets. As mentioned previously, HomeTrust incurred losses related to the sale of real estate and FHLB advance prepayment penalties and recorded gains from sales of securities and a business combination during the LTM period. The Comparative Group and All Public Thrift medians of non-recurring income were 0.08% and 0.03%, respectively.

The Bank’s operating expense ratio for the LTM period of 2.54% of average assets was significantly lower than the Comparative Group median of 3.12% and All Public Thrift median of 2.96%. Historically, the Bank has been able to maintain low operating expenses by functioning with an efficient number of highly trained and motivated employees that are driven to success by positive reinforcement of corporate values. In addition, as the majority of the properties operated by the Bank have been owned by HomeTrust for a long period of time, occupancy expenses are not highly impacted by rent expenses. As mentioned previously, in addition to its operating expenses, HomeTrust incurred a $4.5 million pre-tax loss during the last twelve month period related to a check kiting scheme. Such losses approximated 0.27% of average assets.

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The Bank’s efficiency ratio (recurring non-interest expense less intangibles amortization expense as a percent of net interest income before provision plus non-interest operating income) was lower at 65.7% versus the Comparative Group and All Public Thrift medians of 67.7% and 70.7%, respectively. For the recent LTM period, four members of the Comparative Group posted lower efficiency ratios than HomeTrust and three recorded lower levels of operating expenses as a percent of total assets.

Prior to fiscal 2010, the Bank had increased its provision for loan losses gradually to reflect the overall growth and risk of the loan portfolio. However in fiscal 2010 and 2011, HomeTrust increased the provision significantly due to increased levels of loan charge-offs and heightened credit risk exposure. For the LTM period, the Bank’s provision for loan losses amounted to 2.68% of average assets and exceeded the Comparative Group and All Public Thrift medians of 0.77% and 0.38%, respectively. Similarly, several members of the Comparative Group also reported elevated levels of loan loss provisions that contributed to negative pre-tax earnings. Notably, NASB Financial recorded loss provisions approximating 3.79% of average assets for the LTM period ended September 30, 2011.

Table 24 illustrates the overall balance sheet composition of the Bank versus that of the Comparative Group. The Bank’s net total loans amounted to 78.7% of total assets as of September 30, 2011, above the median of 67.7% for the Comparative Group. Conversely, the Bank’s ratio of cash and securities to total assets was 11.5%, below the median of 21.8% for the Comparative Group. The Bank had no goodwill and a small amount ($298,000) of core deposit

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intangible assets on its balance sheet as of September 30, 2011, amounting to 0.02% of total assets. The Bank’s real estate owned measured 0.8% of total assets and was lower than the 1.39% level reflected by the Comparative Group median. The Bank’s ratio of other assets to total assets approximated 9.0% and was significantly higher than the Comparative Group median of 5.8%, primarily due to a high level of deferred tax assets (3.0% of total assets). The Bank’s category of other assets largely consisted of fixed assets, deferred tax assets and bank owned life insurance (“BOLI”).

The Bank’s borrowings level at 4.9% of assets primarily reflected its usage of FHLB advances as a supplemental funding source. HomeTrust’s borrowing levels were lower than the Comparative Group’s median borrowings level of 11.8%. The Bank’s deposit level at 81.0% of total assets was slightly above the Comparative Group’s median deposit level of 73.7%. The Bank’s equity level before the Conversion was 10.44% relative to total assets, which was slightly lower than the Comparative Group and All Public Thrift medians of 12.79% and 11.68%, respectively.

The Bank had made considerable strides toward diversifying its loan portfolio away from the historical traditional thrift model’s reliance on residential mortgages, however as evidenced by the loan composition data displayed in Table 25, the residential mortgage continues to play an important role in the operation of HomeTrust. The Bank’s level of residential mortgage loans measured 47.2% of total loans based on financial data as of September 30, 2011, compared to the Comparative Group and All Public Thrift medians of 40.6% and 42.1%, respectively. The Bank’s concentration of other real estate mortgage loans, which include commercial mortgages, revolving mortgages, and construction and land development loans, measured 41.9% of total

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loans and was lower than the Comparative Group median of 52.2%. The Bank’s ratio of non-mortgage loans, which include municipal leases, consumer loans and commercial and industrial loans, amounted to 10.9% of total loans and was positioned slightly above the Comparative Group median of 10.2%.

The Bank’s restrained balance sheet growth in recent periods is reflected in the comparative growth rates illustrated in Table 23. The Bank’s asset growth rate measured negative 2.5% over the recent LTM period and trailed the Comparative Group median of negative 2.0%. The Bank exhibited low positive growth rates of loans and deposits, while the Comparative Group reported median growth rates that were negative for loans and positive growth for deposits. The sluggish economy and mounting credit-related losses have forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.

As shown in Table 25, the Bank’s 7.34% ratio of non-performing loans (inclusive of performing troubled debt restructurings) as a percent of total loans was higher than the Comparative Group median of 5.24% and the All Public Thrift median of 3.48%. Similarly, the Bank’s ratio of total non-performing assets to total assets was higher at 6.81% versus the Comparative Group and All Public Thrift medians of 5.39% and 2.77%, respectively. For comparative purposes, total non-performing assets include performing restructured or renegotiated loans in addition to non-performing loans and real estate owned. The Bank’s ratio of reserves to non-performing loans at 42.1% compared favorably to the aggregate medians and reflected the substantial additions to reserves made by the Bank in fiscal 2010 and 2011. The Bank’s 3.09% ratio of reserves to total loans surpassed the Comparative Group and All Public Thrift medians of 2.22% and 1.45%, respectively, and exceeded all members of the Comparative Group except the 6.37% reserve ratio recorded by NASB Financial.

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In summary, the Bank’s recent earnings performance and asset quality trends trailed the results exhibited by the Comparative Group and All Public Thrift segments. The Bank’s profitability is characterized by a comparatively higher net interest margin and increased provisions for loan losses. While HomeTrust has an advantageous net interest margin, the net interest margin has been restrained by the yield potential of its nonperforming assets. HomeTrust operates with a lower level of operating expenses than the Comparative Group, while recording less non-interest operating income. HomeTrust’s earnings growth outlook will depend largely on the Bank’s ability to manage its asset quality issues as its manages and grows the portfolio, improve the net interest margin across movements in the interest rate environment, and control non-interest expense as it expands operations and operates as a public company.

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Table 20

General Operating Characteristics

As of September 30, 2011

	City	State	Ticker	Exchange	No. of Offices	Conversion Offering Date	Total Assets ($000s)	Net Loans ($000s)	Total Deposits ($000s)	Total Equity ($000s)
HomeTrust Bank	Asheville	NC	NA	NA	20	NA	1,610,468	1,266,915	1,304,145	168,177

Comparative Group Average							1,236,156	878,851	921,934	159,568
Comparative Group Median							1,211,033	736,865	869,563	148,435

Comparative Group
BankFinancial Corporation	Burr Ridge	IL	BFIN	NASDAQ	23	06/24/05	1,633,826	1,271,411	1,352,808	247,102
Cape Bancorp, Inc.	Cape May Court House	NJ	CBNJ	NASDAQ	16	02/01/08	1,078,636	734,815	774,443	146,491
CFS Bancorp, Inc.	Munster	IN	CITZ	NASDAQ	22	07/24/98	1,168,481	709,120	986,441	114,755
Citizens South Banking Corporation	Gastonia	NC	CSBC	NASDAQ	21	10/01/02	1,098,974	738,914	888,580	94,782
First Financial Northwest, Inc.	Renton	WA	FFNW	NASDAQ	1	10/10/07	1,140,380	727,226	850,545	178,987
Fox Chase Bancorp, Inc.	Hatboro	PA	FXCB	NASDAQ	11	06/29/10	1,031,448	648,149	666,522	197,371
NASB Financial, Inc.	Grandview	MO	NASB	NASDAQ	9	09/27/85	1,253,584	1,032,568	809,675	150,378
OmniAmerican Bancorp, Inc.	Fort Worth	TX	OABC	NASDAQ	15	01/21/10	1,327,157	666,456	805,922	202,047
Provident Financial Holdings, Inc.	Riverside	CA	PROV	NASDAQ	14	06/28/96	1,319,868	1,137,861	961,876	143,596
Pulaski Financial Corp.	Saint Louis	MO	PULB	NASDAQ	13	12/03/98	1,309,209	1,121,992	1,122,525	120,170

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Summary Financial Performance Ratios

As of or For the Last Twelve Months Ended September 30, 2011

	Total Assets ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Total NPAs/ Assets (%) (1)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
HomeTrust Bank	1,610,468	10.44	10.43	6.81	3.64	65.73	(0.94)	(8.81)	(0.69)	(6.44)

Comparative Group Average	1,236,156	12.93	12.54	5.93	3.51	68.24	0.20	1.79	0.16	1.39
Comparative Group Median	1,211,033	12.79	11.76	5.39	3.55	67.71	0.30	2.22	0.21	1.69

All Public Thrift Average	2,774,427	12.33	11.60	3.97	3.38	72.07	0.13	0.19	0.14	0.17
All Public Thrift Median	926,013	11.68	10.59	2.77	3.46	70.68	0.43	3.16	0.43	3.57

Comparative Group
BankFinancial Corporation	1,633,826	15.12	13.72	5.83	4.02	74.45	(0.44)	(2.80)	(0.30)	(1.89)
Cape Bancorp, Inc.	1,078,636	13.58	11.70	5.28	3.69	67.96	1.02	7.85	0.89	6.86
CFS Bancorp, Inc.	1,168,481	9.82	9.82	7.49	3.51	81.06	0.26	2.62	0.20	1.96
Citizens South Banking Corporation	1,098,974	8.62	8.50	3.01	3.56	68.34	0.00	0.04	(0.15)	(1.74)
First Financial Northwest, Inc.	1,140,380	15.70	15.70	10.70	3.00	67.46	0.33	2.20	0.19	1.25
Fox Chase Bancorp, Inc.	1,031,448	19.14	19.14	2.95	2.92	64.55	0.43	2.24	0.45	2.36
NASB Financial, Inc.	1,253,584	12.00	11.82	10.43	4.37	61.11	(1.25)	(10.44)	(1.26)	(10.53)
OmniAmerican Bancorp, Inc.	1,327,157	15.22	15.22	3.27	3.54	80.31	0.25	1.54	0.23	1.42
Provident Financial Holdings, Inc.	1,319,868	10.88	10.87	4.80	2.79	65.19	0.82	7.93	0.77	7.42
Pulaski Financial Corp.	1,309,209	9.18	8.90	5.51	3.67	51.98	0.58	6.73	0.59	6.77

(1)	Nonperforming assets include performing troubled debt restructurings.

Source: HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Income and Expense Analysis

For the Last Twelve Months Ended September 30, 2011

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. & Imp. Intang,	Non-rec. Expense	Pretax Core Earnings
HomeTrust Bank	4.33	1.09	3.24	0.63	(0.12)	2.68	2.54	0.00	0.27	(1.36)

Comparative Group Average	4.39	1.16	3.23	0.99	0.12	1.09	3.15	0.02	0.02	(0.01)
Comparative Group Median	4.30	1.10	3.20	0.73	0.08	0.77	3.12	0.01	0.00	0.16

All Public Thrift Average	4.42	1.29	3.14	0.77	0.09	0.66	2.95	0.04	0.06	0.33
All Public Thrift Median	4.38	1.27	3.15	0.58	0.03	0.38	2.96	0.00	0.00	0.60

Comparative Group
BankFinancial Corporation	4.21	0.50	3.72	0.45	0.00	1.31	3.56	0.11	0.11	(0.60)
Cape Bancorp, Inc.	4.45	1.14	3.36	0.50	0.21	1.68	2.77	0.01	0.00	(0.59)
CFS Bancorp, Inc.	3.90	0.75	3.15	0.75	0.15	0.47	3.22	NA	0.04	0.21
Citizens South Banking Corporation	4.05	1.07	3.01	0.70	0.36	1.02	3.03	0.05	0.07	(0.29)
First Financial Northwest, Inc.	4.55	1.73	2.82	0.02	0.22	0.52	2.21	0.00	0.00	0.11
Fox Chase Bancorp, Inc.	4.28	1.44	2.84	0.22	(0.03)	0.39	2.01	0.00	0.00	0.65
NASB Financial, Inc.	5.58	1.58	4.00	2.73	0.02	3.79	5.00	0.01	0.00	(2.05)
OmniAmerican Bancorp, Inc.	4.33	1.07	3.25	1.04	0.03	0.26	3.73	0.00	0.00	0.30
Provident Financial Holdings, Inc.	4.16	1.42	2.74	2.57	0.08	0.41	3.54	NA	0.00	1.36
Pulaski Financial Corp.	4.37	0.94	3.43	0.94	NA	1.07	2.49	0.01	0.00	0.82

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Yield-Cost Structure and Growth Rates

For the Last Twelve Months Ended September 30, 2011

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
HomeTrust Bank	96.86	85.29	11.58	11.12	4.79	1.30	3.49	(2.52)	1.95	0.08

Comparative Group Average	93.12	80.71	10.67	12.96	4.76	1.29	3.50	(1.76)	(4.56)	(1.02)
Comparative Group Median	93.07	80.27	12.46	12.64	4.69	1.34	3.51	(1.97)	(2.37)	1.69

All Public Thrift Average	92.21	77.93	12.53	11.88	4.77	1.56	3.24	1.85	0.16	3.61
All Public Thrift Median	93.12	78.40	11.60	10.93	4.79	1.57	3.40	0.71	(0.46)	1.49

Comparative Group
BankFinancial Corporation	90.95	74.10	16.85	15.58	4.56	0.66	3.90	4.04	15.42	7.31
Cape Bancorp, Inc.	89.85	78.35	11.50	12.85	4.94	1.43	3.51	2.32	(3.64)	2.97
CFS Bancorp, Inc.	87.52	78.27	9.25	9.84	4.34	0.93	3.41	4.38	(0.28)	6.09
Citizens South Banking Corporation	83.49	82.19	1.29	8.60	4.83	1.29	3.54	1.05	(1.09)	2.63
First Financial Northwest, Inc.	97.50	NA	NA	15.50	4.84	NA	NA	(10.94)	(20.57)	(10.73)
Fox Chase Bancorp, Inc.	102.68	NA	NA	19.99	4.40	NA	NA	(8.80)	(1.11)	(9.79)
NASB Financial, Inc.	95.20	90.30	4.90	12.43	6.09	1.81	4.28	(12.59)	(15.42)	(13.26)
OmniAmerican Bancorp, Inc.	85.49	71.37	14.13	15.10	4.70	1.40	3.31	17.84	(0.24)	0.76
Provident Financial Holdings, Inc.	99.93	85.95	13.98	10.52	4.23	1.68	2.55	(4.99)	(4.97)	3.18
Pulaski Financial Corp.	98.57	85.16	13.41	9.16	4.67	1.16	3.51	(9.88)	(13.68)	0.66

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Balance Sheet Composition

As of September 30, 2011

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Est. Owned	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
HomeTrust Bank	11.53	78.67	0.84	0.02	8.95	80.98	4.91	3.73	89.62	10.44

Comparative Group Average	22.39	70.50	1.22	0.44	5.45	74.30	11.56	1.22	87.07	12.93
Comparative Group Median	21.82	67.68	1.39	0.07	5.79	73.73	11.81	1.22	87.21	12.79

All Public Thrift Average	27.12	66.19	0.68	0.71	5.23	72.77	13.58	1.27	87.60	12.33
All Public Thrift Median	24.97	68.00	0.31	0.04	4.86	73.45	12.74	0.93	88.32	11.68

Comparative Group
BankFinancial Corporation	13.43	77.82	1.49	1.63	5.64	82.80	0.57	1.51	84.88	15.12
Cape Bancorp, Inc.	21.75	68.12	0.61	2.13	7.38	71.80	13.99	0.63	86.42	13.58
CFS Bancorp, Inc.	30.74	60.69	1.47	0.00	7.10	84.42	4.80	0.96	90.18	9.82
Citizens South Banking Corporation	21.89	67.24	1.91	0.14	8.83	80.86	9.63	0.89	91.38	8.62
First Financial Northwest, Inc.	31.56	63.77	2.21	0.00	2.46	74.58	8.16	1.56	84.30	15.70
Fox Chase Bancorp, Inc.	33.19	62.84	0.44	0.00	3.53	64.62	15.84	0.40	80.86	19.14
NASB Financial, Inc.	11.83	82.37	1.35	0.20	4.26	64.59	21.76	1.66	88.00	12.00
OmniAmerican Bancorp, Inc.	43.13	50.22	0.70	0.00	5.95	60.73	22.98	1.07	84.78	15.22
Provident Financial Holdings, Inc.	9.94	86.21	0.55	0.01	3.29	72.88	14.14	2.11	89.12	10.88
Pulaski Financial Corp.	6.46	85.70	1.43	0.31	6.10	85.74	3.71	1.37	90.82	9.18

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 25

Regulatory Capital, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended September 30, 2011

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans(1)	Total NPAs/ Assets(1)	Resrvs./ NPLs(1)	Resrvs./ Loans	Resid. Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans
HomeTrust Bank	8.57	11.32	12.58	7.34	6.81	42.08	3.09	47.23	41.92	10.85

Comparative Group Average	11.25	16.51	17.71	6.81	5.93	39.41	2.47	38.00	49.81	12.19
Comparative Group Median	10.63	14.86	16.12	5.24	5.39	43.15	2.22	40.55	52.22	10.15

All Public Thrift Average	10.83	17.35	18.44	4.64	3.97	60.26	1.81	44.48	44.29	10.90
All Public Thrift Median	10.07	15.90	16.98	3.48	2.77	43.25	1.45	42.06	45.64	9.19

Comparative Group
BankFinancial Corporation	10.91	13.58	14.84	5.46	5.83	40.52	2.21	15.49	66.81	17.70
Cape Bancorp, Inc.	9.70	12.79	14.04	6.72	5.28	28.14	1.89	40.01	53.37	6.62
CFS Bancorp, Inc.	8.87	12.31	13.57	9.67	7.49	24.46	2.37	26.90	60.79	12.31
Citizens South Banking Corporation	9.53	16.06	17.32	4.28	3.01	51.98	1.72	25.59	66.43	7.98
First Financial Northwest, Inc.	12.76	22.60	23.87	13.02	10.70	17.17	2.24	46.56	53.13	0.31
Fox Chase Bancorp, Inc.	14.95	23.27	24.28	4.16	2.95	45.77	1.90	41.08	41.39	17.53
NASB Financial, Inc.	12.33	14.06	15.33	10.33	10.43	61.71	6.37	42.79	49.87	7.34
OmniAmerican Bancorp, Inc.	12.90	22.47	23.32	5.02	3.27	25.04	1.26	41.96	20.19	37.85
Provident Financial Holdings, Inc.	10.34	15.65	16.91	4.81	4.80	51.20	2.46	64.78	34.81	0.41
Pulaski Financial Corp.	10.18	12.34	13.59	4.65	5.51	48.17	2.24	34.82	51.30	13.88

(1)	Nonperforming assets include performing troubled debt restructurings.

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects
(2)	Financial Condition
(3)	Market Area
(4)	Management
(5)	Dividend Policy

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(6)	Liquidity of the Issue
(7)	Subscription Interest
(8)	Recent Acquisition Activity
(9)	Effect of Government Regulations and Regulatory Reform
(10)	Stock Market Conditions

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Bank’s profitability in recent years has declined primarily due to increased loan loss provisions, increased costs related to non-performing assets and non-recurring losses such as prepayment penalties and check kiting losses.

HomeTrust’s core earnings compared unfavorably to the Comparative Group for the recent LTM period. The Bank’s core earnings amounted to negative 0.69% of average assets versus the Comparative Group median of positive 0.21%. The Bank’s higher level of loan loss provisions was the chief factor contributing to the Bank’s earnings disadvantage. As discussed earlier, while the Bank’s net interest margin is higher than that of the Comparative Group, it has been restrained by the increased level of non-performing assets on the balance sheet. The Bank’s yield on earning assets at 4.79% for the LTM ended September 30, 2011 exceeded the Comparative Group median of 4.69%. The yield on earning assets should improve as the Bank works through its credit issues and as it continues to emphasize residential and commercial mortgage lending as a means of maintaining its ratio of loans to assets thus improving its earnings potential. However, this objective is challenged by the current economic environment, existing credit quality issues that must be resolved, and persistently low loan demand in its market area. The Bank has taken steps to strengthen its ability to compete for loan opportunities and increase its market share. Simultaneously, the Bank is monitoring its interest rate risk exposure to rising rates as it seeks to deploy liquidity into loans or higher yielding investments.

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Asset expansion through organic growth and acquisition over the past decade allowed the Bank to leverage its operating structure with the hope of longer-term improvements in efficiency in the form of a declining operating expense ratio. It is expected that operating expenses will increase following the Conversion as result of the expected stock-benefit plans and continued elevated levels of non-performing assets.

Generation of fee income has been a stable source of income for the Bank. HomeTrust derives steady non-interest revenue from mortgage banking operations and deposit service charges. Recent regulatory changes may place increased pressure on the ability to expand its non-interest revenue at competitive growth rates.

The Bank reported profitable operations for the quarter ended September 30, 2011, earning pre-tax net income of $170,000 and, after accounting for $114,000 tax benefit, recording net income of $284,000 for an annualized ROA of 0.07%. An important challenge confronting the Bank is returning to consistent profitability in the face of the credit quality issues it is currently addressing. Should the level of loan charge-offs remain elevated causing the Bank to maintain higher than normal levels of provisions for loan losses, a return to profitability in the short-run may prove challenging. The Bank’s increased capital position following the Conversion should help to improve its attractive net interest margin across changing interest rate and business cycles and provide additional leverage capacity to grow the balance sheet. However, operating expenses should increase following the conversion due to expenses related to benefit plans and becoming a public company. Based on the Bank’s current earnings

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fundamentals and recent operating results, we believe that investors will be challenged to anticipate when the Bank will return to reporting meaningful and sustained positive earnings. At the median, the Comparative Group reported a return on average assets of 0.30% for the LTM period ended September 30, 2011 and HomeTrust reported a loss for the LTM period and low positive earnings for the most recent three month period ended September 30, 2011. Based on these factors it is our opinion that a downward adjustment is warranted to the Bank’s pro forma market value for fundamental earnings prospects relative to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Bank’s overall loan composition reflects a solid concentration of residential and commercial mortgage loans. Because of unfavorable credit performance experience, the Bank has suspended its speculative construction and land lending. The Bank plans to continue to emphasize its residential and commercial mortgage lending activity and increase the loan portfolio, while deemphasizing construction lending. The Bank’s ratio of net loans to assets measured 78.7% of assets at September 30, 2011, compared to the Comparative Group median of 67.7%. The Bank’s ratio of cash and securities to assets measured 11.5% of assets at September 30, 2011, compared to the Comparative Group median of 21.8%. Based on the financial comparisons reviewed in the prior chapter, we note that the Bank’s balance sheet structure is similar to that of the Comparative Group on the whole, with the notable exception of the smaller liquidity concentration and higher loan concentration.

The Bank’s ratio of non-performing loans to total loans was higher than the Comparative Group median, as was its ratio of total non-performing assets (including restructured loans) as a percent of total assets. The Bank’s level of reserves has been fortified by the sizable provision

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for loan losses during 2010 and 2011 and reflects higher coverage ratios in relation to total loans and comparable coverage ratios in relation to non-performing loans versus that of the Comparative Group. Before the infusion of net capital proceeds, the Bank’s equity ratio at 10.44% of assets was below the Comparative Group median of 12.79% but will significantly exceed the Comparative Group median on a pro forma basis.

The selection criteria for the Comparative Group ensured a collection of companies with similar asset size, solid capital positions and asset quality issues similar to the Bank. We believe that the balance sheet, funding structure and fundamentals of the Bank are largely similar to that of the Comparative Group. However, after the conversion, HomeTrust will exhibit an equity level superior to that of the Comparative Group. This is somewhat offset by HomeTrust’s comparatively higher level of nonperforming assets than the Comparative Group. Weighing these factors, we believe that no adjustment is warranted for the Bank’s financial condition relative to the Comparative Group.

Market Area

The screening criteria previously mentioned to derive the Comparative Group companies resulted in a set of ten companies, four of which were located in Midwestern states. In addition, the selection criteria parameters produced one public thrift operating in the Bank’s home state of North Carolina (Citizens South Banking Corp. based in Gastonia), along with two companies from Mid-Atlantic states, two companies from Western states and one thrift from Texas. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas exhibiting some economic weakness and decreased housing values, and moderate population growth prospects, similar to that experienced by the Bank’s market area. In recognition of these factors, we believe that no adjustment is warranted for market area.

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Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. The Bank has assembled a senior management team led by individuals who have been promoted from within and recruited externally where specific competencies were targeted. In addition to the current management team, the Bank is involved in a process to hire two senior managers to serve as a Chief Banking Officer and a Chief Risk Officer. We believe that investors will take into account that the Bank is professionally and capably managed by an experienced management team and that has positioned itself for success, despite a difficult economic environment. We also believe that investors will consider that the board of directors and senior management of HomeTrust have driven the culture of the Bank through the partnership structure to provide high levels of customer service and relationship banking to operate in an efficient manner, resulting in low operating expenses. However, investors will likely rely upon actual earnings results and asset quality improvements as the means of evaluating the future performance of HomeTrust’s management as the Bank pursues its earnings and growth objectives following the Conversion. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.

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Dividend Policy

Following the Conversion, the Board of Directors of HomeTrust will consider adopting a policy of paying cash dividends. However, there is no guarantee that the Company will pay dividends or that, if paid, dividends will not be reduced or eliminated in the future. The Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account the Company’s and Bank’s financial condition and operating results, tax considerations, capital requirements, industry standards, applicable regulatory guidelines, and economic conditions.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, six currently pay regular cash dividends and one other company previously paid regular cash dividends but has suspended the practice at the present time. The average dividend yield of the Comparative Group was 1.02% and the median was 0.67% as of December 21, 2011. The average dividend yield of the All Public Thrift aggregate was 1.73% and the median was 1.21% as of December 21, 2011. Although HomeTrust has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its dividend-paying capacity as evidenced by strong pro forma capital ratios. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

FELDMAN FINANCIAL ADVISORS, INC.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. All of the ten members of the Comparative Group are listed on the NASDAQ market. In conjunction with the Conversion, HomeTrust will apply to have its common stock listed on the NASDAQ market and at the midpoint will have a market capitalization greater than eight members of the comparative group which should aid market liquidity.

The number of active buyers and sellers of shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of common stock can be sold. In order to list its shares on NASDAQ, the Company must have at least three broker-dealers who will make a market in the common stock following the Conversion. The development of a public market having the desirable characteristics of depth, liquidity and orderliness is facilitated by trading on an active exchange such as the NASDAQ market. Therefore, we have concluded the no adjustment to the Bank’s pro forma market value is warranted for anticipated liquidity of its common stock issue.

Subscription Interest

HomeTrust has retained the services of Keefe, Bruyette & Woods, Inc. to assist in the marketing and sale of the stock offering. The Bank’s employee stock ownership plan (“ESOP”) plans to purchase 5.0% of the amount of stock to be sold in the stock offering. HomeTrust expects its directors, executive officers and their associates, to purchase 331,500 shares of common stock in the offering for an aggregate amount of approximately $3.3 million based on a

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$10.00 offering price per share. Except for the ESOP, no person may purchase in the aggregate more than $1,500,000 of the common stock, or 150,000 shares sold in the offering. No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $2,500,000 of the common stock, or 250,000 shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250.

Recent subscription interest in thrift stock conversion offerings has been somewhat mixed. Four standard thrift stock conversion offerings were completed since September 1, 2011, closing at varying points within the conversion range. Carroll Bancorp, a small thrift in suburban Baltimore, Maryland completed its conversion on October 13, 2011 and raised gross proceeds of $3.6 million, a price point midway between the minimum and midpoint of the offering range, and a price as a percent of pro forma book value of 42.7%.

ASB Bancorp, the holding company for Asheville Savings Bank, a $755 million thrift headquartered in HomeTrust’s primary market area, completed its stock conversion on October 12, 2011, raised gross proceeds of $55.8 million (slightly above the minimum of the valuation range) and closed at a pricing ratio as a percent of pro forma book value approximating 50.4%.

At the other end of the spectrum, BSB Bancorp in Belmont, Massachusetts, the holding company for Belmont Savings Bank, a $550 million thrift, completed its conversion on October 5, 2011 and sold gross proceeds of $89.9 million, closing at a pricing ratio of 71.8% of pro forma book value. BSB Bancorp closed the transaction at the adjusted maximum of the valuation range.

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Similarly, Poage Bankshares, the holding company for the $298 million thrift Home Federal Savings and Loan in Ashland, Kentucky, sold $33.7 million of common stock in its conversion that closed on September 13, 2011 and priced at the adjusted maximum of the offering range. The price as a percent of pro forma book value was 60.0%.

Generally speaking, over the prior eighteen months, while several conversion offerings experienced robust interest and received orders above the maximum offering amount, most converting thrifts had moderately exceeded the minimum of offering ranges and three conversion transactions had been deferred due to an inability to sell sufficient shares. Most recently, Macon Financial, the proposed holding company for Macon Bank withdrew its conversion offering in November 2011. Macon Bank operates in and competes with HomeTrust in its primary market area. The Macon Financial offering was priced at a ratio of 42.8% of pro forma book value at the minimum of the valuation range.

As evident, subscription interest is cyclical and influenced by general stock market conditions and the overall economic outlook. As shown later in Table 28, the after-market performance of recently converted thrifts has also been mixed with the NASDAQ issues outperforming the over-the-counter (“OTC”) issues. We are not currently aware of any meaningful market evidence or characteristics that may help predict the likely level of interest in HomeTrust’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and at present requires no further adjustment.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Acquisition Activity

Table 26 summarizes recent acquisition activity involving banks and thrifts based in North Carolina. As illustrated, HomeTrust completed two mergers of mutual thrifts since January 1, 2008. Piedmont Community Bank Holdings also completed two transactions over this time period. The largest recent acquisition of a North Carolina bank or thrift involved the purchase in December 2008 of Wachovia Corporation by Wells Fargo & Company. Several mid-sized banks, ranging in asset size from $500 million to $2 billion, have also been acquired.

Many of the recent bank acquisition transactions were characterized by sellers experiencing financial difficulties and subsequently being acquired or recapitalized in change of control transactions at prices below book value. This profile of the merger and acquisition environment has played out nationwide, as premiums in bank and thrift acquisitions have been pushed downward to historically low levels. The articles of incorporation and bylaws of the Company and certain regulations may prevent or make more difficult an involuntary acquisition of the Company. Accordingly, at the present time, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Table 26

Summary of Recent North Carolina Acquisition Activity

Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data						Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Average				58,437.8	12.92	(2.02)	(13.06)	NA	NA	1,540.4	74.0	80.3	42.4	8.25
Median				220.8	9.31	(0.89)	(10.79)	NA	NA	31.8	53.4	53.4	51.5	5.26
BNC Bancorp	NC	KeySource Financial, Inc.	B	205.8	10.86	0.18	1.86	12/21/11	P	12.2	60.3	60.3	14.4	5.93
Piedmont Community Bank Holdings	NC	Crescent Financial Corporation	B	973.0	8.12	(1.00)	(11.18)	02/23/11	C	30.6	43.7	44.1	NM	3.55
American National Bankshares Inc.	VA	MidCarolina Financial Corporation	B	552.3	7.60	0.21	2.88	12/15/10	C	38.7	92.2	92.2	52.3	7.00
North American Financial Holdings, Inc.	NC	Capital Bank Corporation	B	1,694.3	7.41	(2.19)	(27.23)	11/03/10	C	51.0	48.0	48.9	NM	3.56
FNB United Corp.	NC	Bank of Granite Corporation	B	875.8	2.78	(2.40)	(64.11)	09/30/10	C	13.0	53.5	53.5	NM	1.49
Investor group		Bay Cities National Bank	B	273.1	2.93	(0.79)	(20.45)	09/07/10	C	NA	NA	NA	NA	NA
HomeTrust Bank	NC	Cherryville Federal Savings & Loan	T(3)	100.7	14.36	0.55	3.84	05/20/10	C	NA	NA	NA	NA	NA
HomeTrust Bank	NC	Industrial Federal Savings Bank	T(3)	168.4	24.79	1.01	4.02	10/13/09	C	NA	NA	NA	NA	NA
Piedmont Community Bank Holdings	NC	VantageSouth Bank	B	96.4	7.58	(1.46)	(18.96)	06/10/09	C	NA	NA	NA	NA	NA
Carolina Trust Bank	NC	Carolina Commerce Bank	B	103.5	9.49	(1.67)	(17.47)	06/03/09	C	5.2	53.4	53.4	NM	5.06
Four Oaks Fincorp, Inc.	NC	Nuestro Banco	B	16.8	54.66	(20.28)	(30.50)	04/29/09	C	2.7	29.1	29.1	NM	15.90
First Community Bancshares, Inc.	VA	TriStone Community Bank	B	152.4	9.37	(0.19)	(1.76)	04/02/09	C	8.3	58.2	58.2	NM	5.45
Wells Fargo & Company	CA	Wachovia Corporation	B	812,433.0	9.25	(1.03)	(10.40)	10/03/08	C	15,127.2	20.1	41.8	NM	1.86
Yadkin Valley Financial Corporation	NC	American Community Bancshares, Inc.	B	529.9	10.34	0.57	5.34	09/09/08	C	94.4	172.4	212.1	23.4	17.82
First Community Bancshares, Inc.	VA	Coddle Creek Financial Corp.	T	158.9	12.25	0.38	3.16	07/31/08	C	33.0	169.8	169.8	51.5	20.79

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.
(3)	Merger involving two mutual thrift institutions.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress took actions that were intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted on July 21, 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies. The legislation also provided for the creation of a consumer financial protection bureau that will have broad authority to issue regulations governing the services and products provided by financial institutions. The implemented legislation could increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts. The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, HomeTrust will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of September 30, 2011, the Bank was considered well capitalized, as were nine members of the Comparative Group. While First Financial Northwest had capital levels in excess of well capitalized standards, it recently entered into a memorandum of understanding and cannot be designated as well capitalized. Given the aforementioned factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 27 displays the performance of the SNL All Public Thrift, SNL All Southeast Thrift, SNL $1 Billion to $5 Billion-Asset Thrift and the SNL NASDAQ Thrift indexes, as compared to the Dow Jones Industrials Average and Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods.

Following the stock market turmoil in 2008 related to the systemic financial crisis, the overall market rebounded in 2009 and 2010 while the various public thrift indexes were generally more sluggish. The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500. The All Public Thrift Index declined further by 10.2% in 2009, while the S&P 500 rebounded firmly and advanced 23.5% in 2009. While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions.

The All Public Thrift Index stabilized in 2010 with a positive change of 0.9%, while the SNL $1 Billion-$5 Billion-Asset Thrift Index increased by 8.6%. The Southeast Thrift Index continued to decline in 2010, as many of the region’s financial institutions were beset with asset quality problems related to widespread collapses of real estate construction and development markets.

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Table 27

Comparative Stock Index Performance

Index	12/31/08- 12/31/09	12/31/09- 12/31/10	12/31/10- 12/21/11	12/31/08- 12/21/11
SNL All Public Thrifts	-10.2%	0.9%	-19.3%	-26.9%
SNL Thrifts $1 Bil.-$5 Bil. Assets	-18.2%	8.6%	-4.8%	-15.4%
SNL Southeast Thrifts	-39.2%	-8.9%	-14.9%	-52.9%
SNL NASDAQ Thrifts	-12.0%	-4.1%	-13.8%	-27.3%
Dow Jones Industrials Average	18.8%	11.0%	4.6%	38.0%
S&P 500 Stock Index	23.5%	12.8%	-1.1%	37.7%

Source: SNL Financial.

As the banking industry showed increased signs of stabilizing into 2010, the public thrift indexes fared better through the first of half of 2010. However, beginning in July 2010, there was a major sell-off in financial stocks. Trading prices of banks and thrifts fell on the lack of consensus regarding the prospects for economic growth and increased uncertainty about the Federal Reserve’s capacity to revive the stumbling economic recovery. The declining market in the summer months also reflected concerns of a potential “double dip” in the U.S. economy, as growth in consumer spending slowed and unemployment remained at historically high levels. Trading prices of bank and thrift stocks turned weaker again in October 2010 on the heels of negative industry news concerning improper mortgage foreclosure practices and fraudulent documentation. Through the first quarter of calendar 2011, financial stocks staged a rally, spurred by more favorable industry earnings developments. However, concerns about the sustainability of the economic recovery, underpinned by rising oil prices through the summer and

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recent major concerns over the stability of the European economy in the fall, stalled the rally in the summer and early fall and most thrift stock indexes have turned negative based on year-to-date performance. The current market is characterized by extreme volatility with broad swings in market prices experienced daily. Financial stocks are among the most volatile issues given the overhanging concerns about asset quality, effects of financial reform, legal exposure, possible double-dip economic recession, prolonged real estate market slumps, and the unknown impact of debt concerns in Europe. Since December 31, 2010, the SNL All Public Thrift Index was down by 19.3%, the SNL Southeast Thrift Index was down by 14.9% and the SNL $1 Billion-$5 Billion-Asset Thrift Index decreased by 4.8%. The SNL NASDAQ Thrift Index decreased by 13.8% over this same timeframe.

A “new issue” discount reflective of investor concerns and investment risks inherent in all initial public offerings (“IPOs”) is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices and volatile markets as investors require larger inducements to purchase newly issued stock, and narrows during strong market conditions. The discount for new issues for IPOs reflects the uncertainty associated with a non-traded issue going public versus more seasoned and presently trading stock companies. Thrift conversions contain the added phenomenon of the converting mutual institution often increasing its equity by a significant factor and presented with the newfound challenge of reinvesting that equity to generate competitive returns for shareholders versus the historical emphasis of serving its core constituency of depositors, community and its employees. However, the thrift conversion market continues to respond to the after-market performance of recent offerings. Table 28 presents a summary of standard full conversion offerings since January 1, 2010.

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Thrift stock conversion activity had diminished considerably in the wake of the sharp marked downturn in market conditions described above. There were only four standard conversion offerings in 2008, followed by three such transactions in 2009. Thrift conversion activity accelerated in 2010 as improved market conditions in the first half of the year, increased regulatory uncertainty, and mounting capital pressures converged to stimulate interest in the conversion market. Twelve standard thrift conversions were completed in 2010, and twelve have been completed thus far in 2011. The recent after-market price performance of standard thrift conversion IPOs has been mixed. Of the 24 standard conversion offerings completed since January 1, 2010, the average and median one-week price changes were 8.3% and 11.3%, respectively. For the twelve transactions that closed thus far in 2011, the average and median one-week price changes were 11.1% and 12.8%, respectively. The after-market performance for thrift conversions traded on NASDAQ exhibited average and median one-week price changes of 10.7% and 14.0%, respectively, while the OTC conversion issues displayed average and median one-week price changes of 4.2% and 0.0%, respectively. As shown in Table 28, the cumulative price changes for all conversion issues were an average of 15.1% and median of 13.1% through December 21, 2011. The average and median cumulative price increases through December 21, 2011 for the twelve transactions that closed in 2011 were 6.3% and 8.5%, respectively.

The pro forma pricing ratios for the recent standard conversion offerings indicated average and median price-to-book value ratios of 54.3% and 55.0%, respectively. The average and median pro forma price-to-tangible book value ratios were 54.6% and 56.4%, respectively. The average and median pro forma price-to-LTM earnings ratios were 26.8x and 25.7x, respectively. However, eight of the 24 companies reported not meaningful (“NM”) ratios on a P/E basis due to negative or extremely low levels of pro forma earnings.

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Table 28

Summary of Recent Standard Conversion Stock Offerings

Transactions Completed Since January 1, 2010

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		12/21/11	Price Change			Change
Company	State	Stock Exchange	IPO Conv. Date	Total Assets ($Mil.)	Offering Proceeds ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	IPO Price ($)	Closing Price ($)	One Day (%)	One Week (%)	One Month (%)	Through 12/21/11 (%)
Average—All Standard Offerings	NA	NA	NA	382.9	41.4	54.3	54.6	26.8	NA	NA	8.4	8.3	9.4	15.1
Median—All Standard Offerings	NA	NA	NA	272.1	26.1	55.0	56.4	25.7	NA	NA	7.4	11.3	10.0	13.1
Average—NASDAQ	NA	NA	NA	547.2	61.7	57.9	58.5	24.9	NA	NA	11.8	10.7	11.4	20.3
Median—NASDAQ	NA	NA	NA	409.5	45.0	59.4	59.4	22.2	NA	NA	16.0	14.0	10.0	16.7
Average—OTC	NA	NA	NA	109.1	7.6	48.1	48.2	29.8	NA	NA	2.8	4.2	5.9	6.4
Median—OTC	NA	NA	NA	95.1	6.1	44.0	44.0	29.8	NA	NA	0.0	0.0	5.0	0.1

Carroll Bancorp, Inc.	MD	OTCBB	10/13/11	95.1	3.6	42.7	42.7	38.6	10.00	10.01	0.4	(2.5)	4.0	0.1
ASB Bancorp, Inc.	NC	NASDAQ	10/12/11	755.1	55.8	50.4	50.4	29.7	10.00	11.75	16.4	14.0	15.5	17.5
BSB Bancorp, Inc.	MA	NASDAQ	10/05/11	549.8	89.9	71.8	71.8	13.9	10.00	10.55	3.1	2.1	3.2	5.5
Poage Bankshares, Inc.	KY	NASDAQ	09/13/11	298.2	33.7	60.0	60.0	16.7	10.00	10.85	11.3	12.0	9.5	8.5
IF Bancorp, Inc.	IL	NASDAQ	07/08/11	409.5	45.0	64.0	64.0	14.8	10.00	11.10	16.7	15.6	10.0	11.0
State Investors Bancorp, Inc.	LA	NASDAQ	07/07/11	214.4	29.1	63.6	63.6	43.5	10.00	10.85	18.5	17.5	16.0	8.5
First Connecticut Bancorp, Inc.	CT	NASDAQ	06/30/11	1,454.6	171.9	73.2	73.2	40.0	10.00	13.29	10.8	10.9	11.1	32.9
Franklin Financial Corporation	VA	NASDAQ	04/28/11	980.7	138.9	58.0	58.0	NM	10.00	11.51	19.7	18.5	19.6	15.1
Sunshine Financial Inc.	FL	OTCBB	04/06/11	149.9	12.3	49.5	50.0	49.4	10.00	9.50	12.5	13.5	15.0	(5.0)
Fraternity Community Bancorp, Inc.	MD	OTCBB	04/01/11	169.7	15.9	53.6	53.6	NM	10.00	8.00	12.6	11.7	10.0	(20.0)
Anchor Bancorp	WA	NASDAQ	01/26/11	522.2	25.5	37.7	37.7	38.5	10.00	6.19	0.0	0.0	4.5	(38.1)
Wolverine Bancorp, Inc.	MI	NASDAQ	01/20/11	307.6	25.1	40.2	40.2	NM	10.00	14.00	24.5	20.0	35.0	40.0
SP Bancorp, Inc.	TX	NASDAQ	11/01/10	221.6	17.3	55.9	55.9	NM	10.00	10.24	(6.0)	(6.2)	(9.9)	2.4
Madison Bancorp, Inc.	MD	OTCBB	10/07/10	150.7	6.1	44.0	44.0	NM	10.00	8.50	0.0	0.0	0.0	(15.0)
Standard Financial Corp.	PA	NASDAQ	10/07/10	395.8	34.8	49.4	57.0	10.7	10.00	15.10	19.0	18.5	29.5	51.0
Century Next Financial Corporation	LA	OTCBB	10/01/10	90.7	10.6	61.5	61.5	21.4	10.00	13.60	0.0	15.0	10.0	36.0
United-American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	13.75	0.0	(5.0)	5.0	37.5
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	13.75	4.0	7.5	4.2	37.5
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	14.10	0.0	5.0	10.0	41.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	8.03	0.0	0.0	(1.0)	(19.7)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	14.31	3.9	1.5	3.0	43.1
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	15.35	18.5	14.0	9.9	53.5
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.25	0.0	0.0	0.0	2.5
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	11.67	16.0	15.0	10.6	16.7

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

The FDIC recently reported that the thrift industry reported positive earnings of $2.62 billion for the quarter ended September 30, 2011 as compared to $2.24 billion for the quarter ended June 30, 2011 and $1.86 billion for the first quarter of 2011. Profitability as measured by ROA was 0.85% for the quarter ended September 30, 2011 as compared to 0.73% in the second quarter of 2011, 0.59% in the first quarter of 2011, and 0.68% for the quarter ended September 30, 2010. For the first three quarters of calendar 2011, net interest margins have continued to improve from 3.40% in the quarter ended March 31, 2011 to 3.41% for the quarter ended June 30, 2011 to 3.44% for the third quarter. The improvement in net interest margin was largely driven by reduced funding costs. Aided by improving net interest margins, the efficiency ratios of the thrift industry also showed improvement. According to the FDIC data, the efficiency ratio improved from 67.85% for the quarter ended March 31, 2011 to 60.33% in the third quarter of 2011. Asset quality ratios similarly showed signs of improvement. Net loan charge-offs as a percent of total loans decreased from 1.11% for the quarter ended March 31, 2011 to 0.95% for the quarter ended September 30, 2011. Total non-performing assets (non-current loans, restructured loans, and real estate owned) decreased to 3.61% at September 30, 2011 from 3.71% at June 30, 2011 and 3.81% of assets at the end of the first quarter of 2011.

Thrift industry earnings results for the third quarter and first nine months of 2011 were sustained by improving net interest margins, but continue to be dampened by loan loss provisions that have still exceeded more than 0.50% of average assets. The thrift industry continued to prepare for future asset quality challenges by building its provision for loan losses. Simultaneously, the industry also managed to maintain a solid capital cushion, with equity capital measuring 11.92% of assets at September 30, 2011 as compared to 11.58% of assets at the end of the first quarter of 2011 and 11.63% from September 30, 2010. Nonetheless, industry challenges

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remain as the number of “problem” institutions (including both banks and thrifts) as reported by the FDIC remain high at 844, down from 865 in the June 2011 quarter and 888 in the first quarter of 2011. As a point of reference, the highest number of problem institutions was in March 31, 1993, when there were 928.

Thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current low interest rate environment and against the backdrop of unsteady real estate market conditions. We continue to believe that due to the uncertain industry environment, recent performance of standard conversions and the volatile swings in the market for bank and thrift stocks, a downward adjustment is warranted for stock market conditions.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma market value should be discounted relative to the Comparative Group because of factors associated with earnings prospects and stock market conditions. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-earnings ratios. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

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Valuation Approach

In determining the estimated pro forma market value of HomeTrust, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”) and price-to-core earnings per share, price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 29 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of December 21, 2011. As shown in Table 29, the average and median P/B ratios for the Comparative Group were 65.4% and 63.1%, respectively. The average and median P/TB ratios for the Comparative Group were 67.8% and 66.8%, respectively. The average and median P/E ratios for the Comparative Group were 23.2x and 15.5x, respectively. On a core earnings basis, average and median core P/E ratios of the Comparative Group were 27.3x and 21.1x, respectively. Three of the Comparative Group companies reported P/E ratios that were either negative due to losses or distortedly high due to low levels of profitability. Such ratios are represented as not meaningful and were not utilized for comparative valuation analysis.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market environment. However, the P/E ratio is not useful for companies reporting negative earnings such as HomeTrust. The Bank’s LTM earnings for the period ended September 30, 2011 amounted to negative $15.5 million. On a core earnings basis, which excludes the Bank’s gain on sales of investments and business combinations, losses on real estate sales and FHLB advance prepayment penalties and losses related to the check kiting fraud, the Bank’s LTM core earnings amounted to negative $11.3 million. Therefore, in the absence of meaningful earnings results, more reliance is on placed on the P/B and P/TB ratios to determine trading valuation benchmarks.

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Based on our comparative financial and valuation analyses, we concluded that the Bank should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma P/B ratio of 49.8% which reflects an aggregate midpoint value of $148.0 million based on the assumptions summarized in Exhibit IV and results in a pro forma P/TB ratio of 49.9% for the Bank. Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $125.8 million reflects a 45.3% P/B ratio and a 45.4% P/TB ratio and the resulting maximum value of approximately $170.2 million reflects a 53.7% P/B ratio and a 53.8% P/TB ratio. The adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $195.7 million and a P/B and P/TB ratio of 57.7%.

The Bank’s pro forma midpoint P/B ratio of 49.8% reflects a discount of 23.9% to the Comparative Group average P/B ratio of 65.4% and a discount of 21.1% to the Comparative Group median P/B ratio of 63.1%. At the adjusted maximum, the Bank’s pro forma P/B ratio of 57.7% is positioned at an 11.8% discount to the Comparative Group average and 8.6% discount to the Comparative Group median. Also, at the adjusted maximum, the Bank’s pro forma P/TB ratio of 57.7% is positioned at a 14.9% discount to the corresponding Comparative Group average of 67.8% and 13.6% discount to the Comparative Group median of 66.8%. Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios reflected negative values represented as NM or not meaningful due to the Bank’s negative earnings position.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $148.0 million reflects a corresponding P/A ratio of 8.51%, ranging from 7.31% at the pro forma valuation minimum to 9.68% and 10.99% at the maximum and adjusted maximum, respectively. The Bank’s stronger capitalization level on a pro forma basis resulted in P/A ratio premiums at all pricing levels except the minimum of the Valuation Range range in contrast to the Comparative Group average P/A ratio of 8.35% and median P/A ratio of 7.65%.

On a pro forma basis, the Company’s ratio of equity to assets ranges from 16.14% at the valuation minimum and 17.09% at the midpoint to 18.01% and 19.05% at the maximum and adjusted maximum, respectively. However, we note that the Bank’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Bank in generating a competitive ROA and ROE and advancing the other valuation metrics to trading market levels.

Valuation Conclusion

It is our opinion that, as of December 21, 2011, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within a Valuation Range of $125,800,000 to $170,200,000 with a midpoint of $148,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $195,730,000.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 29

Comparative Pro Forma Market Valuation Analysis

HomeTrust Bank and the Comparative Group

Computed from Market Price Data as of December 21, 2011

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
HomeTrust Bank(1)
Pro Forma Minimum	10.00	125.8	NM	NM	45.3	45.4	7.31	16.14	16.13	0.00
Pro Forma Midpoint	10.00	148.0	NM	NM	49.8	49.9	8.51	17.09	17.07	0.00
Pro Forma Maximum	10.00	170.2	NM	NM	53.7	53.8	9.68	18.01	18.00	0.00
Pro Forma Adj. Maximum	10.00	195.7	NM	NM	57.7	57.7	10.99	19.05	19.04	0.00

Comparative Group Average	NA	101.8	23.2	27.3	65.4	67.8	8.35	12.93	12.54	1.02
Comparative Group Median	NA	102.0	15.5	21.1	63.1	66.8	7.65	12.79	11.76	0.67

All Public Thrift Average(2)	NA	283.0	20.8	22.6	72.0	78.2	8.94	12.33	11.60	1.73
All Public Thrift Median(2)	NA	63.0	17.3	18.2	72.5	75.8	8.25	11.68	10.59	1.21

Comparative Group
BankFinancial Corporation	5.58	117.6	NM	NM	47.6	53.3	7.20	15.12	13.72	0.72
Cape Bancorp, Inc.	7.38	98.3	8.4	9.6	67.1	79.5	9.11	13.58	11.70	0.00
CFS Bancorp, Inc.	4.35	47.3	15.5	21.1	41.2	41.2	4.05	9.82	9.82	0.92
Citizens South Banking Corporation	3.68	42.3	NM	NM	56.9	58.1	3.92	8.62	8.50	1.09
First Financial Northwest, Inc.	5.62	105.7	25.5	44.8	59.0	59.0	9.27	15.70	15.70	0.00
Fox Chase Bancorp, Inc.	12.73	174.0	37.4	35.7	88.8	88.8	17.00	19.14	19.14	0.63
NASB Financial, Inc.	9.89	77.8	NM	NM	51.7	52.6	6.21	12.00	11.82	0.00
OmniAmerican Bancorp, Inc.	15.35	173.0	52.9	57.4	85.6	85.6	13.04	15.22	15.22	0.00
Provident Financial Holdings, Inc.	9.36	106.8	9.9	10.5	74.6	74.6	8.11	10.88	10.87	1.28
Pulaski Financial Corp.	6.84	75.7	12.4	12.3	80.9	84.7	5.61	9.18	8.90	5.56

(1)	Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $125.8 million at the minimum, $148.0 million at the midpoint, $170.2 million at the maximum, and $195.7 million at the adjusted maximum of the valuation range.

(2)	Excludes companies subject to mutual holding company ownership or pending acquisition.

Source:	HomeTrust Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman—President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California State Legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams—Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green—Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk—Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

HomeTrust Bank

As of June 30, 2010 and 2011 and September 30, 2011

(Dollars in Thousands)

	September 30,	June 30,
	2011	2011	2010
ASSETS
Cash and due from banks	$15,382	$12,556	$17,595
Interest-bearing deposits with banks	132,651	140,961	198,375
Investment securities, available for sale	37,644	59,016	36,483
Investment securities, held to maturity	0	0	0
Federal Home Loan Bank stock	8,680	9,630	10,790
Loans receivable	1,307,422	1,326,517	1,285,322
Allowance for loan losses	(40,507)	(50,140)	(41,713)

Loans receivable, net	1,266,915	1,276,377	1,243,610
Loans held for sale	7,832	4,570	6,760
Foreclosed real estate, net	13,450	13,857	17,287
Premises and equipment, net	22,305	22,406	21,442
Deferred income taxes	48,465	48,489	34,040
Other assets	57,144	49,781	54,763

TOTAL ASSETS	$1,610,468	$1,637,643	$1,641,145

LIABILITIES AND EQUITY
Total deposits	$1,305,145	$1,264,585	$1,289,549
Federal Home Loan Bank advances	72,084	139,085	115,090
Overnight and short-term borrowings	7,032	6,193	7,109
Other liabilities	58,030	60,012	54,582

Total liabilities	1,442,291	1,469,874	1,466,330

Retained earnings	136,694	136,410	151,147
Additional paid in capital	31,367	31,367	23,054
Accumulated other comprehensive loss, net	116	(8)	614

Total equity	168,177	167,769	174,815

TOTAL LIABILITIES AND EQUITY	$1,610,468	$1,637,643	$1,641,145

Source: HomeTrust Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

HomeTrust Bank

For the Years Ended June 30, 2010 and 2011

And the Three Months Ended September 30, 2010 and 2011

(Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		June 30,
	2011	2010	2011	2010
Total interest and dividend income	$17,208	$18,132	$72,087	$71,300
Total interest expense	3,379	5,989	20,529	25,617

Net interest income	13,829	12,143	51,558	45,683

Provision for loan losses	5,300	4,000	42,800	38,600

Net interest income (loss) after provision	8,529	8,143	8,758	7,083

Deposit and other service charge income	709	688	2,929	2,986
Mortgage banking income and fees	672	951	3,211	2,692
Loss on sale and impairment of real estate	(386)	(19)	(3,825)	(205)
Gain on sale of investment securities	—	—	430	191
Gain from business combination	—	—	5,844	17,391
Loss on sale of fixed assets	(3)	—	—	—
Federal Home Loan Bank prepayment penalty	—	—	(3,988)	0
Other non-interest income	296	252	4,382	1,292

Total non-interest income	1,288	1,872	8,983	24,347

Salaries and employee benefits	5,179	4,934	22,065	26,177
Occupancy expense, net	1,156	1,113	4,855	4,531
Marketing and advertising	367	583	2,317	1,373
Federal deposit insurance premiums	465	537	2,193	2,003
Telephone, postage and supplies	332	382	1,491	1,385
Computer services	382	391	1,785	1,600
Other expenses	1,766	1,174	11,035	4,897

Total non-interest expense	9,647	9,114	45,741	41,966

Income (loss) before income tax provision	170	901	(28,000)	(10,536)
Income tax provision (benefit)	(114)	(142)	(13,263)	(17,577)

Net income (loss)	$284	$1,043	$(14,737)	$7,041

Source: HomeTrust Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of June 30, 2010 and 2011 and September 30, 2011

(Dollars in Thousands)

	September 30,		June 30,
	2011		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent
Retail consumer loans
One-to-four family	$619,354	47.23%	$610,528	45.88%	$509,464	39.50%
Home equity	152,342	11.62	156,720	11.78	157,050	12.18
Construction and land/lot	63,814	4.87	68,199	5.12	79,007	6.13
Consumer	4,272	0.33	4,265	0.32	3,769	0.29

Total retail consumer loans	839,782	64.04	839,712	63.10	749,290	58.09

Commercial loans
Commercial real estate	$263,854	20.12	$269,449	20.25	$270,272	20.95
Construction and development	69,747	5.32	79,458	5.97	127,054	9.85
Commercial and industrial	16,287	1.24	19,250	1.45	20,117	1.56
Municipal leases	121,686	9.28	122,921	9.24	123,099	9.54

Total Commercial Loans	471,574	35.96	491,078	36.90	540,542	41.91

Total loans	1,311,356	100.00%	1,330,790	100.00%	1,289,832	100.00%

Less:
Allowance for loan losses	(40,507)		(50,140)		(41,713)
Deferred loan fees and discounts	(3,934)		(4,273)		(4,509)

Loans receivable, net	$1,266,915		$1,276,377		$1,243,610

Source: HomeTrust Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Net Loan Activity

For the Years Ended June 30, 2009 through 2011

And the Three Months Ended September 30, 2011

(Dollars in Thousands)

	Three Months
	Ended	Years Ended June 30,
	September 30,
	2011	2011	2010	2009
Loans originated
Retail consumer loans:
One- to four-family	$66,079	$307,613	$219,539	$330,915
Home equity	4,907	27,762	23,563	56,633
Construction and land/lot	7,203	41,704	49,889	46,153
Consumer	970	3,734	4,185	4,150

Commercial loans:
Commercial real estate	1,687	26,251	24,107	65,077
Construction and development	1,223	10,976	10,839	26,954
Commercial and industrial	672	6,757	8,199	7,339

Total loans originated	82,741	424,797	340,321	537,221

Loans purchased
Commercial loans:
Commercial real estate	220	571	240	235
Municipal leases	2,653	15,390	28,524	24,901
Loans acquired through business combination		59,037	88,810
Commercial and land development	—	—	—	—

Total loans purchased	2,873	74,998	117,574	25,136

Sales and repayments:
One- to- four-family	27,064	157,280	141,802	239,986

Total sales	27,064	157,280	141,802	239,986

Total principal repayments	74,722	303,747	258,802	279,284

Total reductions	101,786	461,027	400,604	519,270

Net increase (decrease)	$(16,172)	$38,768	$57,291	$43,087

Source: HomeTrust Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Investment Portfolio Composition

As of June 30, 2010 and 2011 and September 30, 2011

(Dollars in Thousands)

	September 30,		June 30,
	2011		2011		2010
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Securities available for sale
U.S. government agencies and corporations	$16,603	$16,609	$37,494	$37,404	$21,288	$21,555
Mortgage-backed securities and related securities	20,864	21,035	21,535	21,612	8,092	8,449
Mutual funds	—	—	—	—	6,173	6,479

Total investment securities	37,467	37,644	59,029	59,016	35,553	36,483

Federal Home Loan Bank stock	8,680	8,680	9,630	9,630	10,790	10,790

Total securities	$46,147	$46,324	$68,659	$68,646	$46,343	447,273

Source: HomeTrust Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Deposit Account Distribution

As of June 30, 2010 and 2011 and September 30, 2011

(Dollars in Thousands)

	September 30,		June 30,
	2011		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing deposits	$50,424	3.86%	$48,464	3.83%	$37,344	2.90%

Interest-bearing deposits:
Interest-bearing checking	166,431	12.75	155,500	12.30	142,823	11.08
Money market accounts	251,537	19.27	247,010	19.53	195,820	15.19
Savings accounts	75,842	5.81	75,921	6.00	65,219	5.06
Certificates of deposit	760,911	58.30	737,690	58.33	848,343	65.79

Total interest-bearing deposits	1,254,721	96.14	$1,264,585	96.17	1,289,549	97.10

Total deposits	$1,305,145	100.00%	$1,264,585	100.00%	$1,289,549	100.00%

Source: HomeTrust Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7

Borrowed Funds Distribution

As of or For the Years Ended June 30, 2010 and 2011

And As of or For the Three Months Ended September 30, 2011

(Dollars in Thousands)

	Three Months Ended Sept. 30,	Year Ended June 30,
	2011	2011	2010
FHLB Advances
Average balance outstanding	$93,160	$122,794	$115,451
Maximum outstanding at any month-end	99,085	149,085	115,094
Balance outstanding at period-end	72,084	139,085	115,090
Weighted average rate during period	1.63%	4.64%	5.02%
Weighted average rate at end of period	2.04%	1.13%	5.04%

Reverse repurchase agreements
Average balance outstanding	$6,243	$5,938	$6,856
Maximum outstanding at any month-end	7,032	9,702	9,723
Balance outstanding at period-end	7,032	6,193	7,109
Weighted average rate during period	0.43%	0.61%	1.08%
Weighted average rate at end of period	0.44%	0.43%	0.98%

Source: HomeTrust Bank, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8

Average Balances, Interest and Average Yields and Costs

As of or For the Years Ended June 30, 2010 and 2011

And As of or For the Three Months Ended September 30, 2010 and 2011

(Dollars in Thousands)

	At September 30,	Three Months Ended September 30,
	2011	2011			2010
	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	5.32%	$1,326,897	$17,770	5.36%	$1,294,370	$18,302	5.66%
Deposits in other financial institutions	1.00%	138,798	163	0.47%	181,892	423	0.93%
Investment securities	1.34%	49,563	124	1.00%	30,280	183	2.42%
Other	0.41%	9,303	18	0.77%	39,828	61	0.61%

Total interest-earning assets	4.80%	1,524,561	18,075	4.74%	1,546,370	18,969	4.91%

Interest-bearing liabilities:
Money market accounts	0.65%	250,733	414	0.66%	201,151	520	1.03%
Savings accounts	0.37%	76,288	100	0.52%	66,667	143	0.86%
Interest-bearing checking accounts	0.27%	155,287	78	0.20%	137,077	102	0.30%
Certificate accounts	1.26%	748,159	2,397	1.28%	851,077	3,747	1.76%
Borrowings	2.04%	99,403	390	1.57%	120,780	1,477	4.89%

Total interest-bearing liabilities	0.97%	1,329,870	3,379	1.02%	1,376,752	5,989	1.74%

Tax equivalent net interest income			$14,696			$12,980

Tax equivalent interest rate spread	3.83%			3.72%			3.17%
Net earning assets		$194,691			$169,618

Tax equivalent yield on average interest-earning assets	3.90%			3.86%			3.36%
Average interest-earning assets to average interest-bearing liabilities		114.64%			112.32%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8 (continued)

Average Balances, Interest and Average Yields and Costs

As of or For the Years Ended June 30, 2010 and 2011

And As of or For the Three Months Ended September 30, 2010 and 2011

(Dollars in Thousands)

	Years Ended June 30,
	2011			2010			2009
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
	(Dollars in thousands)
Interest-earning assets:

Loans receivable (1)	$1,327,507	$73,429	5.53%	$1,276,466	$70,933	5.56%	$1,237,076	$74,577	6.03%
Deposits in other financial institutions	155,633	1,090	0.70%	158,999	2,435	1.53%	76,379	2,279	2.98%
Investment securities	58,007	923	1.59%	25,927	1,193	4.60%	24,513	1,400	5.71%
Other	24,260	199	0.82%	17,191	297	1.73%	30,180	829	2.75%

Total interest-earning assets (1)	1,565,407	75,641	4.83%	1,478,583	74,858	5.06%	1,368,148	79,085	5.78%

Interest-bearing liabilities:
Money market accounts	228,141	1,852	0.81%	172,703	2,194	1.27%	126,594	2,340	1.85%
Savings accounts	72,353	508	0.70%	55,686	462	0.83%	53,329	655	1.23%

Interest-bearing checking accounts	143,652	457	0.32%	123,745	546	0.44%	105,156	515	0.49%

Certificate accounts	812,329	11,981	1.47%	762,626	16,419	2.15%	601,451	20,490	3.41%
Borrowings	128,746	5,731	4.45%	170,313	5,996	3.52%	317,911	9,637	3.03%

Total interest-bearing liabilities	1,385,221	20,529	1.48%	1,285,073	25,617	1.99%	1,204,441	33,637	2.79%

Net interest income		$55,112			$49,241			$45,447

Net interest rate spread			3.35%			3.07%			2.99%
Net earning assets	$180,186			$193,510			$163,707

Net yield on average interest-earning assets			3.52%			3.33%			3.32%
Average interest-earning assets to average interest-bearing liabilities	113.01%		115.06%			113.59%

(1)	The average loans receivable, net balances include [loans held for sale] and non-accruing loans.

(2)	Interest income used in the average interest/earned and yield calculation includes the tax equivalent adjustment of $867,000, and $837,000 for the three months ended September 30, 2011 and 2010, respectively $3.5 million, $3.6 million, and $3.3 million for fiscal years ended June 30, 2011, 2010, and 2009, respectively, calculated based on a federal tax rate of 34%.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-9

Office Properties

As of September 30, 2011

Location	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value ($000s)
Banking Centers

Asheville (Headquarters) 10 Woodfin Street Asheville, North Carolina 28801	1973	13,470	Owned	—	$493

Airport Road(1) 140 Airport Road Arden, North Carolina 28704	2011	3,720	Leased	7/31/16	4

Arcadia 8759 North NC Hwy 150 Clemmons, North Carolina 27012	2007	4,012	Owned	—	1,065

Cherryville 100 West Main Street Cherryville, North Carolina 28021	1972	10,699	Owned	—	194

Cleveland Mall 2007 E Dixon Boulevard Shelby, North Carolina 28152	1990	2,970	Owned	—	82

Clyde 8583 Carolina Boulevard Clyde, North Carolina 28801	1965	4,096		—	517

Columbus 685 W Mills Street Columbus, North Carolina 28722	1999	5,049	Owned	—	1,143

East Asheville 1011 Tunnel Road, Suite 180 Asheville, North Carolina 28805	2006	1,860 3,940	Leased	9/30/16	17

Eden 106 S Van Buren Road Eden, North Carolina 27288	1976	8,944	Owned	—	609

Hendersonville 266 6th Avenue East Hendersonville, North Carolina 28792	1982	19,296	Owned	—	904

Leaksville 722 Washington Street Eden, North Carolina 27288	1956	2,700	Owned		86

Lexington 107 West Center Street Lexington, North Carolina 27295	1962	10,227	Owned		473

Midway 11564 Old US Hwy 52 Winston-Salem, North Carolina 27107	1974	1,590	Owned	—	143

Reidsville 2805 Reid School Road Reidsville, North Carolina 27320	2009	4,500	Owned		1,874

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-9

Office Properties

As of September 30, 2011

Location	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value ($000s)
Banking Centers Continued

Rutherford County 351 Butler Road Forest City, North Carolina 28043	2007	1,008	Leased	3/31/12	11

Shelby Main 244 E Warren Street Shelby, North Carolina 28150	1965	19,200	Owned		490

Skyland 199 Hendersonville Road Asheville, North Carolina 28803	1977	3,550	Owned	—	195

South Asheville	2008	4,500	Owned	—	1,516
1825 Hendersonville Road Asheville, North Carolina 28803 South Asheville Land Lease	2006	1.11 Acre	Leased	8/1/28	2,052

Tryon 341 N Trade Street Tryon, North Carolina 28782	2006	5,000	Owned	—	2,032

Waynesville 800 Russ Avenue Waynesville, North Carolina 28786	2003	5,400	Owned	—	1,212

Weaverville New 5 Northridge Commons Way Weaverville, North Carolina 28787	2011	4,500	Owned	—	2,766

Weaverville Old(5) 76 N Main Street Weaverville, North Carolina 28787	1977	1,600	Owned	—	64

Other Properties
CDC(2) 314 Ridgefield Court Asheville, North Carolina 28806	2008	9,448	Leased	10/31/13	101

Forest City(3) Hwy 74 Bypass Forest City, North Carolina 28043	2006			—	459

Market Street(4) 71 N Market Street Asheville, North Carolina 28801	1993	5,971	Owned	—	70

Partnership Center(4) 1900 Ridgefield Boulevard Asheville, North Carolina 28806	2001	16,609	Owned	—	2,339

(1)	Office will open in December 2011 as a replacement to the Skyland office.

(2)	Leased space for administrative offices.

(3)	Land purchased for a potential relocation of Rutherford County leased office.

(4)	Administrative offices.

(5)	Branch was relocated to new Weaverville office and building is for sale.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/21/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts(1)
Alliance Bancorp, Inc. of Pennsylvania	PA	ALLB	460	18.25	18.25	0.25	1.53	10.40	56.9	52.0	50.7	67.8	67.8	12.38	1.92
Anchor Bancorp	WA	ANCB	490	11.38	11.38	(1.98)	(18.59)	6.19	15.8	NA	NA	28.3	28.3	3.22	0.00
Anchor BanCorp Wisconsin Inc.	WI	ABCW	3,197	(0.42)	(0.42)	(1.49)	NM	0.27	5.9	NM	NM	NM	NM	0.19	0.00
ASB Bancorp, Inc.	NC	ASBB	799	8.47	8.47	NA	NA	11.75	65.6	NA	NA	NA	NA	NA	0.00
Astoria Financial Corporation	NY	AF	16,977	7.57	6.55	0.45	6.29	8.36	823.8	10.0	9.9	64.1	74.9	4.85	6.22
Athens Bancshares Corporation	TN	AFCB	284	17.72	17.61	0.63	3.58	11.67	31.8	16.7	16.2	63.4	63.8	11.23	1.71
Atlantic Coast Financial Corporation	FL	ACFC	792	6.40	6.39	(1.39)	(21.40)	1.81	4.8	NM	NM	9.4	9.4	0.60	0.00
Bank Mutual Corporation	WI	BKMU	2,500	10.99	10.96	(4.58)	(39.80)	3.20	147.9	NM	NM	54.4	54.6	5.92	1.25
BankFinancial Corporation	IL	BFIN	1,634	15.12	13.72	(0.44)	(2.80)	5.58	117.6	NM	NM	47.6	53.3	7.20	0.72
BankUnited, Inc.	FL	BKU	11,014	13.63	13.08	0.46	3.58	22.30	2,169.4	47.4	18.3	144.5	151.5	19.70	2.51
Beacon Federal Bancorp, Inc.	NY	BFED	1,071	10.62	10.62	0.61	5.75	13.51	84.7	12.9	12.2	74.5	74.5	7.91	2.07
Berkshire Hills Bancorp, Inc.	MA	BHLB	4,087	13.38	8.34	0.40	2.89	21.70	458.8	27.5	14.8	83.9	142.3	11.22	3.13
BofI Holding, Inc.	CA	BOFI	2,097	7.94	7.94	1.25	15.41	16.20	184.2	8.1	8.2	113.4	113.4	8.17	0.00
Broadway Financial Corporation	CA	BYFC	422	5.46	5.46	(1.94)	(28.75)	1.54	2.7	NM	NM	40.5	40.5	0.66	0.00
Brookline Bancorp, Inc.	MA	BRKL	3,157	15.99	14.59	0.96	5.59	8.11	480.2	17.6	17.2	95.7	106.7	15.22	4.19
BSB Bancorp, Inc.	MA	BLMT	689	6.87	6.87	NA	3.87	10.55	96.8	NA	NA	NA	NA	NA	0.00
Cape Bancorp, Inc.	NJ	CBNJ	1,079	13.58	11.70	1.02	7.85	7.38	98.3	8.4	9.6	67.1	79.5	9.11	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,451	20.52	NA	0.41	2.20	11.45	1,917.9	47.7	28.4	98.9	NA	20.29	2.62
Carver Bancorp, Inc.	NY	CARV	678	1.81	1.81	(3.90)	(65.15)	10.09	37.3	NM	NM	NM	NM	0.26	0.00
Central Bancorp, Inc.	MA	CEBK	513	9.11	8.71	0.20	2.19	17.39	29.2	NM	NM	79.4	84.6	5.81	1.15
Central Federal Corporation	OH	CFBK	265	4.31	4.27	(1.81)	(35.90)	0.70	2.9	NM	NM	66.8	68.4	1.12	0.00
CFS Bancorp, Inc.	IN	CITZ	1,168	9.82	9.82	0.26	2.62	4.35	47.3	15.5	21.1	41.2	41.2	4.05	0.92
Chicopee Bancorp, Inc.	MA	CBNK	590	15.26	15.26	0.16	1.00	13.75	78.9	NM	87.0	87.7	87.7	13.39	0.00
Citizens Community Bancorp, Inc.	WI	CZWI	537	9.86	9.78	0.03	0.37	5.05	25.8	NM	69.4	49.0	49.5	4.83	0.00
Citizens South Banking Corporation	NC	CSBC	1,099	8.62	8.50	0.00	0.04	3.68	42.3	NM	NM	56.9	58.1	3.92	1.09
CMS Bancorp, Inc.	NY	CMSB	254	8.79	8.79	0.13	1.43	8.53	15.9	47.4	47.4	71.3	71.3	6.26	0.00
Colonial Financial Services, Inc.	NJ	COBK	590	12.23	12.23	0.49	4.17	12.35	49.1	16.9	17.2	70.2	70.2	8.59	0.00
Community Financial Corporation	VA	CFFC	517	9.81	9.81	0.44	4.66	2.50	10.9	6.9	6.9	28.5	28.5	2.16	0.00
Dime Community Bancshares, Inc.	NY	DCOM	4,040	8.78	7.51	1.11	13.34	12.25	429.0	9.2	9.1	120.9	143.4	10.62	4.57
Eagle Bancorp Montana, Inc.	MT	EBMT	336	15.90	15.90	0.59	3.77	9.75	37.9	19.1	19.6	71.2	71.2	11.32	2.92
Elmira Savings Bank, FSB	NY	ESBK	518	12.47	10.25	0.99	8.57	16.40	35.5	11.1	11.5	87.1	126.8	7.19	5.37
ESB Financial Corporation	PA	ESBF	2,007	9.12	7.17	0.84	9.26	14.08	209.6	13.5	14.6	113.9	147.9	10.43	2.84
ESSA Bancorp, Inc.	PA	ESSA	1,097	14.73	14.59	0.48	3.16	10.50	124.7	22.8	24.8	77.1	78.0	11.36	1.90

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/21/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
FedFirst Financial Corporation	PA	FFCO	342	17.45	17.14	0.14	0.80	13.40	40.0	NM	43.6	67.1	68.6	11.70	0.90
FFD Financial Corporation	OH	FFDF	225	8.54	8.54	0.61	6.95	14.23	14.5	11.1	11.1	74.4	74.4	6.36	4.78
Fidelity Bancorp, Inc.	PA	FSBI	667	7.57	7.20	0.22	3.06	9.00	27.6	24.3	17.2	63.2	67.3	4.18	0.89
First Advantage Bancorp	TN	FABK	358	18.81	18.81	0.56	2.87	12.76	58.0	28.4	28.8	76.8	76.8	14.45	1.57
First Bancshares, Inc.	MO	FBSI	204	8.69	8.66	(2.09)	(22.11)	5.00	7.8	NM	NM	43.7	43.9	3.80	0.00
First Capital, Inc.	IN	FCAP	437	11.58	10.46	0.87	7.99	18.62	51.9	13.3	13.2	102.7	115.1	11.86	4.08
First Clover Leaf Financial Corp.	IL	FCLF	574	13.79	11.90	0.57	4.19	5.90	46.2	13.7	14.1	58.5	69.2	8.06	4.07
First Connecticut Bancorp, Inc.	CT	FBNK	1,697	15.20	15.20	(0.18)	(1.96)	13.29	237.6	NA	NA	92.1	92.1	14.01	0.90
First Defiance Financial Corp.	OH	FDEF	2,058	13.37	10.40	0.67	5.38	15.14	147.2	12.0	11.0	61.7	86.4	7.28	1.32
First Federal Bancshares of Arkansas, Inc.	AR	FFBH	601	13.66	13.64	(0.99)	(10.83)	5.00	96.5	NM	NM	117.5	117.7	16.05	0.00
First Federal of Northern Michigan Banco	MI	FFNM	222	11.08	10.92	0.14	1.28	3.18	9.2	28.9	19.3	37.3	37.9	4.14	0.00
First Financial Holdings, Inc.	SC	FFCH	3,206	8.37	8.30	(1.25)	(13.70)	8.48	140.1	NM	NM	68.9	69.7	4.46	2.36
First Financial Northwest, Inc.	WA	FFNW	1,140	15.70	15.70	0.33	2.20	5.62	105.7	25.5	44.8	59.0	59.0	9.27	0.00
First PacTrust Bancorp, Inc.	CA	BANC	929	20.61	20.61	0.49	3.00	11.49	121.2	27.4	NM	83.5	83.5	14.85	4.18
First Place Financial Corp.	OH	FPFC	3,153	8.01	7.75	(0.97)	(11.45)	0.43	7.4	NM	NM	4.0	4.2	0.24	0.00
First Savings Financial Group, Inc.	IN	FSFG	537	14.26	12.95	0.78	6.86	17.23	40.8	9.7	NA	68.6	79.4	7.85	0.00
Flagstar Bancorp, Inc.	MI	FBC	13,734	8.44	NA	(2.21)	(23.98)	0.51	283.2	NM	NM	31.2	NA	2.10	0.00
Flushing Financial Corporation	NY	FFIC	4,304	9.74	9.37	0.83	8.99	12.83	399.8	11.1	10.6	95.4	99.5	9.29	4.05
Fox Chase Bancorp, Inc.	PA	FXCB	1,031	19.14	19.14	0.43	2.24	12.73	174.0	37.4	35.7	88.8	88.8	17.00	0.63
Franklin Financial Corporation	VA	FRNK	1,097	22.75	22.75	0.13	0.81	11.51	164.6	NM	50.8	66.0	66.0	15.01	0.00
Hampden Bancorp, Inc.	MA	HBNK	566	16.34	16.34	0.23	1.40	11.42	69.7	57.1	54.0	82.2	82.2	13.43	1.05
Harleysville Savings Financial Corporatio	PA	HARL	836	6.83	6.83	0.63	9.77	14.35	54.1	10.0	11.4	94.5	94.5	6.45	5.30
Heritage Financial Group, Inc.	GA	HBOS	1,103	11.21	10.81	0.38	3.02	11.30	98.4	26.9	NM	79.6	83.0	8.93	1.06
HF Financial Corp.	SD	HFFC	1,191	7.95	7.62	0.13	1.72	10.45	72.9	43.5	16.3	76.9	80.7	6.12	4.31
Hingham Institution for Savings	MA	HIFS	1,086	7.40	7.40	1.13	15.27	47.86	101.7	8.7	8.7	126.7	126.7	9.37	2.09
HMN Financial, Inc.	MN	HMNF	818	7.96	7.96	(1.62)	(19.37)	1.84	8.1	NM	NM	19.9	19.9	1.02	0.00
Home Bancorp, Inc.	LA	HBCP	972	13.69	13.46	0.59	3.39	15.57	122.2	25.5	19.7	92.0	93.8	12.59	0.00
Home Federal Bancorp, Inc. of Louisiana	LA	HFBL	244	21.45	21.45	0.95	4.32	13.80	42.1	18.6	21.1	80.5	80.5	17.27	1.74
HopFed Bancorp, Inc.	KY	HFBC	1,057	10.95	10.90	0.13	1.23	6.00	45.0	NM	NM	46.0	46.3	4.33	1.33
Hudson City Bancorp, Inc.	NJ	HCBK	50,851	9.79	9.52	(0.45)	(4.89)	6.19	3,265.1	NM	7.6	65.6	67.7	6.42	5.17
IF Bancorp, Inc.	IL	IROQ	478	17.44	17.44	NA	1.16	11.10	53.4	NA	NA	64.1	64.1	11.18	0.00
Jacksonville Bancorp, Inc.	IL	JXSB	307	13.30	12.52	1.07	8.70	13.75	26.6	8.0	8.3	65.1	69.8	8.66	2.18
Jefferson Bancshares, Inc.	TN	JFBI	550	10.11	9.80	(0.20)	(2.12)	2.25	14.9	NM	NM	26.9	27.8	2.72	0.00
Kaiser Federal Financial Group, Inc.	CA	KFFG	915	17.40	17.04	1.02	6.09	12.17	116.9	12.4	12.4	73.4	75.3	12.78	1.97
Louisiana Bancorp, Inc.	LA	LABC	316	17.94	17.94	0.71	3.81	15.27	49.8	20.9	21.8	87.9	87.9	15.77	0.00
LSB Financial Corp.	IN	LSBI	364	10.12	10.12	0.47	4.85	13.20	20.5	11.8	11.8	55.7	55.7	5.64	0.00

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/21/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Mayflower Bancorp, Inc.	MA	MFLR	250	8.66	8.66	0.51	5.97	8.11	16.8	13.5	16.7	77.4	77.4	6.70	2.96
Meta Financial Group, Inc.	IA	CASH	1,275	6.32	6.22	0.41	5.71	15.51	49.5	10.4	16.6	60.6	61.6	3.83	3.35
MutualFirst Financial, Inc.	IN	MFSF	1,433	9.30	9.07	0.30	3.19	6.93	48.4	23.1	19.2	46.4	48.1	3.45	3.46
NASB Financial, Inc.	MO	NASB	1,254	12.00	11.82	(1.25)	(10.44)	9.89	77.8	NM	NM	51.7	52.6	6.21	0.00
Naugatuck Valley Financial Corporation	CT	NVSL	580	14.17	14.16	0.33	2.98	6.77	47.4	24.2	22.3	57.7	57.7	8.17	1.77
New Hampshire Thrift Bancshares, Inc.	NH	NHTB	1,041	10.35	7.82	0.81	8.53	11.15	65.0	8.6	11.2	73.4	108.7	6.30	4.66
New York Community Bancorp, Inc.	NY	NYB	41,969	13.28	7.80	1.25	9.32	12.12	5,301.3	10.4	10.7	95.1	172.1	12.63	8.25
Newport Bancorp, Inc.	RI	NFSB	459	11.20	11.20	0.40	3.57	12.55	44.2	23.2	23.8	85.3	85.3	9.55	0.00
Northwest Bancshares, Inc.	PA	NWBI	7,989	14.60	12.70	0.76	4.90	12.54	1,222.7	20.9	20.1	104.9	123.3	15.32	3.51
OBA Financial Services, Inc.	MD	OBAF	397	19.59	19.59	0.19	0.86	14.31	60.9	NM	91.0	80.1	80.1	15.70	0.00
Ocean Shore Holding Co.	NJ	OSHC	1,021	10.13	9.79	0.56	4.90	10.25	74.7	13.9	12.7	72.3	75.0	7.32	2.34
OceanFirst Financial Corp.	NJ	OCFC	2,282	9.46	9.46	0.93	10.24	13.70	258.2	11.8	11.8	119.6	119.6	11.32	3.50
OmniAmerican Bancorp, Inc.	TX	OABC	1,327	15.22	15.22	0.25	1.54	15.35	173.0	52.9	57.4	85.6	85.6	13.04	0.00
Oneida Financial Corp.	NY	ONFC	678	13.15	9.82	0.88	6.62	9.16	64.7	11.6	11.0	72.6	101.0	9.54	5.24
Oritani Financial Corp.	NJ	ORIT	2,622	20.09	20.09	1.13	4.54	13.02	593.4	23.7	23.6	117.1	117.1	23.51	3.84
Park Bancorp, Inc.	IL	PFED	203	7.26	7.26	(2.88)	(35.03)	2.67	3.2	NM	NM	21.6	21.6	1.57	0.00
Peoples Federal Bancshares, Inc.	MA	PEOP	554	20.88	20.88	0.57	2.64	13.75	94.3	29.3	29.3	82.9	82.9	17.30	0.00
People's United Financial, Inc.	CT	PBCT	27,213	19.44	12.53	0.75	3.54	12.48	4,500.8	23.1	19.5	84.3	142.1	16.39	5.05
Poage Bankshares, Inc.	KY	PBSK	298	9.76	9.76	NA	NA	10.85	36.6	NA	NA	NA	NA	NA	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,320	10.88	NA	0.82	7.93	9.36	106.8	9.9	10.5	74.6	NA	8.11	1.28
Provident Financial Services, Inc.	NJ	PFS	6,997	13.57	8.88	0.80	5.84	13.37	802.7	13.9	13.2	84.5	136.2	11.47	3.59
Provident New York Bancorp	NY	PBNY	3,137	13.74	8.94	0.40	2.75	6.75	255.7	21.8	30.4	59.3	96.2	8.15	3.56
Pulaski Financial Corp.	MO	PULB	1,309	9.18	8.90	0.58	6.73	6.84	75.7	12.4	12.3	80.9	84.7	5.61	5.56
PVF Capital Corp.	OH	PVFC	780	9.05	9.05	(1.23)	(13.20)	1.57	40.3	NM	NM	57.1	57.1	5.17	0.00
River Valley Bancorp	IN	RIVR	402	8.24	8.22	0.46	5.59	14.70	22.3	15.6	18.2	79.2	79.4	5.61	5.71
Riverview Bancorp, Inc.	WA	RVSB	873	12.44	9.78	0.27	2.14	2.26	50.7	20.5	20.6	46.9	61.6	5.81	0.00
Rockville Financial, Inc.	CT	RCKB	1,750	19.16	19.11	0.33	2.18	10.43	307.8	54.9	32.9	91.8	92.1	17.59	2.88
Severn Bancorp, Inc.	MD	SVBI	926	11.36	11.33	0.08	0.72	2.36	23.8	NM	NA	30.5	30.6	2.64	0.00
SI Financial Group, Inc.	CT	SIFI	945	13.76	13.38	0.28	2.21	9.90	104.7	39.6	38.3	80.5	83.1	11.08	1.21
SP Bancorp, Inc.	TX	SPBC	259	12.71	12.71	0.43	3.55	10.24	17.7	16.8	22.8	53.7	53.7	6.83	0.00
Standard Financial Corp.	PA	STND	435	18.11	16.29	0.56	3.18	15.10	52.3	19.9	19.1	66.7	75.8	12.08	1.19
State Investors Bancorp, Inc.	LA	SIBC	247	19.32	19.32	NA	NA	10.85	31.6	NA	NA	66.3	66.3	12.80	0.00
Territorial Bancorp Inc.	HI	TBNK	1,516	14.13	NA	0.85	5.55	19.76	218.2	17.6	16.9	102.6	NA	14.50	1.82
TF Financial Corporation	PA	THRD	695	11.15	10.56	0.44	4.07	22.28	63.0	19.7	20.7	81.2	86.2	9.05	0.90
Timberland Bancorp, Inc.	WA	TSBK	738	11.68	10.95	0.15	1.26	3.90	27.5	NM	NM	39.1	42.8	3.80	0.00
TrustCo Bank Corp NY	NY	TRST	4,193	8.06	8.04	0.78	11.21	5.56	518.8	14.3	15.0	153.3	153.6	12.35	4.72

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/21/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
United Community Financial Corp.	OH	UCFC	2,071	8.82	8.80	(1.16)	(13.57)	1.21	39.4	NM	NM	20.5	20.6	1.81	0.00
United Financial Bancorp, Inc.	MA	UBNK	1,607	14.11	13.65	0.69	4.83	16.23	256.0	22.5	22.3	113.0	117.5	15.95	2.22
ViewPoint Financial Group, Inc.	TX	VPFG	3,235	12.57	12.55	0.79	5.64	12.77	431.0	18.0	19.7	107.6	107.8	13.52	1.57
Washington Federal, Inc.	WA	WFSL	13,441	14.18	12.52	0.83	5.99	13.65	1,469.8	13.7	14.3	78.0	90.1	11.07	2.34
Wayne Savings Bancshares, Inc.	OH	WAYN	406	9.85	9.41	0.42	4.38	7.85	23.6	13.5	13.1	58.9	62.0	5.80	3.06
Westfield Financial, Inc.	MA	WFD	1,263	18.20	NA	0.46	2.54	7.43	205.2	35.4	35.8	89.4	NA	16.27	3.23
Wolverine Bancorp, Inc.	MI	WBKC	300	21.52	21.52	0.32	1.75	14.00	35.1	NA	NA	54.3	54.3	11.70	0.00
WSB Holdings, Inc.	MD	WSB	379	14.21	14.21	0.34	2.55	2.40	19.2	14.1	19.1	35.6	35.6	5.06	0.00
WSFS Financial Corporation	DE	WSFS	4,189	9.24	8.49	0.47	4.95	36.85	317.4	20.4	21.2	94.8	105.7	7.67	1.30
WVS Financial Corp.	PA	WVFC	222	13.09	13.09	0.62	5.56	9.00	18.5	11.7	11.6	63.7	63.7	8.33	1.78

Average	NA	NA	2,774	12.33	11.60	0.13	0.19	NA	283.0	20.8	22.6	72.0	78.2	8.94	1.73
Median	NA	NA	926	11.68	10.59	0.43	3.16	NA	63.0	17.3	18.2	72.5	75.8	8.25	1.21

(1)	Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: SNL Financial; Feldman Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.25%, which represented the yield on two-year U.S. Treasury securities at September 30, 2011. The effective combined federal and state corporate income tax rate was assumed to be 39.0%, resulting in a net after-tax yield of 0.16%.

3.	It is assumed that 5.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. Pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.50 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $3.50 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 1.92%; and a volatility rate of 22.56% based on an index of publicly traded thrift institutions.

7.	Total fixed offering expenses are estimated at $1.7 million. The marketing agent will receive a success fee equal to 0.85% of the aggregate dollar amount of common stock sold in the subscription and community offerings, excluding shares purchased by the ESOP or by the Bank’s officers, directors, employees, and their family members. It is further assumed that 50% of the offering sold in the subscription and community offering and the remaining is sold in a syndicated community offering for fees of 4.5% of the amount sold.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

HomeTrust Bank

Historical Financial Data as of September 30, 2011

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	12,580,000	14,800,000	17,020,000	19,573,000
Offering price	$10.00	$10.00	$10.00	$10.00

Gross proceeds	$125,800	$148,000	$170,200	$195,730
Less: estimated offering expenses	(5,019)	(5,603)	(6,187)	(6,859)

Net offering proceeds	120,781	142,397	164,013	188,871
Less: ESOP purchase	(6,290)	(7,400)	(8,510)	(9,787)
Less: RSP purchase	(5,032)	(5,920)	(6,808)	(7,829)

Net investable proceeds	$109,459	$129,077	$148,695	$171,256

Net Income:
Historical LTM ended 9/30/11	$(15,497)	$(15,497)	$(15,497)	$(15,497)
Pro forma income on net proceeds	164	194	223	257
Pro forma ESOP adjustment	(192)	(226)	(260)	(298)
Pro forma RSP adjustment	(614)	(722)	(831)	(955)
Pro forma option adjustment	(795)	(935)	(1,075)	(1,237)

Pro forma net income	$(16,934)	$(17,186)	$(17,440)	$(17,730)

Pro forma earnings per share	$(1.41)	$(1.22)	$(1.08)	$(0.95)

Core Earnings:
Historical LTM ended 9/30/11	(11,331)	$(11,331)	$(11,331)	$(11,331)
Pro forma income on net proceeds	164	194	223	257
Pro forma ESOP adjustment	(192)	(226)	(260)	(298)
Pro forma RSP adjustment	(614)	(722)	(831)	(955)
Pro forma option adjustment	(795)	(935)	(1,075)	(1,237)

Pro forma core earnings	$(12,768)	$(13,020)	$(13,274)	$(13,564)

Pro forma core earnings per share	$(1.07)	$(0.92)	$(0.82)	$(0.73)

Total Equity	$168,177	$168,177	$168,177	$168,177
Net offering proceeds	120,781	142,397	164,013	188,871
Less: ESOP purchase	(6,290)	(7,400)	(8,510)	(9,787)
Less: RSP purchase	(5,032)	(5,920)	(6,808)	(7,829)

Pro forma total equity	$277,636	$297,254	$316,872	$339,433

Pro forma book value	$22.07	$20.08	$18.62	$17.34

Tangible Equity	$167,879	$167,879	$167,879	$167,879
Net offering proceeds	120,781	142,397	164,013	188,871
Less: ESOP purchase	(6,290)	(7,400)	(8,510)	(9,787)
Less: RSP purchase	(5,032)	(5,920)	(6,808)	(7,829)

Pro forma tangible equity	$277,338	$296,956	$316,574	$339,135

Pro forma tangible book value	$22.05	$20.06	$18.60	$17.33

Total Assets	$1,610,468	$1,610,468	$1,610,468	$1,610,468
Net offering proceeds	120,781	142,397	164,013	188,871
Less: ESOP purchase	(6,290)	(7,400)	(8,510)	(9,787)
Less: RSP purchase	(5,032)	(5,920)	(6,808)	(7,829)

Pro forma total assets	$1,719,927	$1,739,545	$1,759,163	$1,781,724

Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM	NM
Price / Core EPS	NM	NM	NM	NM
Price / Book Value	45.3%	49.8%	53.7%	57.7%
Price / Tangible Book Value	45.4%	49.9%	53.8%	57.7%
Price / Total Assets	7.31%	8.51%	9.68%	10.99%
Total Equity / Assets	16.14%	17.09%	18.01%	19.05%
Tangible Equity / Assets	16.13%	17.07%	18.00%	19.04%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

HomeTrust Bank

Historical Financial Data as of September 30, 2011

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$-15,497,000
Core earnings — LTM	Y	-11,331,000
Net worth	B	168,177,000
Tangible net worth	B	167,879,000
Total assets	A	1,610,468,000
Expenses in conversion	X	6,187,000
Other proceeds not reinvested	O	15,318,000
ESOP purchase	E	8,510,000
ESOP expense (pre-tax)	F	426,230
RSP purchase	M	6,808,000
RSP expense (pre-tax)	N	1,362,295
Stock option expense (pre-tax)	Q	1,191,400
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.15%
Tax rate	T	39.00%
Shares for EPS	S	95.25%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	NM
Price / Core EPS	P/E	NM
Price / Book Value	P/B	53.71%
Price / Tangible Book	P/TB	53.76%
Price / Assets	P/A	9.68%

Pro Forma Calculation at Maximum Value					Based on
V	=	(P/E /S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$170,200,000	[LTM earnings]
		1 - (P/E / S) * R
V	=	(P/E /S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$170,200,000	[Core earnings]
		1 - (P/E / S) * R
V	=	P/B * (B - X - E - M)	=	$170,200,000	[Book value]
		1 - P/B
V	=	P/TB * (B - X - E - M)	=	$170,200,000	[Tangible book]
		1 - P/TB
V	=	P/A * (B - X - E - M)	=	$170,200,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum	=	$148,000,000	x	0.85	=	$125,800,000
Midpoint	=	$148,000,000	x	1.00	=	$148,000,000
Maximum	=	$148,000,000	x	1.15	=	$170,200,000
Adj. Max.	=	$170,200,000	x	1.15	=	$195,730,000

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation Range

Computed from Market Price Data as of December 21, 2011

Valuation Ratio	Symbol	HomeTrust Bank	Comparative Group
			Average	Median
Price / Book Value	P/B		65.4	63.1
Minimum	(%)	45.3	-30.7%	-28.2%
Midpoint		49.8	-23.9%	-21.1%
Maximum		53.7	-17.9%	-14.9%
Adj. Maximum		57.7	-11.8%	-8.6%

Price / Tangible Book	P/TB		67.8	66.8
Minimum	(%)	45.4	-33.0%	-32.0%
Midpoint		49.9	-26.4%	-25.3%
Maximum		53.8	-20.6%	-19.5%
Adj. Maximum		57.7	-14.9%	-13.6%

Price / LTM EPS	P/E		23.2	15.5
Minimum	(x)	NM	NA	NA
Midpoint		NM	NA	NA
Maximum		NM	NA	NA
Adj. Maximum		NM	NA	NA

Price / Core EPS	P/E		27.3	21.1
Minimum	(x)	NM	NA	NA
Midpoint		NM	NA	NA
Maximum		NM	NA	NA
Adj. Maximum		NM	NA	NA

Price / Total Assets	P/A		8.35	7.65
Minimum	(%)	7.31	-12.4%	-4.4%
Midpoint		8.51	1.9%	11.1%
Maximum		9.68	15.9%	26.4%
Adj. Maximum		10.99	31.5%	43.5%

IV-4